Exhibit 10.1

AMENDMENT No. 3, dated as of September 18, 2025 (this “Amendment”), to the Amended and Restated Credit Agreement, dated as of May 24, 2024 (as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 4, 2024, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of January 10, 2025 and as may be further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (f/k/a BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party thereto, the several Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meaning provided in the Credit Agreement (as amended hereby).

WHEREAS, the Credit Agreement permits amendments with the written consent of the Administrative Agent, the Borrower, and the Refinancing Term B-2 Lenders to permit the incurrence of the Refinancing Term B-2 Loans;

WHEREAS, Section 14.1 of the Credit Agreement permits amendments to the Credit Agreement with the written consent of the Administrative Agent, the Borrower and the Required Lenders;

WHEREAS, the Borrower desires to (a) incur Refinancing Term B-2 Loans pursuant to amendments authorized by the Credit Agreement, which Refinancing Term B-2 Loans shall be made on the terms set forth in the Credit Agreement (as amended hereby) and be in a principal amount equal to $931,121,000.00 and (b) use the proceeds thereof to refinance in full all of the Term B-1 Loans outstanding immediately prior to the Amendment No. 3 Effective Date (as defined below) (the “Existing Term B-1 Loans”);

WHEREAS, upon the effectiveness of this Amendment, each Lender holding Existing Term B-1 Loans (an “Existing Term B-1 Loan Lender”) that shall have executed and delivered a consent to this Amendment substantially in the form of Exhibit A hereto (a “Consent to Amendment No. 3”) shall be deemed to have exchanged all of its Existing Term B-1 Loans (which Existing Term B-1 Loans shall thereafter no longer be deemed to be outstanding) for Refinancing Term B-2 Loans in the same aggregate principal amount as such Existing Term B-1 Loan Lender’s Existing Term B-1 Loans (or such lesser amount as determined by the Amendment No. 3 Arrangers (as defined below)), and such Existing Term B-1 Loan Lender shall thereafter become a Refinancing Term B-2 Lender;

WHEREAS, upon the effectiveness of this Amendment, (a) each Additional Term B-2 Lender shall make Additional Term B-2 Loans to the Borrower in Dollars in the amount set forth next to its name on Schedule I hereto (the “Amendment No. 3 Allocation Schedule”), the proceeds of which will be used by the Borrower to repay in full the outstanding principal amount of Existing Term B-1 Loans that are not “cashlessly” exchanged for Refinancing Term B-2 Loans (including any Existing Term B-1 Loans of Non-Consenting Existing Term B-1 Loan Lenders (as defined below)), if any, and (b) the Borrower shall pay to each Existing Term B-1 Loan Lender all accrued and unpaid interest on the Existing Term B-1 Loans up to, but not including, the Amendment No. 3 Effective Date;

WHEREAS, the Borrower desires (a) to incur Incremental Term B-2 Loans pursuant to amendments authorized by Section 2.14 of the Credit Agreement, which Incremental Term B-2 Loans shall be made on the terms set forth in the Credit Agreement (as amended hereby) and be in a principal amount equal to $75,000,000.00 and (b) use the proceeds thereof for working capital and other general corporate purposes;

WHEREAS, each Person listed on the Amendment No. 3 Allocation Schedule as an Incremental Term B-2 Lender will make Incremental Term B-2 Loans in the amount set forth therein on the Amendment No. 3 Effective Date to the Borrower;

WHEREAS, the Required Lenders have agreed to the amendments contemplated by this Amendment and submitted a signature page to this Amendment in the form of the Consent to Amendment No. 3; and

WHEREAS, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BofA Securities, Inc., Capital One, National Association, Raymond James Bank, Morgan Stanley Senior Funding, Inc., Cadence Bank, N.A., Academy Securities, Inc. and SouthState Bank, N.A. are the joint lead arrangers and joint bookrunners for this Amendment and the Term B-2 Loans (the “Amendment No. 3 Arrangers”).

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments. The Credit Agreement is, effective as of the Amendment No. 3 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Annex A hereto.

Section 2. Representations and Warranties. Each Loan Party represents and warrants to the Lenders as of the Amendment No. 3 Effective Date that:

(a) Such Loan Party is duly organized (or where applicable in the relevant jurisdiction, registered or incorporated), validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, registration or incorporation, as the case may be, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (except as it relates to the due organization and valid existence of the Borrower), (b) and (c) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b) Such Loan Party has the power and authority, and the legal right, to enter into, make, deliver and perform this Amendment and the other Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Such Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Amendment.

(c) Such Loan Party has duly executed and delivered this Amendment and upon such execution, this Amendment will constitute a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws.

(d) Neither the execution, delivery or performance by such Loan Party of this Amendment nor compliance with the terms and provisions hereof nor the other transactions contemplated hereby will (a) violate any Contractual Obligation of the Borrower or any other Loan Party (except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect), or violate any material requirement of Law or the Organizational Documents of such Loan Party or (ii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and other than any other Permitted Liens) except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

(e) Before and after giving effect to this Amendment, each of the representations and warranties made by such Loan Party herein or pursuant to the Loan Documents are true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty are accurate in all respects) on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty are accurate in all respects) as of such earlier date.

(f) At the time of and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 3. Incremental Term B-2 Loan Commitments; Incremental Term B-2 Loans. On the Amendment No. 3 Effective Date immediately after the incurrence of the Refinancing Term B-2 Term Loans, each of the Incremental Term B-2 Lenders agrees to make Incremental Term B-2 Loans to the Borrower in a principal amount not to exceed such Incremental Term B-2 Lender’s Incremental Term B-2 Loan Commitment, with such Incremental Term B-2 Loans having terms identical to the Refinancing Term B-2 Loans except as set forth in this Amendment. Unless previously terminated, the Incremental Term B-2 Loan Commitments shall terminate at 11:59 p.m., New York City time, on the Amendment No. 3 Effective Date. The Incremental Term B-2 Loans shall be one Class with, and increase the amount of, the Refinancing Term B-2 Loans.

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Section 4. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the first Business Day on which all of the following conditions are satisfied (the “Amendment No. 3 Effective Date”):

(a) The Administrative Agent shall have received (i) from each Existing Term B-1 Loan Lender with a Refinancing Term B-2 Loan Commitment, from each Additional Term B-2 Lender having Refinancing Term B-2 Loan Commitments and from each Incremental Term B-2 Lender having Incremental Term B-2 Loan Commitments, (ii) from the Administrative Agent, (iii) from the Required Lenders, (iv) from each Revolving Credit Lender and each Issuing Lender and (v) from the Borrower and each Guarantor, either (x) a counterpart or Consent to this Amendment signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart or Consent to this Amendment;

(b) The Borrower shall have paid to all Refinancing Term B-2 Lenders on the Amendment No. 3 Effective Date, simultaneously with the making of the Refinancing Term B-2 Loans under the Credit Agreement, all accrued and unpaid interest on the Existing Term B-1 Loans up to, but not including, the Amendment No. 3 Effective Date;

(c) The Administrative Agent shall have received (i) the executed legal opinion of Davis Polk & Wardwell LLP, New York counsel to the Loan Parties, (ii) the executed legal opinion of Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel to the Loan Parties, (iii) the executed legal opinion of Hill Ward Henderson, P.A., as Florida counsel to the Loan Parties and (iv) the executed legal opinion of Dykema Gossett PLLC, as California counsel to the Loan Parties. The Borrower, the other Loan Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion;

(d) The Borrower shall have (i) paid to the Amendment No. 3 Arrangers all fees in the amounts previously agreed in writing between the Amendment No. 3 Arrangers and the Borrower to be received on the Amendment No. 3 Effective Date and (ii) reimbursed the Administrative Agent for all reasonable costs and expenses (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel for the Amendment No. 3 Arrangers and the Administrative Agent) of the Administrative Agent for which invoices have been presented at least three (3) Business Days prior to the Amendment No. 3 Effective Date;

(e) At the time of and immediately after giving effect to the Amendment, no Event of Default shall have occurred and be continuing;

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(f) To the extent reasonably requested by the Administrative Agent, the Administrative Agent (or its counsel) shall have received:

(i) (A) a certificate of each Loan Party, dated the Amendment No. 3 Effective Date, executed by two Authorized Officers (only one of which may be the Secretary or Assistant Secretary) of such Loan Party, substantially in the form of Exhibit E to the Credit Agreement (or in such other form as the Administrative Agent may agree in its reasonable discretion), and attaching the documents referred to in clause (iii) below or (B) a certificate of the Borrower on behalf of each Loan Party, dated as of the Amendment No. 3 Effective Date and executed by an Authorized Officer of the Borrower, certifying that, except as otherwise indicated therein, there have been no amendments, supplements or modifications since the Restatement Agreement Effective Date or Amendment No. 2 Effective Date, as applicable, to such documents delivered on the Restatement Agreement Effective Date or Amendment No. 2 Effective Date, as applicable;

(ii) a certificate of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Loan Party; and

(iii) a copy of the resolutions of the Board of Directors or other governing body, as applicable, of each Loan Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of this Amendment (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the borrowing of the Term B-2 Loans contemplated hereunder;

(g) The Administrative Agent shall have received at least three days prior to the Amendment No. 3 Effective Date, all documentation and other information about the Borrower and the other Guarantors that shall have been reasonably requested in writing at least 10 Business Days prior to the Amendment No. 3 Effective Date by the Administrative Agent and that the Administrative Agent reasonably determines is required by all applicable regulatory authorities under applicable “know your customer,” anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, if the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(h) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit J to the Credit Agreement;

(i) The representations and warranties made in Section 2 of this Amendment shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects);

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(j) The Administrative Agent shall have received a Notice of Borrowing with respect to the Term B-2 Loans; and

(k) The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower to the effect that the conditions set forth in clauses (e) and (i) of this Section 4 shall have been satisfied.

Section 5. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by electronic imaging shall be as effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 6. Governing Law; Submission to Jurisdiction; Waivers, Waivers of Jury Trial. The applicable law, submission to jurisdiction and waiver provisions set forth in Sections 14.12, 14.13 and 14.15 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8. Effect of Amendment.

(a) This Amendment shall not constitute a novation of the Credit Agreement or any of the Loan Documents. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. By executing and delivering a copy hereof, each Loan Party hereby consents to this Amendment and the transactions contemplated hereby and hereby ratifies and reaffirms its respective guarantees, pledges and grants of security interests, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and agrees that, after giving effect to this Amendment, such guarantees, pledges and grants of security interests, and the terms of each of the Security Documents to which it is a party, shall continue to be in full force and effect, including to secure the Obligations (including, without limitation, the Term B-2 Loans). For the avoidance of doubt, on and after the Amendment No. 3 Effective Date, this Amendment shall for all purposes constitute a “Loan Document” and an “Incremental Agreement.”

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(b) Each Additional Term B-2 Lender party hereto (i) confirms that it has received a copy of the Credit Agreement, this Amendment and the other Loan Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other agent, the Amendment No. 3 Arrangers or any other Additional Term B-2 Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. Upon the Amendment No. 3 Effective Date, the undersigned Additional Term B-2 Lender shall become a Lender under the Credit Agreement (as amended hereby) and shall have the respective Additional Term B-2 Loan Commitment set forth next to its name on the Amendment No. 3 Allocation Schedule. In addition, if an Existing Term B-1 Loan Lender has executed and delivered a Consent to Amendment No. 3, the amount of such Existing Term B-1 Loan Lender’s participation in the Refinancing Term B-2 Loans may be less than 100% of the principal amount of such Existing Term B-1 Loan Lender’s Existing Term B-1 Loans, based on the Amendment No. 3 Arrangers’ allocation of the Refinancing Term B-2 Loans.

Section 9. The parties hereto agree to treat the Incremental Term B-2 Loans to be issued pursuant to this Amendment as fungible for U.S. federal income tax purposes with the Refinancing Term B-2 Loans.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC
as Borrower

By:	/s/ Jim Roche
Name: Jim Roche
Title: Authorized Representative

Each of the other Loan Parties listed on Appendix A hereto:

By:	/s/ Jim Roche
Name: Jim Roche
Title: Authorized Representative

[BWIN – Signature Page to Amendment No. 3]

Appendix A

1.	360 RX Solutions, LLC

2.	AHT GovConRisk, LLC

3.	The Baldwin Group Mid-Atlantic, LLC

4.	The Baldwin Group Southeast, LLC

5.	The Baldwin Group Northeast, LLC

6.	Baldwin Risk Partners (Genuine), LLC

7.	Baldwin Risk Partners Insurance Brokers, LLC

8.	The Baldwin Group Venture Investments, LLC
9.	BRP Colleague II Inc.
10.	The Baldwin Group Colleague, Inc.
11.	BRP Effective Coverage, LLC
12.	The Baldwin Group Financial Services Holdings, LLC
13.	BRP Insurance I, LLC
14.	The Baldwin Group Health Insurance II, LLC
15.	The Baldwin Group Health Insurance, LLC
16.	BRP Insurance Intermediary Holdings, LLC
17.	BRP Main Street Insurance Holdings, LLC
18.	BRP Medicare Insurance Holdings, LLC
19.	The Baldwin Group Insurance Advisory Solutions Holdings, LLC
20.	The Baldwin Group Securities, LLC
21.	The Baldwin Group West, LLC
22.	The Baldwin Group Wealth Advisors, LLC
23.	Burnham Risk and Insurance Solutions, LLC
24.	Connected Captive Solutions, LLC
25.	The Baldwin Group Specialty Industry, LLC
26.	The Baldwin Group Personal Insurance, LLC
27.	Insgroup Dallas, LLC
28.	The Baldwin Group Southwest, LLC
29.	Juniper Re, LLC
30.	Millennial Specialty Insurance, LLC
31.	MSI of New York, LLC
32.	Preferred Property Program, LLC
33.	Preferred Property Risk Purchasing Group, LLC
34.	The Baldwin Group Specialty Solutions, LLC
35.	Westwood Insurance Agency, LLC
36.	The Baldwin Insurance Group Holdings Finance, Inc.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Michelle C. Aurelius
Name: Michelle C. Aurelius
Title: Authorized Officer

JPMORGAN CHASE BANK, N.A., as Additional Term B-2 Lender, a Revolving Credit Lender and Issuing Lender

By:	/s/ Michelle C. Aurelius
Name: Michelle C. Aurelius
Title: Authorized Officer

JPMORGAN CHASE BANK, N.A., as Incremental Term B-2 Lender

By:	/s/ Michelle C. Aurelius
Name: Michelle C. Aurelius
Title: Authorized Officer

[BWIN– Signature Page to Amendment No. 3]

Schedule I

Exhibit A

CONSENT TO AMENDMENT NO. 3

Annex A

[See attached]

ANNEX A TO AMENDMENT NO. ~~2~~3

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2024,

as so amended and restated by the Restatement Agreement, dated as of May 24, 2024,

by Amendment No. 1, dated as of December 4, 2024

~~and~~

by Amendment No. 2, dated as of January 10, ~~2024~~2025

and

by Amendment No. 3, dated as of September 18, 2025

among

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), as

Borrower,

The Guarantors from time to time party hereto,

The several Lenders from time party hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMorgan Chase Bank, N.A.,

Wells Fargo Securities, LLC,

BofA Securities, Inc.,

Morgan Stanley Senior Funding, Inc.,

Capital One, National Association, and

Raymond James Bank,

as Joint Lead Arrangers and Joint Bookrunners

Cadence Bank, and

SouthState Bank, N.A,

as Co-Syndication Agents,

Page
SECTION 1.	Definitions	2
1.1	Defined Terms	2
1.2	Other Interpretive Provisions	~~81~~82
1.3	Accounting Terms	~~82~~83
1.4	Rounding	~~83~~84
1.5	References to Agreements, Laws, Etc.	~~83~~84
1.6	Times of Day	~~83~~84
1.7	Timing of Payment or Performance	~~83~~84
1.8	Currency Equivalents Generally	~~83~~84
1.9	Classification of Loans and Borrowings	~~84~~85
1.10	Benchmark Replacement Disclaimer	~~84~~85
1.11	Limited Condition Transaction	~~84~~85
1.12	Pro Forma and Other Calculations	~~85~~86
1.13	[Reserved]	~~87~~89
1.14	Divisions	~~88~~89

SECTION 2.	Amount and Terms of Credit Facilities	~~88~~89
2.1	Loans	~~88~~89
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	~~89~~90
2.3	Notice of Borrowing	~~89~~90
2.4	Disbursement of Funds	~~90~~91
2.5	Repayment of Loans; Evidence of Debt	~~91~~92
2.6	Conversions and Continuations	~~92~~94
2.7	Pro Rata Borrowings	~~93~~94
2.8	Interest	~~93~~95
2.9	Interest Periods	~~94~~95
2.10	Increased Costs, Illegality, Etc.	~~95~~96
2.11	Compensation	~~96~~97
2.12	Change of Lending Office	~~96~~98
2.13	Notice of Certain Costs	~~97~~98
2.14	Incremental Facilities	~~97~~98
2.15	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments	~~101~~102
2.16	Defaulting Lenders	~~105~~106
2.17	Term Loan Exchange Notes	~~107~~108
2.18	Designated Acquisition Swingline Commitment	~~109~~110
2.19	Procedure for Designated Acquisition Swingline Borrowing; Refunding of Designated Acquisition Swingline Loan	~~109~~110
2.20	Alternate Rate of Interest	~~111~~112

SECTION 3.	Letters of Credit	~~113~~113
3.1	Issuance of Letters of Credit	~~113~~113
3.2	Letter of Credit Requests	~~114~~115
3.3	Letter of Credit Participations	~~115~~116
3.4	Agreement to Repay Letter of Credit Drawings	~~116~~117
3.5	Increased Costs	~~117~~118
3.6	New or Successor Issuing Lender	~~118~~119
3.7	Role of Issuing Lender	~~119~~120
3.8	Cash Collateral	~~119~~120
3.9	Conflict with Issuer Documents	~~120~~121

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(continued)

Page
3.10	Letters of Credit Issued for Restricted Subsidiaries	~~120~~121
3.11	Other	~~120~~121
3.12	Applicability of ISP and UCP	~~121~~122

SECTION 4.	Fees; Commitment Reductions and Terminations	~~121~~122
4.1	Fees	~~121~~122
4.2	Voluntary Reduction of Commitments	~~122~~123
4.3	Mandatory Termination of Commitments	~~124~~124

SECTION 5.	Payments	~~124~~125
5.1	Voluntary Prepayments	~~124~~125
5.2	Mandatory Prepayments	~~125~~126
5.3	Method and Place of Payment	~~131~~131
5.4	Net Payments	~~131~~132
5.5	Computations of Interest and Fees	~~134~~135
5.6	Limit on Rate of Interest	~~135~~135

SECTION 6.	Conditions Precedent to the Closing Date	~~135~~136

SECTION 7.	Conditions Precedent to All Credit Events	~~135~~136
7.1	No Default; Representations and Warranties	~~135~~136
7.2	Notice of Borrowing; Letter of Credit Request	~~136~~136

SECTION 8.	Representations, Warranties and Agreements	~~136~~136
8.1	Corporate Status	~~136~~137
8.2	Corporate Power and Authority; Enforceability	~~136~~137
8.3	No Violation	~~136~~137
8.4	Litigation	~~137~~137
8.5	Margin Regulations	~~137~~137
8.6	Governmental Approvals	~~137~~137
8.7	Investment Company Act	~~137~~138
8.8	True and Complete Disclosure	~~137~~138
8.9	Financial Statements	~~137~~138
8.10	Tax Returns and Payments, Etc.	~~138~~138
8.11	Compliance with ERISA	~~138~~139
8.12	Subsidiaries	~~138~~139
8.13	Intellectual Property	~~139~~139
8.14	Environmental Laws	~~139~~140
8.15	Properties, Assets and Rights	~~139~~140
8.16	Solvency	~~140~~140
8.17	Material Adverse Change	~~140~~140
8.18	Use of Proceeds	~~140~~140
8.19	FCPA	~~140~~141
8.20	Sanctioned Persons	~~140~~141
8.21	PATRIOT Act	~~140~~141
8.22	Labor Matters	~~140~~141
8.23	Subordination of Junior Financing	~~140~~141
8.24	No Default	~~141~~141
8.25	Outbound Investment Rules	141

SECTION 9.	Affirmative Covenants	~~141~~141
9.1	Information Covenants	~~141~~142

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Page
9.2	Books, Records and Inspections	~~143~~144
9.3	Maintenance of Insurance	~~144~~145
9.4	Payment of Taxes	~~144~~145
9.5	Consolidated Corporate Franchises	~~145~~145
9.6	Compliance with Statutes	~~145~~145
9.7	ERISA	~~145~~146
9.8	Good Repair	~~145~~146
9.9	End of Fiscal Years; Fiscal Quarters	~~146~~146
9.10	Additional Guarantors and Grantors	~~146~~147
9.11	Pledges of Additional Stock and Evidence of Indebtedness	~~146~~147
9.12	Use of Proceeds	~~146~~147
9.13	Changes in Business	~~147~~148
9.14	Further Assurances	~~147~~148
9.15	Designation of Subsidiaries	~~149~~149
9.16	Maintenance of Ratings	~~149~~150
9.17	Post-Closing Obligations	~~149~~150
9.18	Lender Calls	~~149~~150

SECTION 10.	Negative Covenants	~~149~~150
10.1	Limitation on Indebtedness	~~149~~150
10.2	Limitation on Liens	~~159~~159
10.3	Limitation on Fundamental Changes	~~164~~165
10.4	Limitation on Sale of Assets	~~166~~167
10.5	Limitation on Investments	~~170~~170
10.6	Limitation on Restricted Payments	~~175~~175
10.7	Limitations on Debt Payments and Amendments	~~181~~181
10.8	Negative Pledge Clauses	~~182~~182
10.9	[Reserved]	~~184~~184
10.10	Consolidated First Lien Debt to Consolidated EBITDA Ratio	~~184~~185
10.11	Transactions with Affiliates	~~184~~185
10.12	Outbound Investment Rules	188

SECTION 11.	Guarantee	~~188~~188
11.1	The Guarantee	~~188~~188
11.2	Obligations Unconditional	~~188~~189
11.3	Reinstatement	~~190~~190
11.4	No Subrogation	~~190~~190
11.5	Remedies	~~190~~190
11.6	Continuing Guarantee	~~190~~190
11.7	[Reserved]	~~190~~190
11.8	General Limitation on Guarantor Obligations	~~190~~190
11.9	Release of Guarantors	~~190~~191
11.10	Right of Contribution	~~191~~191
11.11	Keepwell	~~191~~191

SECTION 12.	Events of Default	~~191~~191
12.1	Payments	~~191~~191
12.2	Representations, Etc.	~~191~~191
12.3	Covenants	~~191~~192
12.4	Default Under Other Agreements	~~192~~192
12.5	Bankruptcy, Etc.	~~192~~192
12.6	ERISA	~~192~~193

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(continued)

Page
12.7	Guarantee	~~193~~193
12.8	Security Document	~~193~~193
12.9	Judgments	~~193~~193
12.10	Change of Control	~~193~~193
12.11	Borrower’s Right to Cure	~~194~~194
12.12	Application of Proceeds	~~195~~195

SECTION 13.	The Administrative Agent	~~196~~196
13.1	Appointment	~~196~~196
13.2	Limited Duties	~~196~~196
13.3	Binding Effect	~~196~~197
13.4	Delegation of Duties	~~197~~197
13.5	Exculpatory Provisions	~~197~~197
13.6	Reliance by Administrative Agent	~~197~~197
13.7	Notice of Default	~~198~~198
13.8	Non-Reliance on Administrative Agent and Other Lenders	~~198~~198
13.9	Indemnification	~~198~~198
13.10	Agent in Its Individual Capacity	~~199~~199
13.11	Successor Agent	~~199~~199
13.12	Withholding Tax	~~200~~200
13.13	Duties as Administrative Agent and as Paying Agent	~~200~~200
13.14	Authorization to Release Liens and Guarantees	~~201~~200
13.15	Intercreditor Agreements	~~201~~201
13.16	Secured Cash Management Agreements and Secured Hedge Agreements	~~201~~201
13.17	Administrative Agent May File Proofs of Claim	~~201~~201
13.18	Certain ERISA Matters	~~202~~202
13.19	Erroneous Payments	~~203~~203

SECTION 14.	Miscellaneous	~~205~~205
14.1	Amendments and Waivers	~~205~~205
14.2	Notices; Electronic Communications	~~208~~207
14.3	No Waiver; Cumulative Remedies	~~210~~210
14.4	Survival of Representations and Warranties	~~210~~210
14.5	Payment of Expenses; Indemnification	~~210~~210
14.6	Successors and Assigns; Participations and Assignments; Etc.	~~213~~212
14.7	Replacements of Lenders Under Certain Circumstances	~~220~~219
14.8	Adjustments; Set-off	~~220~~220
14.9	Counterparts	~~221~~221
14.10	Severability	~~222~~221
14.11	Integration	~~222~~221
14.12	GOVERNING LAW	~~222~~221
14.13	Submission to Jurisdiction; Waivers	~~222~~221
14.14	Acknowledgments	~~222~~222
14.15	WAIVERS OF JURY TRIAL	~~223~~222
14.16	Confidentiality	~~223~~222
14.17	Release of Collateral and Guarantee Obligations; Subordination of Liens	~~224~~223
14.18	USA PATRIOT Act	~~225~~224
14.19	[Reserved].	~~225~~224
14.20	Judgment Currency	~~225~~224
14.21	Payments Set Aside	~~225~~225
14.22	[Reserved]	~~226~~225
14.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~226~~225
14.24	Acknowledgement Regarding Any Supported QFCs	~~226~~225

iv

(continued)

SCHEDULES

Schedule 1.1(a)	[Reserved]
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Property
Schedule 8.12	Subsidiaries
Schedule 8.15	Owned Real Property
Schedule 9.17	Post-Closing Obligations
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.8	Negative Pledge Clauses
Schedule 10.11	Transactions with Affiliates
Schedule 14.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantor Joinder Agreement
Exhibit B	Form of Security Agreement
Exhibit C-1	[Reserved]
Exhibit C-2	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Closing Certificate
Exhibit F-1	Form of Promissory Note (Revolving Credit Loans)
Exhibit F-2	Form of Designated Acquisition Swingline Note
Exhibit F-3	Form of Promissory Note (Initial Term Loans)
Exhibit G-1	Form of Equal Priority Intercreditor Agreement
Exhibit G-2	[Reserved]
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Affiliated Lender Assignment and Acceptance
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of United States Tax Compliance Certificate
Exhibit L	Form of Intercompany Subordinated Note
Exhibit M	[Reserved]
Exhibit N	Form of Notice of Voluntary Prepayment

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 24, 2024, as so amended and restated by the Refinancing Agreement, dated as of May 24, 2024, among THE BALDWIN INSURANCE GROUP HOLDINGS, LLC (formerly known as BALDWIN RISK PARTNERS, LLC), a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party hereto, the several Lenders from time to time party hereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the Administrative Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower is party to that certain Credit Agreement dated as of October 14, 2020 (as amended by Amendment No. 1, dated as May 7, 2021, Amendment No. 2, dated as of June 2, 2021, Amendment No. 3, dated as of August 6, 2021, Amendment No. 4, dated as of December 16, 2021, Amendment No. 5, dated as of March 28, 2022, Amendment No. 6, dated as of June 27, 2023 and Amendment No. 7, dated as of September 15, 2023, the “Existing Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the several lenders from time to time party thereto and the Administrative Agent, pursuant to which the lenders and issuing lenders thereunder have extended or committed to extend certain credit facilities to the Borrower;

WHEREAS, in connection with the foregoing, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 13 of the Restatement Agreement, the Lenders and Issuing Lenders extend credit to the Borrower in the form of (i) $840,000,000 aggregate principal amount of Initial Term Loans to be borrowed on the Restatement Agreement Effective Date (the “Initial Term Loan Facility”) and (ii) a U.S. Dollar-denominated revolving credit facility in an initial aggregate principal amount of $600,000,000 (the “Revolving Credit Facility”);

WHEREAS, contemporaneously with the borrowing under the Initial Term Loan Facility, the Borrower will issue and sell $600,000,000 in aggregate principal amount of Senior Secured Notes pursuant to the Senior Secured Notes Indenture;

WHEREAS, the proceeds of the Initial Term Loans, together with the proceeds from the issuance of the Senior Secured Notes, were used to pay the Existing Debt Refinancing and the Transaction Expenses;

WHEREAS, the Lenders have indicated their willingness to extend such credit and the Issuing Lenders have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Issuing Lenders to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Loan Documents), including a pledge of all of the Capital Stock of each of its Subsidiaries (other than any Excluded Assets); and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Issuing Lenders to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Loan Documents), including a pledge of all of the Capital Stock of each of their respective Subsidiaries (other than any Excluded Assets).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“2024 Refinancing Term Lenders” shall have the meaning provided for such term in the Restatement Agreement.

“2024 Refinancing Term Loan Commitment” shall have the meaning provided in the Restatement Agreement.

“2024 Refinancing Term Loans” shall mean the 2024 Refinancing Term Loans made on the Restatement Agreement Effective Date pursuant to the Restatement Agreement.

“2024 Transactions” shall have the meaning provided in the Restatement Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a)(i).

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, equivalent authorities for IFRS, or, if applicable, the SEC.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in clause (b)(I) of the definition of the term “Consolidated EBITDA.”

“Acquired Person” shall have the meaning provided in Section 10.1(k)(E).

“Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (b) Capital Stock of any other Person such that such other Person becomes a Restricted Subsidiary and (c) additional Capital Stock of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Acquisition Consideration” shall mean, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Additional ECF Reduction Amounts” shall mean the sum, without duplication, of:

(i) without duplication of amounts deducted pursuant to clause (v) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(ii) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii) without duplication of amounts deducted pursuant to clause (v) below in prior fiscal years, the amount of Investments made in cash (other than Investments made pursuant to Sections 10.5(b), (f), (g), (h), (i), (n) and (s)) during such period, except to the extent that such Investments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv) without duplication of amounts deducted pursuant to clause (b)(vii) of the definition of the term “Excess Cash Flow,” the amount of Restricted Payments (other than Restricted Investments) paid in cash during such period, except to the extent that such Restricted Payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(v) (e) without duplication of amounts deducted pursuant to clause (b)(ii) of the definition of “Excess Cash Flow”, the aggregate amount of all principal payments of secured Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) all scheduled principal repayments of the Term Loans, Senior Secured Notes, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness and secured Term Loan Exchange Notes (or any secured Permitted Refinancing Indebtedness in respect of any thereof), in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 5.2(a)(i) and any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of the Senior Secured Notes, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or any secured Permitted Refinancing Indebtedness in respect of any thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under clause (c) of the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of Term Loans, Senior Secured Notes, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or any secured Permitted Refinancing Indebtedness in respect of any thereof) and (2) all prepayments of secured revolving credit loans and secured swingline loans permitted hereunder made during such period (other than in respect of any secured revolving credit facility (other than in respect of (x) the U.S. Revolving Credit Facility, any Extended Revolving Credit Facility or Additional/Replacement Revolving Credit Facility and (y) other secured revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(u)) to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any Restricted Subsidiary or using the proceeds of any Disposition outside the ordinary course of business;

(vi) without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (B) the aggregate amount of cash that is reasonably expected to be expended in respect of any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (A) and (B) above, relating to Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business); provided that, to the extent that the aggregate amount of cash actually utilized to finance such Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters; and

(vii) without duplication of amounts deducted pursuant to clause (b)(vi) of the definition of “Excess Cash Flow”, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition, repurchase and/or similar payment of secured Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any Restricted Subsidiary or using the proceeds of any Disposition outside the ordinary course of business.

“Additional Lender” shall have the meaning provided in Section 2.14(d).

“Additional Term B-1 Lender” shall mean a Person with an Additional Term B-1 Loan Commitment on the Amendment No. 2 Effective Date.

“Additional Term B-1 Loan” shall mean a Term Loan in Dollars that is made pursuant to Section 2.1(d)(ii) on the Amendment No. 2 Effective Date.

“Additional Term B-1 Loan Commitment” shall mean, with respect to an Additional Term B-1 Lender, the commitment of such Additional Term B-1 Lender to make Additional Term B-1 Loans on the Amendment No. 2 Effective Date, in an amount set forth on the Amendment No. 2 Allocation Schedule. The aggregate amount of the Additional Term B-1 Loan Commitments as of the Amendment No. 2 Effective Date was $13,590,005.77.

“Additional Term B-2 Lender” shall mean a Person with an Additional Term B-2 Loan Commitment on the Amendment No. 3 Effective Date.

“Additional Term B-2 Loan” shall mean a Term Loan in Dollars that is made pursuant to Section 2.1(e)(ii) on the Amendment No. 3 Effective Date.

“Additional Term B-2 Loan Commitment” shall mean, with respect to an Additional Term B-2 Lender, the commitment of such Additional Term B-2 Lender to make Additional Term B-2 Loans on the Amendment No. 3 Effective Date, in an amount set forth on the Amendment No. 3 Allocation Schedule. The aggregate amount of the Additional Term B-2 Loan Commitments as of the Amendment No. 3 Effective Date was $36,808,684.37.

“Additional/Replacement Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“Additional/Replacement Revolving Credit Facility” shall mean each Class of Additional/Replacement Revolving Credit Commitments made pursuant to Section 2.14(a).

“Additional/Replacement Revolving Credit Lender” shall mean, at any time, any Lender that has an Additional/Replacement Revolving Credit Commitment.

“Additional/Replacement Revolving Credit Loans” shall mean any loan made to the Borrower under a Class of Additional/Replacement Revolving Credit Commitments.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) solely in the case of Revolving Credit Loans, 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) solely in the case of Revolving Credit Loans, 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Total Additional/Replacement Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Additional/Replacement Revolving Credit Commitments, the Total Additional/Replacement Revolving Credit Commitment for such Class less the aggregate Additional/Replacement Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Extended Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Extended Revolving Credit Commitments, the Total Extended Revolving Credit Commitment for such Class less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan or any successor to JPMorgan appointed in accordance with the provisions of Section 13.11, together with Persons that are appointed as sub-agents in accordance with Section 13.4, in each case, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent’s Office” shall mean, the office and, as appropriate, the account of the Administrative Agent set forth on Schedule 14.2 or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Acceptance” shall have the meaning provided in Section 14.6(g)(i)(C).

“Agreement” shall mean this Credit Agreement.

“Agreement Currency” shall have the meaning provided in Section 14.20.

“AHYDO Catch Up Payment” shall mean any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.20 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.20(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing (a) in the case of Revolving Credit Loans would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (b) (a) in the case of Term Loans would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” shall mean any freely transferable currency reasonably acceptable to the Revolving Credit Lenders, the Administrative Agent and, in respect of Letters of Credit, each applicable Issuing Lender.

“Amendment No. 1” shall mean that certain Amendment No. 1, dated as of December 4, 2024, by and among the Borrower, the Guarantors, the Administrative Agent and the Revolving Credit Lenders and Issuing Banks party thereto.

“Amendment No. 1 Effective Date” shall have the meaning provided in Amendment No. 1.

“Amendment No. 2” shall mean that certain Amendment No. 2, dated as of January 10, 2024.

“Amendment No. 2 Allocation Schedule” shall have the meaning provided in Amendment No. 2.

“Amendment No. 2 Arrangers” shall have the meaning provided in Amendment No. 2.

“Amendment No. 2 Effective Date” shall mean January 10, 2024, the first Business Day on which all conditions precedent set forth in Section 4 of Amendment No. 2 are satisfied.

“Amendment No. 3” shall mean that certain Amendment No. 3, dated as of September 18, 2025.

“Amendment No. 3 Allocation Schedule” shall have the meaning provided in Amendment No. 3.

“Amendment No. 3 Arrangers” shall have the meaning provided in Amendment No. 3.

“Amendment No. 3 Effective Date” shall mean September 18, 2025, the first Business Day on which all conditions precedent set forth in Section 4 of Amendment No. 3 are satisfied.

“Applicable Laws” shall mean, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and Environmental Laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean:

(a) with respect to the Term B~~-1~~-2 Loans, ~~initially~~ (i) ~~3.00~~2.50% for Term SOFR Loans and (ii) ~~2.00~~1.50% for ABR Loans ~~and the following percentages per annum, based upon the Consolidated First Lien Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent after the Amendment No. 2 Effective Date pursuant to Section 9.1(d):~~.

~~Pricing Level~~	~~Consolidated First Lien Debt to Consolidated EBITDA Ratio~~	~~Applicable Margin for Term B-1 Loans that are Term SOFR Loans~~	~~Applicable Margin for Term B-1 Loans that are ABR Loans~~
~~1~~	~~Greater than 4.00:1.00~~	~~3.00%~~	~~2.00%~~
~~2~~	~~Less than or equal to 4.00:1.00~~	~~2.75%~~	~~1.75%~~

(b) with respect to the Revolving Credit Loans, initially (i) 3.00% for Term SOFR Loans and (ii) 2.00% for ABR Loans and the following percentages per annum, based upon the Consolidated First Lien Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent after the Restatement Agreement Effective Date pursuant to Section 9.1(d):

Pricing Level	Consolidated First Lien Debt to Consolidated EBITDA Ratio	Applicable Margin for Revolving Credit Loans that are Term SOFR Loans	Applicable Margin for Revolving Credit Loans that are ABR Loans
1	Greater than 4.00:1.00	~~3.00~~2.50%	~~2.00~~1.50%
2	Less than or equal to 4.00:1.00 but greater than 3.75:1.00	~~2.75~~2.25%	~~1.75~~1.25%
3	Less than or equal to 3.75:1.00 but greater than 3.00:1.00	~~2.50~~2.00%	~~1.50~~1.00%
4	Less than or equal to 3.00:~~1.00 but greater than 2.50:~~1.00	~~2.25~~1.75%	~~1.25~~0.75%
~~5~~	~~Less than or equal to 2.50:1.00~~	~~2.00%~~	~~1.00%~~

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated First Lien Debt to Consolidated EBITDA Ratio shall become effective as of the fourth Business Day immediately following the date the certificate delivered pursuant to Section 9.1(d) is delivered to the Administrative Agent; provided that, at the option of the Required Lenders (with written notice to the Administrative Agent), the highest pricing level (as set forth in the tables above) shall apply as of the fifth Business Day after the date on which the certificate required to be delivered pursuant to Section 9.1(d) was required to have been delivered but has not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any Loans for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin was applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(e) and Section 12.

“Applicable Period” shall have the meaning provided in the definition of the term “Applicable Margin”.

“Approved Fund” shall have the meaning provided in Section 14.6(b).

“Asset Sale Prepayment Event” shall mean any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall include only Dispositions (or a series of related Dispositions) made pursuant to clauses (c), (d)(ii), (g), (j), (q), (r) and (t) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 14.6) substantially in the form of Exhibit H or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Manager, any Vice President, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member, managing director, general partner or authorized signatory thereof, any other senior officer of the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Borrower or any other Loan Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Loan Party, and, solely for purposes of notices given pursuant to Sections 2, 3, 4 or 5, any other officers of the applicable Loan Party so designated by any of the foregoing Persons in a notice to the Administrative Agent or any other officer of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(e).

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), subject to the last sentence of this definition, an amount (which shall not be less than zero) equal at such time to (a) the sum of, without duplication:

(i) the amount (which amount shall not be less than zero) equal to 50.0% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries since the Closing Date;

(ii) to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by the Borrower or any Restricted Subsidiary to pay taxes related to such amounts);

(iii) to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount of all repayments made in cash or Cash Equivalents of principal received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary and that constituted Investments;

(iv) to the extent not already included in the calculation of Cumulative Consolidated Net Income or in the calculation of Available Equity Amount pursuant to clauses (iv) and (v) of the definition thereof or applied to prepay the Term Loans in accordance with Section 5.2(a)(i) (or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) or to prepay, repurchase, redeem, defease, acquire, or make any other similar payment on the Senior Secured Notes or any Permitted Additional Debt or on any Credit Agreement Refinancing Indebtedness, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; and

(v) the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 9.15 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 10.3 or the amount of assets of an Unrestricted Subsidiary Disposed of to the Borrower or a Restricted Subsidiary, in each case following the Closing Date and at or prior to the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving pro forma effect to such re-designation or merger, amalgamation or consolidation or the Fair Market Value of the assets so Disposed of and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary (provided that, in the case of original investments made in cash, the Fair Market Value shall be such cash value);

minus (b) the sum, without duplication and without taking into account the proposed portion of the Available Amount calculated above to be used at the applicable Available Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.5 after the Closing Date and prior to the Available Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower using the Available Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, repurchases, redemptions, acquisitions, defeasances and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning provided in the definition of the term “Available Amount.”

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”), an amount (which shall not be less than zero) equal at such time to (a) the sum of, without duplication:

(i) the aggregate amount of cash and the Fair Market Value of marketable securities or other property, in each case, contributed to the capital of the Borrower or the proceeds received by the Borrower from the issuance of any Capital Stock (or Incurrences of Indebtedness that have been converted into or exchanged for Qualified Capital Stock), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding:

(A) all proceeds from the issuance of Disqualified Capital Stock;

(B) any Excluded Contribution;

(C) any Cure Amount; and

(D) all proceeds used to make Restricted Payments pursuant to Section 10.6(aa);

(ii) the Fair Market Value or, if the Fair Market Value of such Term Loans cannot be ascertained, the Fair Market Value shall be the purchase price of such Term Loans (which shall not in any event be calculated in excess of par) of Term Loans contributed directly or indirectly by a Non-Debt Fund Affiliate to the Borrower during the period after the Closing Date through and including the Available Equity Amount Reference Time; plus

(iii) [reserved]; plus

(iv) to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount (which amount shall not be less than zero) of any Retained Asset Sale Proceeds retained by the Borrower and its Restricted Subsidiaries during the period after the Closing Date through and including the Available Equity Amount Reference Time; plus

(v) to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount (which amount shall not be less than zero) of any Retained Refused Proceeds retained by the Borrower and its Restricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time; plus

(vi) the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time;

minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.5 after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower using the Available Equity Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments, made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of the term “Available Equity Amount.”

“Available Revolving Credit Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans and Designated Acquisition Swingline Loans then outstanding and (ii) the aggregate Letter of Credit Obligations at such time.

“Available RP Capacity Amount” shall mean the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 10.6 (b), (f) and (s) minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (A) make Restricted Payments in reliance on Sections 10.6 (b), (f) and (s) and (B) incur Indebtedness pursuant to Section 10.1(w) utilizing the Available RP Capacity Amount.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.20.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Baldwin C Corp Acquisition” shall mean an acquisition by Baldwin Group or one or more of its direct or indirect Subsidiaries (a “Baldwin DRE Subsidiary”) of a group of target entities, one or more which are treated as a “C” corporation for U.S. federal income tax purposes (such group, a “C Corp Target Group”), which entity or entities may (but shall not be required to) take such actions (by election, conversion, merger or otherwise) that are necessary or appropriate to cause such entity or entities (or successor(s)) to be treated as a partnership or disregarded entity for U.S. federal income tax purposes, after which the C Corp Target Group is contributed (or the Baldwin DRE Subsidiary is contributed) to the Borrower in exchange for additional equity of the Borrower and substantially concurrently therewith the Borrower assumes or guarantees the associated Baldwin C Corp Acquisition Indebtedness.

“Baldwin C Corp Acquisition Indebtedness” shall mean Indebtedness of Baldwin Group or a Baldwin DRE Subsidiary that is assumed, or in the case of Indebtedness of a Baldwin DRE Subsidiary guaranteed, by the Borrower in connection with a Baldwin C Corp Acquisition; provided that (A) the aggregate principal amount of such Baldwin C Corp Acquisition Indebtedness shall not exceed the cash portion of closing date purchase price paid by Baldwin Group or the Baldwin DRE Subsidiary, as applicable, for the C Corp Target Group plus transaction costs and expenses in connection therewith, (B) the Borrower shall notify the Administrative Agent at least thirty days prior to the consummation of the Baldwin C Corp Acquisition pursuant to a certificate of an Authorized Officer delivered to the Administrative Agent, that (i) describes in reasonable detail the aggregate principal amount of such Baldwin C Corp Acquisition Indebtedness and the other material terms thereof and (ii) irrevocably elects whether such Baldwin C Corp Acquisition Indebtedness shall be assumed or guaranteed by the Borrower as either an Incremental Term Loan, Indebtedness permitted by Section 10.1(u) or as a Designated Acquisition Swingline Loan (each, a “Specified Acquisition Basket”), (C) the Borrower shall notify the Administrative Agent at least 10 days prior to the consummation of the Baldwin C Corp Acquisition of the identity of the Designated Acquisition Swingline Lender or other lender of Baldwin C Corp Acquisition Indebtedness, (D) the Borrower shall treat all such Baldwin C Corp Acquisition Indebtedness and all commitments for such Baldwin C Corp Acquisition Indebtedness (pursuant to a certificate of an Authorized Officer delivered to the Administrative Agent at least 3 Business Days prior to the consummation of the Baldwin C Corp Acquisition) (such amount until revoked as described below, the “Elected Amount”) which is to be assumed or guaranteed by the Borrower (or any commitment in respect thereof), as being incurred, as the case may be, as of the applicable Test Period (or, in the case of Designated Acquisition Swingline Loans, as incurred as of the date of delivery of such notice and as of the applicable Test Period) and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) the Borrower may revoke an election of an Elected Amount, pursuant to a certificate of an Authorized Officer delivered to the Administrative Agent; provided that such Baldwin C Corp Acquisition Indebtedness shall either be repaid or commitments for such debt terminated and (iii) for purposes of calculations of the Consolidated EBITDA to Consolidated Interest Expense Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio, and Revolving Credit Commitments and Designated Acquisition Swingline Commitment (in the case of Designated Acquisition Swingline Loans) after the delivery of such notice with respect thereto, and until the incurrence (or earlier revocation) thereof, the Elected Amount shall be deemed to have been incurred and the related Baldwin C Corp Acquisition consummated, (E) the Baldwin C Corp Acquisition pursuant to which the Baldwin C Corp Acquisition Indebtedness was incurred would meet all of the requirements of a Permitted Acquisition were it to be consummated by the Borrower instead of Baldwin Group or the Baldwin DRE Subsidiary, as applicable, (F) the Borrower shall assume or guarantee such Baldwin C Corp Acquisition Indebtedness immediately following the consummation of such Baldwin C Corp Acquisition pursuant to documentation reasonably acceptable to the Administrative Agent and, in the case of an assumption, pursuant to which the Borrower shall succeed to, and be substituted for and may exercise every right and power of, Baldwin Group or the Baldwin DRE Subsidiary, as applicable, under such Baldwin C Corp Acquisition Indebtedness with the same force and effect as if such Baldwin Group Acquisition Indebtedness had been issued hereunder, (G) such Baldwin C Corp Acquisition Indebtedness, both when incurred by Baldwin Group or the Baldwin DRE Subsidiary, as applicable, and when assumed or guaranteed by the Borrower, would meet all of the requirements of the Specified Acquisition Basket that the Borrower has elected as if incurred hereunder and (H) if the Baldwin C Corp Acquisition Indebtedness is initially incurred by a Baldwin DRE Subsidiary, after giving effect to the transactions contemplated by the Baldwin C Corp Acquisition, (i) such Baldwin DRE Subsidiary shall become a Guarantor hereunder on the date of such Baldwin C Corp Acquisition and the Borrower shall satisfy the requirements of Sections 9.10 and 9.11 on such date and (ii) to the extent that such Baldwin C Corp Acquisition Indebtedness is not assumed by the Borrower, such Baldwin C Corp Acquisition Indebtedness shall be fully and unconditionally guaranteed by the Borrower and the Guarantors pursuant to a guarantee in form and substance consistent with Section 11 pursuant to which such Baldwin C Corp Acquisition Indebtedness shall constitute a “Guarantee Obligation” hereunder; provided, further, that if the foregoing are satisfied, such Baldwin C Corp Acquisition Indebtedness will be deemed incurred and outstanding under the relevant Specified Acquisition Basket.

“Baldwin DRE Subsidiary” shall have the meaning provided in the definition of “Baldwin C Corp Acquisition.”

“Baldwin Group” shall mean The Baldwin Insurance Group, Inc. (formerly known as BRP Group, Inc.), a Delaware corporation.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended.

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Benchmark” means, initially, with respect to any Term SOFR Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (d) of Section 2.20.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the

Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20(d) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20(d).

“Beneficial Owner” shall mean, in the case of a Lender (including each Issuing Lender), the beneficial owner of any amounts payable under any Credit Document for U.S. federal withholding tax purposes.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 14.8(a).

“BHC Act Affiliate” shall have the meaning provided in Section 14.24(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 14.2.

“Borrowing” shall mean and include (a) the Incurrence of a Designated Acquisition Swingline Borrowing from a Designated Acquisition Swingline Lender on a given date (or swingline loans under any Extended Revolving Credit Commitments of Additional/Replacement Revolving Credit Commitments from any swingline lender thereunder on a given date), (b) the Incurrence of one Class and Type of Initial Term Loan on the Restatement Agreement Effective Date (or resulting from conversions on a given date after the Restatement Agreement Effective Date) having, in the case of Term SOFR Loans, the same Interest Period, (c) the Incurrence of one Class and Type of Term B-1 Loan on the Amendment No. 2 Effective Date (or resulting from conversions on a given date after the Amendment No. 2 Effective Date) having, in the case of Term SOFR Loans, the same Interest Period, (d) ~~(i~~the Incurrence of one Class and Type of Refinancing Term B-2 Loan on the Amendment No. 3 Effective Date (or resulting from conversions on a given date after the Amendment No. 3 Effective Date) having, in the case of Term SOFR Loans, the same Interest Period, (e) the Incurrence of one Class and Type of any Incremental Term Loan on any Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of Term SOFR Loans, the same Interest Period, (~~e~~f) the Incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Term SOFR Loans, the same Interest Period, (~~f~~g) the Incurrence of one Class and Type of Additional/Replacement Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Term SOFR Loans, the same Interest Period and (~~g~~h) the Incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from conversions on a given date) having, in the case of Term SOFR Loans, the same Interest Period.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder or to treat Baldwin C Corp Acquisition Indebtedness assumed or guaranteed by the Borrower as a Designated Acquisition Swingline Borrowing.

“Borrowing Minimum” shall mean $1,000,000.

“Borrowing Multiple” shall mean $100,000.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“C Corp Target Group” shall have the meaning provided in the definition of “Baldwin C Corp Acquisition.”

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of property, plant or equipment to the extent financed with the proceeds of Dispositions outside the ordinary course of business (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(iv) expenditures that constitute any part of Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) any expenditures made as payments of the consideration for an Acquisition (or other Investments) and expenditures made in connection with the Transactions and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to Acquisitions (or other Investments) or the Transactions,

(viii) any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period, or

(ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Captive Insurance Company” any direct or indirect Subsidiary of the Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Equivalents” shall mean:

(a) Dollars;

(b) Euros, Pounds Sterling or any national currency of any participating member state of the EMU;

(c) other currencies held by the Borrower or the Restricted Subsidiaries from time to time in the ordinary course of business;

(d) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(e) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, province, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, province or commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(f) commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(g) commercial paper or variable or fixed rate notes maturing no more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(h) time deposits with, or domestic and eurocurrency certificates of deposit, demand deposits or bankers’ acceptances maturing no more than two years after the date of acquisition thereof and overnight bank deposits, in each case, issued by, any Lender or any other bank having combined capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(i) repurchase obligations for underlying securities of the type described in clauses (d), (e) and (h) above entered into with any bank meeting the qualifications specified in clause (h) above or securities dealers of recognized national standing;

(j) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(k) readily marketable direct obligations issued by any non-U.S. government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition;

(l) Investments with average maturities of no more than 24 months from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(m) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(n) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (m) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (m) of this paragraph; and

(o) investment funds investing 90.0% of their assets in securities of the types described in clauses (a) through (n) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (c) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that is a Lender, Lead Arranger, Joint Bookrunner, Agent or any Affiliate of a Lender, Lead Arranger, Joint Bookrunner or Agent at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Cashless Option Term B-1 Lender” shall mean each Existing Initial Term Loan Lender that has executed and delivered a Consent to Amendment No. 2.

“Cashless Option Term B-2 Lender” shall mean each Existing Term B-1 Loan Lender that has executed and delivered a Consent to Amendment No. 3.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” shall mean any Subsidiary that has no material assets other than Capital Stock (or Capital Stock and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events after the Restatement Agreement Effective Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, the Borrower or any Guarantor; or

(2) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than any Permitted Holder) or (b) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the outstanding Voting Stock of the Borrower, directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than (A) in connection with any transaction or series of transactions in which the Borrower shall become a direct or indirect Wholly-Owned Subsidiary of a Parent Entity or (B) by virtue of the reincorporation of the Borrower in another jurisdiction, so long as the Persons that have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of the total voting power of the Voting Stock of the Borrower immediately prior to such transaction hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of a veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Parent Entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50% or more of the total voting power of the Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity, all references to the Borrower shall be deemed to refer to its ultimate Parent Entity (but excluding any Permitted Holders) that directly or indirectly owns such Voting Stock.

“Claims” shall have the meaning provided in the definition of Environmental Claims.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, Term B-1 Loans, Term B-2 Loans, any Incremental Term Loans (of the same Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related swingline loans thereunder), or Additional/Replacement Revolving Credit Loans (of the same Class and any related swingline loans thereunder) and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Initial Term Loan Commitment, a Term B-1 Loan Commitment, a Term B-2 Loan Commitment, any other Incremental Term Loan Commitment (of the same Class), an Extended Revolving Credit Commitment (of the same Extension Series and any related swingline commitment thereunder), or an Additional/Replacement Revolving Credit Commitment (of the same Class and any related swingline commitment thereunder), and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class. For the avoidance of doubt, the Incremental Term B-1 Loans and the Refinancing Term B-1 Loans are one Class of Loans. For the avoidance of doubt, the Incremental Term B-2 Loans and the Refinancing Term B-2 Loans are one Class of Loans.

“Closing Date” shall mean the date of the initial Credit Event under this Agreement, which date is October 14, 2020.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Syndication Agents” shall mean Cadence Bank and SouthState Bank, N.A, in their capacity as co-syndication agents hereunder.

“Collateral” shall mean all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Commitment” shall mean, (a) with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, Term B-1 Loan Commitment, Term B-2 Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional/Replacement Revolving Credit Commitment or any combination thereof (as the context requires) and (b) with respect to each swingline lender under any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, its swingline commitment, as applicable.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean a rate equal to the following percentages per annum, based upon the Consolidated Total Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Commitment Fee Rate
1	Greater than 4.00:1.00	0.40%
2	Less than or equal to 4.00:1.00 but greater than 3.75:1.00	0.35%
3	Less than or equal to 3.75:1.00 but greater than 3.00:1.00	0.35%
4	Less than or equal to 3.00:1.00 but greater than 2.50:1.00	0.30%
5	Less than or equal to 2.50:1.00	0.25%

Notwithstanding anything to the contrary in this definition, during the period from the Restatement Agreement Effective Date until the Initial Financial Statement Delivery Date, the Commitment Fee Rate shall be determined by “Pricing Level 1” set forth in the table above. Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated First Lien Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the certificate delivered pursuant to Section 9.1(d) is delivered to the Administrative Agent; provided that, at the option of the Required Lenders (with written notice to the Administrative Agent), the highest pricing level (as set forth in the table above) shall apply as of the fifth Business Day after the date on which Section 9.1 Financials were required to have been delivered but have not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such Section 9.1 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any Applicable Period than the Commitment Fee Rate applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b) the Commitment Fee Rate shall be determined as if the pricing level for such higher Commitment Fee Rate were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Commitment Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(f) and Section 12.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 14.2.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Consent to Amendment No. 2” shall mean a consent to Amendment No. 2 substantially in the form of Exhibit A attached thereto.

“Consent to Amendment No. 3” shall mean a consent to Amendment No. 3 substantially in the form of Exhibit A attached thereto.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of OID resulting from the Incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period, plus (without duplication):

(a) (i) provision for taxes based on income or profits or capital, and sales taxes, including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes of such Person and (ii) any distributions or payments pursuant to Sections 10.6(g)(i) or 10.6(g)(iii) in each case, paid or accrued during such period and deducted (and not added back) in computing Consolidated Net Income (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations),

(ii) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, OID or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (A) through (N) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income,

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income,

(iv) the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per-transaction basis) costs or charges incurred in connection with Acquisitions and other Investments, and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses related to the closure, discontinuance, consolidation and integration of locations, facilities, information technology, infrastructure and legal entities (including any legal entity restructuring) deducted in computing Consolidated Net Income,

(v) any other non-cash charges, including (A) all non-cash compensation expenses and costs, (B) the non-cash impact of recapitalization or purchase accounting, (C) the non-cash impact of accounting changes or restatements, (D) any non-cash portion of Consolidated Lease Expense and (E) other non-cash charges, in each case, reducing Consolidated Net Income; provided that, to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded,

(vi) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income,

(vii) the amount of any directors’, officers’, employees’, consultants’ and board of directors’ fees or reimbursements (including pursuant to any management agreement) in any such case to the extent otherwise permitted under Section 10.11 or to (or on behalf of) Affiliates of the Borrower (including affiliates immediately prior to the Transactions) on or prior to the Restatement Agreement Effective Date and, in each case, deducted (and not added back) in computing Consolidated Net Income,

(viii) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, Acquisitions, Investments, Dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives and projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Borrower), in any such case, within 24 months after the date of consummation of such merger, business combination, Acquisition, Investment, Disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiative; provided that, for the purpose of this clause (viii), (I) any such adjustments shall be added to Consolidated EBITDA for each Test Period until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions, (II) any such adjustments shall be reasonably identifiable and (III) no such adjustments shall be added pursuant to this clause (viii) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, Consolidated EBITDA to Consolidated Interest Expense Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio or clause (iv) above (it being understood that for purposes of the foregoing “run rate” shall mean the full pro forma recurring benefit that is associated with any such action); provided, further, that the aggregate amount added back in respect of this clause (a)(viii) and Section 1.12 for any Test Period shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated after giving effect to such adjustments),

(ix) Receivables Fees and the amount of loss on Dispositions of receivables and related assets to the Receivables Subsidiary in connection with a Permitted Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income,

(x) (A) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred or paid by the Borrower or any Restricted Subsidiary pursuant to any management equity plan, share option plan, a “phantom” equity plan or any other management or employee benefit plan or agreement, pension plan, any severance agreement, non-compete agreement or any equity subscription or equityholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries and the employer portion of payroll taxes associated therewith, to the extent that such cost or expenses are deducted (and not added back) in computing Consolidated Net Income, funded with cash contributed to the capital of the Borrower or any Restricted Subsidiary or the Net Cash Proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock) solely to the extent that such Net Cash Proceeds are excluded from the calculation of the Available Equity Amount, and (B) any charges, costs, expenses accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries, deducted in computing Consolidated Net Income,

(xi) cash received in respect of acquired contingent commission revenue in such period, to the extent such revenue does not constitute Consolidated Net Income in such period; provided that if such revenue later constitutes Consolidated Net Income in a subsequent period, it will reduce Consolidated EBITDA in such period to the extent such revenue so constitutes Consolidated Net Income;

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xiii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature,

(xiv) in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs,

(xv) costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance, closing and consolidation costs and expenses for locations and/or facilities, signing, retention and completion bonuses, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project and product start-up costs and charges, in each case, deducted in computing Consolidated Net Income,

(xvi) earn-out obligations and other post-closing obligations to sellers (including transaction tax benefit payments or to the extent accounted for as bonuses or otherwise) incurred in connection with any Acquisition or other Investments permitted under this Agreement (including any Acquisition or other Investment consummated prior to the Closing Date) or adjustments thereof, which is paid during the applicable period, in each case, deducted in computing Consolidated Net Income,

(xvii) costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs,

(xviii) adjustments consistent with Regulation S-X of the Securities Act,

(xix) the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party,

(xx) charges, expenses or losses incurred in connection with any Tax Restructuring,

(xxi) charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees,

(xxii) charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing,

(xxiii) all adjustments used in connection with the calculation of “Credit Agreement Adjusted EBITDA” as set forth in the Public Lender Presentation, to the extent such adjustments, without duplication, continue to be applicable to such period, and

(xxiv) the Net New Producer Payroll; provided that the aggregate amount of the Net New Producer Payroll shall not exceed 10% of Consolidated EBITDA (calculated after taking account of the add-back in this clause (xxiv)) for any such period (which calculated pro forma impact will be derived from the income statement separately maintained for financial reporting purposes for the New Producer Program and will not include any net operating costs from employees otherwise excluded or separate from the New Producer Program), less (without duplication):

(b) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period; provided that, for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated First Lien Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding under this Agreement as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, Acquisition or other Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on the Collateral that do not rank junior in priority to the Liens on the Collateral securing the Obligations minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and cash equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or cash equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person to the extent included in the calculation of Consolidated Total Debt (but, including in any event, (i) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (ii) the cash interest component of Financing Lease Obligations, (iii) net cash payments, if any, made (less net cash payments, if any, received), pursuant to obligations under Hedging Agreements for any such Indebtedness and (iv) Restricted Payments on account of Disqualified Capital Stock made pursuant to Section 10.6(r)), but in any event excluding, for the avoidance of doubt,

(A) the accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par;

(B) amortization or write-off of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(C) any accretion or accrual of, or accrued interest on discounted liabilities not constituting Indebtedness during such period and any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, make-whole, breakage penalty or inducement or other loss in connection with the early Refinancing or modification of Indebtedness paid or payable during such period;

(D) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof and any interest in respect of Indebtedness not otherwise included in the definition of “Consolidated Total Debt” (other than as described in clauses (i) through (iv) in the parenthetical to clause (a) above);

(E) penalties or interest relating to taxes and any other amount of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting;

(F) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815 (Derivatives and Hedging);

(G) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any payments with respect to make-whole and redemption, premiums or other breakage costs in respect of any Indebtedness;

(H) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities;

(I) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting;

(J) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments;

(K) any lease, rental or other expense in connection with Non-Financing Lease Obligations,

(L) Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(M) any capitalized interest, whether paid in cash or otherwise; and

(N) any other non-cash interest expense, including capitalized interest, whether paid or accrued;

less

(b) cash interest income of the Borrower and the Restricted Subsidiaries for such period;

provided that, notwithstanding anything to the contrary, Consolidated Interest Expense shall include pay-in-kind interest on Indebtedness, or accretion of principal on Indebtedness issued at a discount to par (other than de minimis discount), of any Person (other than the Borrower or any Restricted Subsidiary) that is guaranteed by the Borrower or any Restricted Subsidiary.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property (including in connection with Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an Acquisition (or other Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(a) any extraordinary, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an Acquisition to the extent recorded as cash compensation expense; severance costs; relocation costs; integration costs; pre-opening, opening, consolidation, discontinuation, integration and closing costs and expenses for locations, facilities, information technology infrastructure and for legal entities (including any legal entity restructuring);

recruiting fees, signing, retention and completion bonuses (and the employer portion of payroll taxes associated therewith), transition costs, restructuring costs, accruals, reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves and any restructuring charge relating to any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements; business optimization charges, including related to new product introductions; systems implementation charges; charges relating to entry into a new market; consulting charges; product and intellectual property development; charges; software development charges; charges associated with new systems design; project and product startup costs and charges; charges in connection with new operations; corporate development charges; internal costs in respect of strategic initiatives; duplicative rent expense and in respect of the implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company); charges in connection with curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities); and charges related to litigation settlements, fines, judgments, orders or losses and related costs and expenses, in each case shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

(c) any net gains or losses realized on (i) Disposed of, discontinued or abandoned operations (which shall not, unless the Borrower otherwise elects, include assets then held for sale), or (ii) the sale or other Disposition of any Capital Stock of any Person, shall be excluded,

(d) any net gains or losses realized attributable to asset Dispositions, other than those in the ordinary course of business, as determined in good faith by the Borrower, and Dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers, shall be excluded,

(e) the Net Income for such period of any Person that is not the Borrower or a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(f) solely for the purpose of determining the amount available under clause (ii) of the definition of “Available Amount,” the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, (other than: (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement, the Senior Secured Notes Indenture and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents, the Senior Secured Notes Indenture (as determined by the Borrower in good faith)) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(h) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, Investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(i) any (i) non-cash compensation expense as a result of grants of equity appreciation or similar rights, profits interests, equity options, phantom equity, restricted equity or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits interests or other rights with respect thereto by, or to, future, current or former officers, directors, employees, managers or consultants of the Borrower or any of the Restricted Subsidiaries, or any Parent Entity or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units of the Borrower or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests, phantom equity, restricted equity or restricted equity units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(j) any fees and expenses (including any transaction or retention bonus, similar payments, commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, asset Disposition, Change of Control, Incurrence, Refinancing, prepayment, redemption, repurchase, acquisition, defeasance, extinguishment, retirement or repayment of Indebtedness, issuance of Capital Stock, or amendment, supplement or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken, but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(k) accruals and reserves that are established or adjusted as a result of the Transactions or after the closing of any Acquisition, any Investment in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application in accordance with GAAP, shall be excluded,

(l) the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, Deferred Revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower or the Restricted Subsidiaries), as a result of the Transactions or any other consummated Acquisition, or the amortization or write-off of any amounts thereof, shall be excluded,

(m) any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Borrower shall be excluded,

(n) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date, shall be excluded,

(o) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(p) Transaction Expenses including ((i) payment of any severance and the amount of any other success, change of control or similar bonuses or payments payable to any current or former employee, director, officer or consultant of the Borrower or any of its Restricted Subsidiaries as a result of the consummation of the Transactions without the requirement of any action on the part of the Borrower or any of its Restricted Subsidiaries, and (ii) costs in connection with payments related to the rollover, acceleration or payout of Capital Stock held by management and members of the board of the Borrower and its Restricted Subsidiaries or Parent Entities, including the payment of any employer taxes related to the items in this clause (p), and similar costs, expenses or charges incurred in connection with the Transactions) shall be excluded,

(q) income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions or any Acquisition or other Investment shall be excluded,

(r) proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included,

(s) charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Acquisition or any other Investment, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Borrower in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually paid or reimbursed to the Borrower or any of its Restricted Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (s) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded; provided that such amounts shall only be included in Consolidated Net Income under clause (ii) of the definition of “Available Amount” after such amounts are actually reimbursed in cash,

(t) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (t),

(u) any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, shall be excluded,

(v) any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from, or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (u) shall be included,

(w) any expense to the extent a corresponding amount is received in cash by the Borrower or any Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries shall be excluded; provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(x) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded, and

(y) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration and the employer portion of any payroll taxes associated therewith shall be excluded.

“Consolidated Secured Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding under this Agreement (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Acquisition or other Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on the Collateral minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and cash equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or cash equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Acquisition or other Investments), consisting of third party (x) indebtedness for borrowed money, Unpaid Drawings, Financing Lease Obligations and third-party debt obligations evidenced by promissory notes or similar instruments and (y) guarantees of Indebtedness of any Person (other than the Borrower or any Restricted Subsidiary) of the type described in the preceding clause (x), minus (b) the aggregate amount of cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition. It is also understood that no Receivables Financing shall be considered Indebtedness of the type included in the definition of Consolidated Total Debt.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (including all amounts constituting trust cash, but excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including (for purposes of both clauses (a) and (b) above) current and long-term Deferred Revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letter of Credit Obligations) under the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Revolving Credit Facility or any other revolving credit facility that is effective in reliance on Section 10.1(u), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements and (ix) any asset or liability in respect of net obligations of such Person in respect of Hedging Agreements entered into in the ordinary course of business; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the U.S. Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax); provided, further, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude the impact of adjusting items in the definition of “Consolidated Net Income”.

“Contract Consideration” shall have the meaning provided in clause (vi) of the definition of the term “Additional ECF Reduction Amounts.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control” shall have the meaning provided in the definition of “Affiliate.”

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Converted Restricted Subsidiary” shall have the meaning provided in clause (b)(I) of the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in clause (b)(II) of the definition of the term “Consolidated EBITDA.”

“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(f).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall have the meaning provided in Section 14.24(b).

“Covered Party” shall have the meaning provided in Section 14.24(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments), any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then-existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent

Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, shall have a maturity that is no earlier than the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply (x) to the extent such Indebtedness either is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges and/or (y) to Credit Agreement Refinancing Indebtedness in an amount up to the Incremental/Refinancing Maturity Limitation Excluded Amount, (iii) any such Indebtedness which Refinances any existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt; provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness either is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 10.1, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn, (v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit, (vii) in the case of any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory prepayment, redemption, repurchase, acquisition or defeasance (other than Indebtedness that is subject to Customary Escrow Provisions) and otherwise other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch Up Payments and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole) prior to the maturity date of the Refinanced Debt, (viii) any Credit Agreement Refinancing Indebtedness Incurred by any Loan Party shall Refinance only Obligations and may not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the Obligations and (ix) any Credit Agreement Refinancing Indebtedness Incurred by any Loan Party may not be secured by any assets that do not secure the Obligations.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit.

“Credit Facility” shall mean any of the Initial Term Loan Facility, the Term B-1 Loans, the Term B-2 Loans, any Incremental Facility, the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Term Loan Facility or any Extended Revolving Credit Facility, as applicable.

“Cumulative Consolidated Net Income” shall mean, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on April 1, 2018 and ending on the last day of the most recent fiscal quarter for which Internal Financial Statements are available.

“Cure Amount” shall have the meaning provided in Section 12.11(a).

“Cure Deadline” shall have the meaning provided in Section 12.11(a).

“Cure Right” shall have the meaning provided in Section 12.11(a).

“Customary Escrow Provisions” shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), (b) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Baldwin Group, the Borrower or any Subsidiary of the Borrower) that is a bona fide debt fund or an investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debt Incurrence Prepayment Event” shall mean any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 10.1 (other than Incremental Term Loans Incurred in reliance on clause (i)(x) of the first proviso to Section 2.14(b), Permitted Additional Debt Incurred in reliance on Section 10.1(w)(i)(x) and, to the extent relating to Term Loans, Credit Agreement Refinancing Indebtedness).

“Debtor Relief Laws” shall mean the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning provided in Section 5.2(a)(iii).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning provided in Section 14.24(b).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” shall mean, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.

“Designated Acquisition Swingline Borrowing” shall mean the utilization of the Designated Acquisition Swingline Commitment consisting of the assumption of or guarantee by the Borrower of Baldwin C Corp Acquisition Indebtedness treated as a Designated Acquisition Swingline Loan hereunder.

“Designated Acquisition Swingline Commitment” shall mean the obligation of one or more Designated Acquisition Swingline Lenders to hold Designated Acquisition Swingline Loans pursuant to Section 2.18 in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) the aggregate outstanding principal amount of any Baldwin C Corp Acquisition Indebtedness and (y) $300,000,000 (or such higher amount agreed to by the Designated Acquisition Swingline Lenders). For the avoidance of doubt, the availability of Designated Acquisition Swingline Commitments shall be reduced by the amount of Baldwin C Corp Acquisition Indebtedness that are Designated Acquisition Swingline Loans.

“Designated Acquisition Swingline Exposure” shall mean, as to any Revolving Credit Lender, such Revolving Credit Lender’s Designated Acquisition Swingline Participation Amount then outstanding.

“Designated Acquisition Swingline Lender” shall mean (i) JPMorgan, in its capacity as the lender of Designated Acquisition Swingline Loans or (ii) one or more other Revolving Credit Lenders approved by the Administrative Agent and the Borrower and that agrees in writing to act in such capacity (in such capacity).

“Designated Acquisition Swingline Loan Note” shall mean a promissory note substantially in the form of Exhibit F-2.

“Designated Acquisition Swingline Loans” shall have the meaning provided in Section 2.18(a).

“Designated Acquisition Swingline Participation Amount” shall have the meaning provided in Section 2.19(c).

“Designated Non-Cash Consideration” shall mean the Fair Market Value of consideration that is not deemed to be cash or Cash Equivalents and that is received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (less the amount of the amount of cash or Cash Equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Percentage” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event required to be applied pursuant to Section 5.2(a)(i), the applicable percentage of Net Cash Proceeds required to be offered on any date of determination to prepay Term Loans.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of officers, directors, employees or consultants of the Borrower or any of its Subsidiaries or by any such plan to such officers, directors, employees or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability.

“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Administrative Agent and the Lead Arrangers on or prior to the Restatement Agreement Effective Date as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clauses (a) and (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time or (ii) readily identifiable on the basis of such Affiliate’s name as an Affiliate of such entity; provided that any Person that has a pending assignment or participation or is a Lender or Participant and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Restatement Agreement Effective Date or at the time it entered into a trade to acquire an assignment or participation interest or became a Lender) shall not retroactively be deemed to be a Disqualified Lender hereunder, solely with respect to such pending assignment or participation interest. The identity of Disqualified Lenders may be communicated by the Administrative Agent to a Lender or Participant or prospective Lender or Participant upon request, but will not be otherwise posted or distributed to any Person by the Administrative Agent. All updates to the list of Disqualified Lenders must be sent to JPMDQ_Contact@jpmorgan.com to be deemed effective, and shall be deemed effective three days after such delivery.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”

“Dollars,” “U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Restricted Subsidiary” shall mean each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia (it being understood that any Subsidiary organized under the laws of Puerto Rico shall not be a Domestic Subsidiary for purposes of this Agreement or under any of the other Loan Documents).

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Term SOFR” or similar component, as applicable, of such formula is included in the calculation of Effective Yield) or similar devices (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any Additional/Replacement Revolving Credit Commitments were fully drawn) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding any commitment fees, arrangement fees, structuring fees, underwriting fees, closing payments or other similar fees, in each case payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their affiliates) in connection with the commitment, syndication, marketing or offering of such Indebtedness and not payable to all Lenders, and customary consent or amendment fees paid generally to consenting Lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender), ticking fees accruing prior to the funding of any such Indebtedness and any other fees of the type not paid or payable generally by or on behalf of the Borrower to Lenders or other institutions in connection with the commitment, marketing or offering of such Indebtedness; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the Term SOFR Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the Term SOFR Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Amount” shall have the meaning provided in the definition of “Baldwin C Corp Acquisition Indebtedness.”

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (subject, in each case, to such consents, if any, as may be required under Section 14.6(b)), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, permit, binding agreement issued, promulgated or entered into by or with any Governmental Authority or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the Environment including, those relating to generation, use, handling, storage, treatment, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equal Priority Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement, dated as of the Restatement Agreement Effective Date, among the Administrative Agent U.S. Bank Trust Company, National Association, as trustee and collateral agent under the Senior Secured Notes, the Borrower and the other guarantors party thereto.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock).

“Equityholding Vehicle” shall mean any Parent Entity and any equityholder thereof through which current, former or future officers, directors, employees, managers or consultants of the Borrower or any of their Subsidiaries or Parent Entity hold Capital Stock of such Parent Entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect on the Closing Date, and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Restricted Subsidiary thereof is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” shall have the meaning provided in Section 13.19(a).

“Erroneous Payment Subrogation Rights” shall have the meaning provided in Section 13.19(c).

“Escrowed Proceeds” shall mean the proceeds of Indebtedness permitted by Section 10.2 which are maintained under escrow or a similar contingent release arrangement and are permitted to be released solely for (x) Permitted Acquisitions subject to such Indebtedness being permitted by Section 10.2 on a pro forma basis on the date of release from escrow or similar contingent release arrangement and/or (y) repayment of Indebtedness. For the avoidance of doubt, funds in the Segregated Acquisition Amount Deposit Account are Escrowed Proceeds.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii) decreases in Consolidated Working Capital and decreases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such decreases or increases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course of assets, business units or property by the Borrower or any of the Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income; and

(vi) income tax expense to the extent deducted in arriving at such Consolidated Net Income (net of any adjustments pursuant to clause (o) of the definition of “Consolidated Net Income” for cash tax benefits related to the tax amortization of intangible assets in such period);

minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (w) of the definition of the term “Consolidated Net Income”;

(ii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) all scheduled principal repayments of the Term Loans, Permitted Additional Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 5.2(a)(i) and any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of Permitted Additional Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under clause (c) of the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of Term Loans, Permitted Additional Debt or Credit Agreement Refinancing Indebtedness and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility (other than in respect of (x) the Revolving Credit Facility, any Extended Revolving Credit Facility or Additional/Replacement Revolving Credit Facility and (y) other revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(u)) to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv) increases in Consolidated Working Capital and increases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such increases or decreases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting);

(v) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition or repurchase and/or similar payment of Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii) without duplication of any amounts deducted pursuant to clause (iv) of the definition of the term “Additional ECF Reduction Amounts,” the aggregate amount of all payments paid in cash by the Borrower and the Restricted Subsidiaries during such period in connection with, or necessary to consummate, the Transactions;

(viii) income taxes, including penalties and interest, paid in cash in such period; and

(ix) cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than U.S. Dollars), the rate at which such currency may be exchanged into any other currency (including U.S. Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg page or screen for such currency. In the event that such rate does not appear on any Bloomberg page or screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the

Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange quoted to the Administrative Agent by three major banks in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Assets” shall mean, with respect to any Loan Party, (i) any fee-owned real property not constituting Material Real Property and any leasehold interest in real property (it being understood there will be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) letter of credit rights (other than to the extent consisting of supporting obligations with respect to other collateral to the extent a security interest therein can be perfected by the filing of a UCC financing statement) and commercial tort claims with a value of less than $15,000,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (v) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (vi) (A) Margin Stock, (B) Equity Interests in any Person that is not a wholly-owned Restricted Subsidiary, but only to the extent that (x) the organizational documents or other agreements with other equity holders restrict or do not permit the pledge of such Equity Interests or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or any adverse regulatory consequences to any of the Loan Parties or such Restricted Subsidiary, (C) Equity Interests in Captive Insurance Subsidiaries, and (D) voting stock of any CFC or CFC Holdco in excess of 65% of the voting stock of such CFC or CFC Holdco, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement permitted under this Agreement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) (A) payroll and other employee wage and benefit accounts, (B) withholding tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts (other than segregated escrow accounts or similar accounts holding Escrowed Proceeds (including, for the avoidance of doubt, the Segregated Acquisition Amount Deposit Account)) and (D) fiduciary or trust accounts, in each case of clauses (A) through (D), to the extent maintained for the benefit of unaffiliated third parties (other than a Loan Party) solely for such purpose, and the funds or other property held in or maintained in such account for such purposes, and (x) assets in circumstances where the cost or burden of obtaining a security interest in such assets would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (i) through (x)).

“Excluded Contribution” shall mean the Net Cash Proceeds, the Fair Market Value of marketable securities or the Qualified Proceeds, in each case received by the Borrower from capital contributions to the common Capital Stock of the Borrower or sales or issuances of common Capital Stock of the Borrower permitted hereunder, in each case, after the Closing Date (other than any amount to the extent used in the Cure Amount) and designated by the Borrower to the Administrative Agent as an Excluded Contribution within 10 Business Days of the date such capital contributions are made or the date the applicable Capital Stock is issued or sold.

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower that is, at any time of determination, (i) subject to Section 14.17(a), not a Wholly Owned Subsidiary, provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) a special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Agreement, in each case reasonably satisfactory to the Administrative Agent, (iii) [reserved],

(iv) a not-for-profit Subsidiary, (v) a Captive Insurance Subsidiary, (vi) a CFC, (vii) a CFC Holdco, (viii) a Subsidiary of a CFC, (ix) an Unrestricted Subsidiary, (x) any Foreign Subsidiary, (xi) any Immaterial Subsidiary (provided that, in the absence of any other applicable limitation, such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (xii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party pursuant to such contract (unless such consent has been obtained), (xiii) [reserved] or (xiv) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably agreed by the Borrower and the Administrative Agent); provided that, notwithstanding the foregoing, the Borrower may designate any U.S. Subsidiary that is an Excluded Subsidiary as a Guarantor and may designate, with the consent of the Administrative Agent, any Foreign Subsidiary that is an Excluded Subsidiary as a Guarantor, by causing such Subsidiary to execute a Guarantor Joinder Agreement, whereupon such Subsidiary shall cease to constitute an Excluded Subsidiary and such Subsidiary and the Loan Party that holds the Equity Interests of such Subsidiary shall in connection therewith comply with the provisions of Section 9.10 and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualified as an Excluded Subsidiary), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 13.14.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Debt Refinancing” shall mean the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under the Term B-1 Loans (as defined in the Credit Agreement prior to the Restatement Agreement Effective Date) and the Revolving Credit Loans outstanding immediately prior to the Restatement Agreement Effective Date.

“Existing Initial Term Loan” shall have the meaning provided in Amendment No. 2.

“Existing Initial Term Loan Lender” shall have the meaning provided in Amendment No. 2.

“Existing Letters of Credit” shall mean all the letters of credit listed on Schedule 1.1(b) as amended and restated by the Restatement Agreement.

“Existing Prepaid Term Loans” shall have the meaning provided in the Restatement Agreement.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Existing Term B-1 Loan” shall have the meaning provided in Amendment No. 3.

“Existing Term B-1 Loan Lender” shall have the meaning provided in Amendment No. 3.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a).

“Expected Cure Amount” shall have the meaning provided in Section 12.11(b).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(d).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Extended Revolving Credit Facility” shall mean each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15(b).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Extended Term Loan Facility” shall mean each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(d).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(c).

“Extension Agreement” shall have the meaning provided in Section 2.15(d).

“Extension Date” shall have the meaning provided in Section 2.15(c).

“Extension Election” shall have the meaning provided in Section 2.15(c).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning provided in Section 8.19(a).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” shall mean the Amended and Restated Fee Letter, dated as of October 13, 2020, among JPMorgan and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred in Section 4.1.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 10.10.

“Financial Performance Covenant Event of Default” shall have the meaning provided in Section 12.3.

“Financing Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Obligations” shall mean the Obligations.

“First Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Flood Hazard Property” shall have the meaning provided in Section 9.14(c)(i).

“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, as of the Amendment No. ~~2~~3 Effective Date, the Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be (a) in the case of Revolving Credit Loans, 0.00% and (b) in the case of Term Loans, 0.00%.

“Foreign Plan” shall mean any pension plan maintained or contributed to by the Borrower or any Restricted Subsidiary with respect to its respective employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any such Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.3(a), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession; provided that any leases which would have been classified as operating leases in accordance with GAAP prior to December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall be classified as operating leases for the purposes of the this Agreement and the other Loan Documents regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases (on a prospective or retroactive basis or otherwise) to be treated as capital leases. At any time after the Restatement Agreement Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and GAAP concepts and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent in the form of an officer’s certificate. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” shall mean any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, administrative tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantees” shall mean the Guarantees made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to Section 11.

“Guarantors” the collective reference to (a) each Restricted Subsidiary that executes this Agreement as a “Guarantor” and each Restricted Subsidiary that executes a Guarantor Joinder Agreement (except to the extent released in accordance with this Agreement) and (b) the Borrower with respect to any Designated Acquisition Swingline Loan that is borrowed by a Baldwin DRE Subsidiary; provided, however, that the Guarantors shall not include any Excluded Subsidiary unless designated by the Borrower pursuant to the proviso in the definition of “Excluded Subsidiary”.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit A, or such other form as the Administrative Agent and Borrower may agree.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, asbestos, asbestos-containing materials, mold and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “subject waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Applicable Law pertaining to pollution or the protection of the Environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Applicable Law pertaining to pollution or the protection of the Environment.

“Hedge Bank” shall mean any Person that is a counterparty to a Hedging Agreement with a Loan Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent, a Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Lead Arranger or a Joint Bookrunner at the time it enters into such Hedging Agreement or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement; provided that no such Person (except an Agent) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the applicable Security Documents. For purposes of the preceding sentence, a Person may deliver one notice confirming that it constitutes a “Hedge Bank” with respect to all Hedging Agreements entered into pursuant to a specified Master Agreement. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and the related audited consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the fiscal years ended December 31, 2022 and December 31, 2023 and the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the fiscal quarter ended March 31, 2024 and related unaudited consolidated statement of operations and cash flows of the Borrower and its consolidated subsidiaries for the three month period ended March 31, 2024.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date were an amount equal to or less than 5.0% of the Consolidated Total Assets of the Borrower and its Domestic Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date was an amount equal to or less than 5.0% of the consolidated gross revenues of the Borrower and its Domestic Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“Immediate Family Members” shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Agreement” shall have the meaning provided in Section 2.14(e).

“Incremental Base Amount” shall mean, as of any date of determination, (a) (x) the greater of $285,000,000 and (y) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (b) (i) the aggregate principal amount of (A) Term Loans voluntarily prepaid prior to such date pursuant to Section 5.1 and (B) Permitted Additional Debt secured on a pari passu basis with the Obligations and Credit Agreement Refinancing Indebtedness secured on a pari passu basis with the Obligations voluntarily prepaid, repurchased, defeased, acquired or redeemed, (ii) the aggregate amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 14.6(g) (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing Permitted Refinancing Indebtedness secured on a pari passu basis with the Obligations in respect thereof), but only to the extent that such Term Loans (or the Permitted Refinancing Indebtedness in respect thereof), as applicable, have been cancelled and (iii) the aggregate principal amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments and Additional/Replacement Revolving Credit Commitments that are secured on a pari passu basis with the Obligations pursuant to Section 4.2 effected prior to such date (for the avoidance of doubt, excluding any such commitment reductions required by the first proviso to Section 2.14(b) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness secured on a pari passu basis with the Obligations Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments), in each case of this clause (b), except to the extent financed by the Incurrence of long-term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14) by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business minus the aggregate principal amount of any Permitted Additional Debt incurred pursuant to Section 10.1(u)(ii).

“Incremental Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e).

“Incremental MFN Exceptions” shall have the meaning provided in Section 2.14(c).

“Incremental MFN Protection” shall have the meaning provided in Section 2.14(c).

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Ratio Debt Amount” shall have the meaning provided in Section 2.14(b) and Section 10.1(u).

“Incremental Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.14(f)(ii).

“Incremental Term B-1 Lender” shall mean a Person with an Incremental Term B-1 Loan Commitment to make Incremental Term B-1 Loans to the Borrower on the Amendment No. 2 Effective Date. For the avoidance of doubt, each Incremental Term B-1 Lender is an Additional Lender.

“Incremental Term B-1 Loan Commitment” shall mean, with respect to an Incremental Term B-1 Lender, the commitment of such Incremental Term B-1 Lender to make an Incremental Term B-1 Loan on the Amendment No. 2 Effective Date, in the amount set forth on the Amendment No. 2 Allocation Schedule. The aggregate amount of the Incremental Term B-1 Loan Commitments of all Incremental Term B-1 Lenders equals $100,000,000. For the avoidance of doubt, each Incremental Term B-1 Loan Commitment is an Incremental Term Loan Commitment.

“Incremental Term B-1 Loans” shall mean Term Loans that are made pursuant to Section 3 of Amendment No. 2. For the avoidance of doubt, each Incremental Term B-1 Loan is an Incremental Term Loan.

“Incremental Term B-2 Lender” shall mean a Person with an Incremental Term B-2 Loan Commitment to make Incremental Term B-2 Loans to the Borrower on the Amendment No. 3 Effective Date. For the avoidance of doubt, each Incremental Term B-2 Lender is an Additional Lender.

“Incremental Term B-2 Loan Commitment” shall mean, with respect to an Incremental Term B-2 Lender, the commitment of such Incremental Term B-2 Lender to make an Incremental Term B-2 Loan on the Amendment No. 3 Effective Date, in the amount set forth on the Amendment No. 3 Allocation Schedule. The aggregate amount of the Incremental Term B-2 Loan Commitments of all Incremental Term B-2 Lenders equals $75,000,000. For the avoidance of doubt, each Incremental Term B-2 Loan Commitment is an Incremental Term Loan Commitment.

“Incremental Term B-2 Loans” shall mean Term Loans that are made pursuant to Section 3 of Amendment No. 3. For the avoidance of doubt, each Incremental Term B-2 Loan is an Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Incremental/Refinancing Maturity Limitation Excluded Amount” shall mean an amount equal to the greater of (x) $145,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date minus the sum of (x) the aggregate amount of Incremental Term Loans Incurred without regard to clause (B) of Section 2.14(c)(ii), (y) the aggregate amount of Credit Agreement Refinancing Indebtedness Incurred without regard to the requirements under clause (ii) of the definition of “Credit Agreement Refinancing Indebtedness” pursuant to subclause (y) of the proviso to such clause (ii) and (z) the aggregate amount of Permitted Additional Debt Incurred without regard to the requirements under clause (a) of the definition of “Permitted Additional Debt”.

“Incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 10.1:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) Incurred in the ordinary course of business and maturing within 365 days after the Incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Financing Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Capital Stock; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or Deferred Revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Transactions or any other Acquisition permitted under the Loan Documents, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements, (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any of its Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 14.5(a)(iii).

“Indemnified Parties” shall have the meaning provided in Section 14.5(a)(iii).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 for the first full fiscal quarterly or annual period of the Borrower completed after the Restatement Agreement Effective Date.

“Initial Term Loan” shall mean the loans made on the Restatement Agreement Effective Date pursuant to Section 2.1(a).

“Initial Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Restatement Agreement Effective Date, the amount of such Lender’s 2024 Refinancing Term Loan Commitment and (b) in the case of any Lender that becomes a Lender after the Restatement Agreement Effective Date, as applicable, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Restatement Agreement Effective Date was $840,000,000.

“Initial Term Loan Facility” shall mean the meaning provided in the recitals to this Agreement.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the seventh anniversary of the Restatement Agreement Effective Date, or if such anniversary of the Restatement Agreement Effective Date is not a Business Day, the Business Day immediately following such anniversary.

“Initial Term Note” shall mean a promissory note of the Borrower payable to any Initial Term Loan Lender or its registered assigns, in substantially the form of Exhibit F-3 hereto as amended and restated by the Restatement Agreement, evidencing the aggregate Indebtedness of the Borrower to such Initial Term Loan Lender resulting from the Initial Term Loans made by such Initial Term Loan Lender.

“Intellectual Property” shall have the meaning provided for such term or a similar term in the Security Agreement.

“Intercompany Subordinated Notes” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit L hereto, executed by the Borrower and each other Restricted Subsidiary of the Borrower.

“Interest Period” shall mean with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if agreed to by all relevant Lenders participating in the relevant Credit Facility and the Administrative Agent, twelve months thereafter or any other period, including any period shorter than one month) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.20(e) shall be available for specification in such Notice of Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Credit Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Financial Statements” shall mean the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer of the Borrower, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Capital Stock or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an Acquisition shall be the Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 10.5, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer of the Borrower. For the avoidance of doubt, if the Borrower or any of its Restricted Subsidiary issues, sells or otherwise Disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least a 95.0% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Issuing Lender and the Borrower (or any Restricted Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” shall mean (i) JPMorgan Chase Bank, N.A. or any of its affiliates, in its capacity as issuer of any Letter of Credit and (ii) such other Revolving Credit Lenders or Affiliates of Revolving Credit Lenders that are reasonably acceptable to the Administrative Agent and the Borrower that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to such Issuing Lender. Any Issuing Lender may cause Letters of Credit to be issued by designated Affiliates or financial institutions and such Letters of Credit shall be treated as issued by such Issuing Lender for all purposes under the Loan Documents.

“Joint Bookrunners” shall mean (i) the 2024 Refinancing Agreement Joint Bookrunners, as such term is defined in the Restatement Agreement ~~and~~, (ii) from and after the Amendment No. 2 Effective Date, the Amendment No. 2 Arrangers and (iii) from and after the Amendment No. 3 Effective Date, the Amendment No. 3 Arrangers.

“Joint Venture” shall mean a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“JPMorgan” shall have the meaning provided in the preamble of this Agreement.

“Judgment Currency” shall have the meaning provided in Section 14.20.

“Junior Debt” shall mean any Subordinated Indebtedness of any Loan Party.

“Junior Debt Documentation” shall mean any document or instrument issued or executed with respect to any Junior Debt.

“Junior Debt Payment” shall have the meaning provided in Section 10.7(a).

“Latest Maturity Date” shall mean, with respect to the Incurrence of any Indebtedness or the issuance of any Capital Stock, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Capital Stock is issued.

“LCA Election” shall have the meaning provided in Section 1.11.

“LCA Test Date” shall have the meaning provided in Section 1.11.

“Lead Arrangers” shall mean (i) the 2024 Refinancing Agreement Joint Lead Arrangers, as such term is defined in the Restatement Agreement ~~and~~, (ii) from and after the Amendment No. 2 Effective Date, the Amendment No. 2 Arrangers and (iii) from and after the Amendment No. 3 Effective Date, the Amendment No. 3 Arrangers.

“Lender” shall mean (a) the 2024 Refinancing Term Lenders, (b) the Persons listed on Schedule 2 to the Restatement Agreement, (c) the Designated Acquisition Swingline Lender, (d) any other Person that shall become a party hereto as a “lender” pursuant to Section 14.6 and (e) each other Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14, in each case other than a Person who ceases to hold any outstanding Loans, Letter of Credit Exposure, Designated Acquistion Swingline Exposure, Designated Acquisition Swingline Commitment or any other Commitment.

“Lender Default” shall mean (a) the refusal (in writing) or failure of any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility) to make available its portion of any Incurrence of Revolving Credit Loans or participations in Letters of Credit or Designated Acquisition Swingline Loans which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such refusal or failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) the failure of any Revolving Credit Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) the notification by a Revolving Credit Lender to the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (d) the failure by a Revolving Credit Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under this Agreement (e) the admission of a Distressed Person in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event, (f) any Lender has become the subject of a Bail-In Action, (g) any Lender has made a public statement or provided written notice to any Person to the effect that it (or its parent company) does not intend to honor withdrawal requests, either temporarily or permanently, from depositors or other customers or does not intend to comply with its contractual obligations in the ordinary course of its business or (h) any Lender that has failed, within two (2) Business Days after request by the Borrower, to confirm that none of the circumstances described in the foregoing clause (g) are applicable to it (or its parent company) regardless of whether a public statement or written notice has been provided.

“Lender-Related Distress Event” shall mean, with respect to any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility), that such Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or if any governmental authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (1) an Undisclosed Administration or (2) the ownership or acquisition of any equity interests in any Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“Letter of Credit” shall have the meaning provided in Section 1)a)i)(2).

“Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all Letter of Credit Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a)(i).

“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a)(i).

“Letter of Credit Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by a Issuing Lender.

“Letter of Credit Sub-Commitment” shall mean $75,000,000, as the same may be reduced from time to time pursuant to Section 4.2(b).

“Letter of Credit Sub-Commitment Obligation” shall mean, in the case of each Issuing Lender as of the Amendment No. 1 Effective Date, the amount set forth opposite such Issuing Lender’s name on Schedule 1 to Amendment No. 1 as such Issuing Lender’s “Letter of Credit Sub-Commitment Obligation” (as such amount may be amended from time to time with the consent of the Borrower and the applicable Lender).

“Lien” shall mean any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Transaction” shall mean any (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness, any Lien or any Capital Stock, (b) any Acquisition (or proposed Acquisition) by the Borrower and/or one or more of its Restricted Subsidiaries permitted by this Agreement, (c) the making of any Disposition, (d) the making of any Investment (including any Acquisition or any designation or conversion of any subsidiary as (or to) “unrestricted” or “restricted”) or Restricted Payment and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (d), including or any transaction that, if consummated would constitute an Acquisition, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Liability Company Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of October 7, 2019, among the Borrower and its members, as amended, restated, supplemented or otherwise modified in good faith from time to time.

“Loan” shall mean any Revolving Credit Loan, Additional/Replacement Revolving Credit Loan, Extended Revolving Credit Loan or Term Loan made by any Lender hereunder.

“Loan Documents” shall mean this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, the Security Documents, the Fee Letter, each Letter of Credit, any promissory notes issued by the Borrower hereunder, any Incremental Agreement, the Restatement Agreement, any Extension Agreement and any Customary Intercreditor Agreement entered into after the Closing Date to which the Administrative Agent is a party.

“Loan Parties” shall mean, collectively and/or, as applicable, individually, the Borrower and each Subsidiary Guarantor.

“Losses” shall have the meaning provided in Section 14.5(a)(iii).

“Margin Stock” as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean a circumstance or condition that would materially and adversely affect (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent, the Administrative Agent and the Lenders under the Loan Documents.

“Material Intellectual Property” shall mean any Intellectual Property that is material to the business and operations of the Borrower and its Restricted Subsidiaries (taken as a whole).

“Material Junior Debt” shall mean Junior Debt in an aggregate principal amount exceeding $200,000,000.

“Material Real Property” shall mean any parcel or parcels of Real Property owned in fee by any Loan Party, now or hereafter, having a Fair Market Value (on a per property basis) of at least $10,000,000. For the purpose of determining the relevant value under this Agreement with respect to the preceding sentence, such value shall be determined as of (x) the Closing Date for Real Property now owned, (y) the date of acquisition for Real Property acquired after the Closing Date or (z) the date on which the entity owning such Real Property becomes a Loan Party after the Closing Date, in each case as determined in good faith by the Borrower.

“Maturity Date” shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, any Incremental Term Loan Maturity Date, the Revolving Credit Maturity Date, any maturity date related to any Class of Additional/Replacement Revolving Credit Commitments or any maturity date related to any Class of Extended Term Loans or any Class of Extended Revolving Credit Commitments, as applicable.

“Maximum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans, $5,000,000 (or such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.14(b)) and (b) with respect to a Borrowing of Revolving Credit Loans, $1,000,000.

“Minimum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, deed of hypothec, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, substantially in such form as may be reasonably agreed between the Borrower and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 1.1(c) as amended and restated by the Restatement Agreement, which such schedule lists all Material Real Property owned by a Loan Party as of the Restatement Agreement Effective Date and (b) all Real Property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate contributes, has an obligation to contribute or had an obligation to contribute over the five preceding calendar years.

“Necessary Cure Amount” shall have the meaning provided in Section 12.11(b).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Capital Stock or any capital contribution or any Disposition of any Investment (including any Designated Non-Cash Consideration), (a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Recovery Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Recovery Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Capital Stock, receipt of a capital contribution or Disposition of any Investment, less (b) the sum of:

(i) in the case of any Prepayment Event or such Disposition, the amount, if any, of all Taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation or expatriation of any such Net Cash Proceeds),

(ii) in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii) in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Loan Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Hedging Obligations in connection with such transaction),

(iv) in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13); provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be offered to be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v) in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or shall have provided a Restoration Certification and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment or Restoration Certification, as the case may be, is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment or provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

(vi) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(vii) in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Capital Stock or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by Applicable Law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii) in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or any of its Restricted Subsidiary.

“Net Income” shall mean, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on preferred Capital Stock (other than dividends on Disqualified Capital Stock).

“Net New Producer Payroll” means the difference (if positive) of (i) the amount of the salaries and wages earned by specific sales personnel hired by the Borrower, the performance of which personnel is being tracked separately for financial reporting purposes (the “New Producer Program”), within the first thirty-six (36) months of employment of such personnel, over (ii) the amount of commissions that would have been earned by such personnel under the Borrower’s standard commission arrangement during such period.

“New Producer Program” has the meaning set forth in the definition of “Net New Producer Payroll”.

“Non-Consenting Existing Initial Term Loan Lender” shall mean each Existing Initial Term Loan Lender that did not execute and deliver a Consent to Amendment No. 2 on or prior to the Amendment No. 2 Effective Date.

“Non-Consenting Existing Term B-1 Loan Lender” shall mean each Existing Term B-1 Loan Lender that did not execute and deliver a Consent to Amendment No. 3 on or prior to the Amendment No. 3 Effective Date.

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Loan Party” shall mean any Person that is not a Loan Party.

“Non-Loan Party Asset Sale” shall have the meaning provided in Section 5.2(h)(i).

“Non-Loan Party Recovery Event” shall have the meaning provided in Section 5.2(h)(i).

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Baldwin Group, the Borrower or any Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(e).

“Non-Financing Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(d).

“Note” shall mean an Initial Term Note, a Revolving Credit Note or a Designated Acquisition Swingline Loan Note of the Borrower payable to any Lender or its registered assigns, evidencing the aggregate amount of Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by such Administrative Agent), appropriately completed and signed by an Authorized Officer of such Borrower.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean the collective reference to:

(a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower (including to the extent expressly assumed by the Borrower as an Incremental Term Loan or Designated Acquisition Swingline Loan, Baldwin C Corp Acquisition Indebtedness), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations, including fees, costs, expense and indemnities incurred during the pendency of any applicable proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents,

(b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents,

(c) the due and punctual payment and performance of all the covenants, agreements, obligations, and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents,

(d) the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement of a Loan Party or any Restricted Subsidiary thereof, and

(e) the due and punctual payment and performance of all Hedging Obligations under each Secured Hedging Agreement of a Loan Party or any Restricted Subsidiary thereof (other than with respect to any such Loan Party’s Hedging Obligations that constitute Excluded Swap Obligations with respect to such Loan Party).

Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower, the obligations of a Loan Party or any Restricted Subsidiary thereof under any Secured Cash Management Agreement and Secured Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the consent of the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.20(a).

“OID” shall mean original issue discount.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 5.4(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” shall mean (a) with respect to the Initial Term Loans, Term B-1 Loans, Term B-2 Loans, Revolving Credit Loans and Designated Acquisition Swingline Loans on any date, the aggregate dollar equivalent of the outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Initial Term Loans, Term B-1 Loans, Term B-2 Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Borrowings as a Revolving Credit Borrowing) and Designated Acquisition Swingline Loans, as the case may be, occurring on such date and (b) with respect to any Letter of Credit Obligations on any date, the aggregate Dollar equivalent of the outstanding amount thereof on such date after giving effect to any Letter of Credit Borrowing occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Borrowings as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower. For the avoidance of doubt, any Person that is formed to effect a public offering of common Capital Stock that directly or indirectly owns a majority of the Voting Stock of the Borrower will be deemed a Parent Entity of the Borrower.

“Participant” shall have the meaning provided in Section 14.6(d)(ii).

“Participant Register” shall have the meaning provided in Section 14.6(d)(ii).

“PATRIOT Act” shall have the meaning provided in Section 8.21.

“Payment Recipient” shall have the meaning provided in Section 13.19(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or, solely with respect to representations and covenants that relate to liability under Section 4069 of ERISA, that was so maintained and in respect of which the Borrower, any Restricted Subsidiary or ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of the Restricted Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws, (b) if such Acquisition involves the acquisition of Capital Stock of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor, (c) to the extent required by Sections 9.10, 9.11 and/or 9.14(b), such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired, (d) subject to Section 1.11, after giving pro forma effect to such Acquisition, no Event of Default under either Section 12.1 or Section 12.5 shall have occurred and be continuing and (e) immediately after giving pro forma effect to such Acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.13.

“Permitted Additional Debt” shall mean (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations), in each case Incurred by or provided to the Borrower or a Guarantor; provided that (a) the terms of such Indebtedness or commitments do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory commitment reduction, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date, other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge, in each case upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments either are subject to Customary Escrow Provisions or that constitute a customary bridge facility (including 364-day bridge facilities), so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) (other than 364-day bridge facilities) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges; provided, further, that, notwithstanding the foregoing, Permitted Additional Debt in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount may be Incurred without regard to this clause (a), (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts, currency types and denominations and redemption or prepayment terms and premiums), when taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Indebtedness or commitments contains any Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Obligations, (d) any Permitted Additional Debt Incurred by any Loan Party may not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations, (e) any secured Permitted Additional Debt Incurred by any Loan Party may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Customary Intercreditor Agreement and (f) any Permitted Additional Debt in the form of loans secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) shall be subject to the Incremental MFN Protection set forth in Section 2.14(c) (but subject to the Incremental MFN Exceptions to such Incremental MFN Protection) as if such Permitted Additional Debt were an Incremental Term Loan.

“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been Incurred by or provided to a Loan Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations, including fees, costs, expenses and indemnities, incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Debt Exchange” shall have the meaning provided in Section 2.17(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.17(a).

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by either the Borrower and/or the Guarantors in respect of any Obligations in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the applicable Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall become parties to a Customary Intercreditor Agreement described in clause (a) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the applicable Obligations (but without regard to the control of remedies).

“Permitted Holders” shall mean, collectively, (i) L. Lowry Baldwin; (ii) the spouse or children (natural or adopted) of L. Lowry Baldwin; (iii) any descendant of any person described in clause (i) or (ii) above and the spouse of any such descendant; (iv) any estate, trust, legal guardianship, custodianship or other estate planning vehicle for the primary benefit of any one or more individuals named or described in clauses (i), (ii) and (iii) above; (v) any trust controlled by any one or more individuals named or described in clauses (i), (ii) and (iii) above; (vi) any person controlled, directly or indirectly, by any one or more persons named or described in clauses (i) through (v) above; (vii) employee shareholders of Baldwin Group on the Closing Date; and (viii) any Person with which one or more of the persons named or described in clauses (i) through (vi) above form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (vii), one or more of the persons named or described in clauses (i) through (vi) above beneficially own more than 50% of the relevant Voting Stock beneficially owned by the group.

“Permitted Investments” shall have the meaning provided in Section 10.5.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by the Borrower or any Guarantor in respect of any Obligations in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the applicable Obligations and any other applicable First Lien Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the applicable Obligations and any other applicable First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Administrative Agent shall become parties to a Customary Intercreditor Agreement described in clause (b) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the applicable Obligations, and (d) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Permitted Liens” shall mean:

(a) Liens for Taxes, assessments or other governmental charges or claims that are not yet overdue by more than sixty days or more, or if more than sixty days overdue either (i) that are being diligently contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(b) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by Applicable Law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, supplier of materials, architects’ and other similar Liens, in each case so long as such Liens secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue either (i) no action has been taken to enforce such Lien, (ii) such amount is being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 12.9;

(d) Liens incurred or pledges or deposits (i) made in connection with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (ii) securing insurance premiums, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including in respect of deductibles, co-payment, co-insurance, self-insurance retention amounts and premiums and adjustments thereof), (iii) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (iv) securing contested Taxes or import duties or the payment of rent, (v) securing surety bonds or appeal bonds or similar bonds required in respect of judicial proceedings and (vi) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (i), (ii), (iii), (iv) and (v) above, in each case incurred in the ordinary course of business or consistent with past practice or industry norm;

(e) ground leases or subleases, licenses or sublicenses in respect of Real Property on which locations and/or facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f) (i) easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph and telephone lines and other similar purposes, or encumbrances or restrictions on the use of Real Property, which in each case do not and could not reasonably be expected to have a Material Adverse Effect, and that were not incurred in connection with and do not secure any Indebtedness, and (ii) to the extent reasonably agreed by the Administrative Agent, any exception on the title policies issued in connection with any Mortgaged Property;

(g) any (i) Lien or interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (other than in respect of a Financing Lease Obligation or arising by virtue of granting licenses or leases permitted by this Agreement), (ii) landlord Liens permitted by the terms of any lease, (iii) Lien or restriction or encumbrance that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (iv) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (iii);

(h) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of Real Property;

(i) Liens on goods or inventory or proceeds thereof the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantees or bankers’ acceptance or similar obligation issued or created for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit, bank guarantees or bankers’ acceptance or similar obligation to the extent permitted under Section 10.1;

(j) licenses, sublicenses and cross-licenses of Intellectual Property granted in the ordinary course of business or consistent with past practice;

(k) Liens arising from (i) UCC, PPSA or equivalent statutory financing statements regarding operating leases, consignments or other obligations not constituting Indebtedness and (ii) precautionary UCC, PPSA or equivalent statute financing statement, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, consignment arrangements or bailee arrangements entered into by the Borrower or any of its Restricted Subsidiaries;

(l) any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property or any structure thereon that does not and would not reasonably be expected to have a Material Adverse Effect;

(m) (i) leases, licenses, subleases or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business or consistent with past practice permitted under Section 10.4(b) or (ii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n) Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; provided that such Liens do not and would not reasonably be expected to have a Material Adverse Effect;

(o) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the Real Property of the Borrower or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required, so long as the same do not and would not reasonably be expected to have a Material Adverse Effect;

(p) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(q) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(r) Liens consisting of royalties payable with respect to any asset, right or property of the Borrower or its Subsidiaries;

(s) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under Environmental Laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice;

(t) all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal Governmental Authority;

(u) the right reserved to, or vested in, any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(v) Liens arising from Cash Equivalents described in clause (i) of the definition of the term “Cash Equivalents”;

(w) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Applicable Law;

(x) [reserved];

(y) Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(z) statutory Liens incurred or pledges or deposits made in favor of a governmental authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under environmental laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice or industry norm;

(aa) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice or industry norm; and

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm.

“Permitted Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (a) the Board of Directors of the Borrower or any direct or indirect parent of the Borrower shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries (taken as a whole), (b) all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), (C) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the earlier of the final maturity date of the Refinanced Debt and the Latest Maturity Date, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness; provided that the foregoing requirements of this clause (C) shall not apply (x) to the extent such Indebtedness either is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges and (y) Permitted Refinancing Indebtedness in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount, (D) to the extent such Permitted Refinancing Indebtedness Refinances Indebtedness that is unsecured, subordinated or pari passu in right of payment or as to Lien priority in respect of the Collateral, such Permitted Refinancing Indebtedness is unsecured, subordinated or pari passu in right of payment or as to Lien priority in respect to the Collateral (as the case may be) to the same extent as the Indebtedness being Refinanced and (E) except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of incurrence or effectiveness (as determined in good faith by the Borrower) or (B) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, maturity, currency types and denominations, funding discounts, original issue discount and redemption or prepayment terms and premiums) (provided that, if the documentation governing such Permitted Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (E) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by the Borrower and/or the Guarantors in respect of any Obligations in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Person” shall mean any individual, partnership, Joint Venture, firm, corporation, unlimited liability company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Planned Expenditures” shall have the meaning provided in clause (vi) of the definition of the term “Additional ECF Reduction Amounts.”

“Platform” shall have the meaning provided in Section 14.2.

“Preferred Stock” shall mean any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event or Debt Incurrence Prepayment Event.

“Prepayment Premium Period” shall have the meaning provided in Section 5.1(b).

“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previously Absent Covenant” shall mean, at any time (x) any financial maintenance covenant or other covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant in any other Indebtedness that is included in this Agreement at such time but with covenant levels that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels included in this Agreement at such time.

“primary obligor” shall have the meaning provided in the definition of “Guarantee Obligations.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” shall have the meaning provided in Section 14.5(a)(iii).

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” shall mean any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Lender” shall have the meaning provided in Section 14.2.

“Public Lender Presentation” shall mean the Lender Presentation of the Borrower dated May 2024, delivered to the prospective lenders in connection with this Agreement.

“Purchasing Borrower Party” shall mean the Borrower or any Restricted Subsidiary of the Borrower that becomes a Transferee pursuant to Section 14.6(g).

“QFC” shall have the meaning provided in Section 14.24(b).

“QFC Credit Support” shall have the meaning provided in Section 14.24.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” in respect of any Swap Obligation, shall mean any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable, royalty or other revenue streams and other similar rights to payment, and any other assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, royalty or revenue streams and any Hedging Agreements entered into by the Borrower or any such Subsidiary in connection therewith.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Permitted Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Receivables Financing with the Borrower or any Subsidiary of the Borrower in which the Borrower or any Subsidiary of the Borrower or a Parent Entity of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower or a Parent Entity of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries or a Parent Entity of the Borrower and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower, any Subsidiary of the Borrower or any Parent Entity of the Borrower (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower or such Subsidiary reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate signed on behalf of the Borrower certifying that such designation complied with the foregoing conditions.

“Recovery Event” shall mean (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Borrower or a Restricted Subsidiary.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Debt” shall have the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinancing Term B-1 Lender” shall mean, collectively, (i), each Existing Initial Term Loan Lender that executed and delivered a Consent to Amendment No. 2 on or prior to the Amendment No. 2 Effective Date and (ii) each Additional Term B-1 Lender.

“Refinancing Term B-1 Loan” shall mean, collectively, (i) a Term Loan in Dollars made pursuant to Section 2.1(d)(i) on the Amendment No. 2 Effective Date and (ii) each Additional Term B-1 Loan.

“Refinancing Term B-1 Loan Commitment” shall mean, with respect to a Cashless Option Term B-1 Lender, the agreement of such Cashless Option Term B-1 Lender to exchange its Existing Initial Term Loans for an equal aggregate principal amount of Refinancing Term B-1 Loans (or such lesser amount as determined by the Amendment No. 2 Arrangers) on the Amendment No. 2 Effective Date, as evidenced by such Existing Initial Term Loan Lender executing and delivering Amendment No. 2.

“Refinancing Term B-2 Lender” shall mean, collectively, (i), each Existing Term B-1 Loan Lender that executed and delivered a Consent to Amendment No. 3 on or prior to the Amendment No. 3 Effective Date and (ii) each Additional Term B-2 Lender.

“Refinancing Term B-2 Loan” shall mean, collectively, (i) a Term Loan in Dollars made pursuant to Section 2.1(e)(i) on the Amendment No. 3 Effective Date and (ii) each Additional Term B-2 Loan.

“Refinancing Term B-2 Loan Commitment” shall mean, with respect to a Cashless Option Term B-2 Lender, the agreement of such Cashless Option Term B-2 Lender to exchange its Existing Term B-1 Loans for an equal aggregate principal amount of Refinancing Term B-2 Loans (or such lesser amount as determined by the Amendment No. 3 Arrangers) on the Amendment No. 3 Effective Date, as evidenced by such Existing Term B-1 Loan Lender executing and delivering Amendment No. 3.

“Refunded Designated Acquisition Swingline Loans” as defined in Section 2.19(b).

“Refunding Capital Stock” shall have the meaning provided in Section 10.6(a).

“Register” shall have the meaning provided in Section 14.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event, the day which is twelve months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, controlling Persons and other representatives and successors of such Person or such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Repayment Amount” shall mean any Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the 30 day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).

“Repricing Transaction” shall mean (i) the Incurrence by the Borrower of any term “b” loans (including, without limitation, any new or additional term “b” loans under this Agreement, whether Incurred directly or by way of the conversion of Term B~~-1~~-2 Loans into a new Class of replacement term “b” loans under this Agreement) that are secured by Liens on the Collateral having a priority ranking equal to the priority ranking of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and that are broadly marketed or syndicated to banks, financial institutions and/or other institutional lenders or investors in financings similar to the Term B~~-1~~-2 Loans provided for in this Agreement (x) having an Effective Yield that is less than the Effective Yield for the Term B~~-1~~-2 Loans of the respective equivalent Type, but excluding Indebtedness Incurred in connection with a Change of Control, a transaction that, if consummated, would constitute a Change of Control, or a Transformative Acquisition and (y) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B~~-1~~-2 Loans or (ii) any effective reduction in the Effective Yield for the Term B~~-1~~-2 Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control, a transaction that, if consummated, would constitute a Change of Control or a Transformative Acquisition and, in the case of any transaction under either clause (a)(i) or clause (a)(ii) above, the primary purpose of which is to lower the Effective Yield on the Term B~~-1~~-2 Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term B~~-1~~-2 Loans.

“Required Lenders” shall mean, at any date and subject to the limitations set forth in Section 14.6(h), Non-Defaulting Lenders having or holding greater than 50.0% of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated or, for the purposes of acceleration pursuant to Section 12, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and letter of credit exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and letter of credit exposure of Defaulting Lenders) at such date and (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each Class of Additional/Replacement Revolving Credit Commitments at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of any Class of Additional/Replacement Revolving Credit Commitments has been terminated or for purposes of acceleration pursuant to Section 12, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class and the related revolving credit exposure (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding greater than 50.0% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the outstanding principal amount of the Revolving Credit Loans and Revolving Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) at such time).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Agreement” shall mean that certain Amendment and Restatements Agreement, dated as of May 24, 2024, among the Borrower, each Guarantor, the Administrative Agent, each Revolving Credit Lender and each 2024 Refinancing Term Lender.

“Restatement Agreement Effective Date” shall mean May 24, 2024.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration, reinvestment, or replacement will be completed within the later of (x) eighteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Investments” shall mean any Investment other than a Permitted Investment.

“Restricted Payment Amount” shall mean, at any time, the greater of (x) $85,000,000 and (y) 30.0% of Consolidated EBITDA of the Borrower for the Test Period most recently ended (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date, minus the sum of (a) the amount utilized by the Borrower or any Restricted Subsidiary to make Restricted Payments in reliance on Section 10.6(f)(iv), (b) the amount utilized by the Borrower or any Restricted Subsidiary to make Investments in reliance on Section 10.5(uu), (c) the amount utilized by the Borrower or any Restricted Subsidiary to incur Indebtedness in reliance on Section 10.1(w) utilizing the Available RP Capacity Amount and (d) the amount utilized by the Borrower or any Restricted Subsidiary to prepay, repurchase, redeem or otherwise defease or make similar payments in respect of Junior Debt prior to its stated maturity made by the Borrower or any Restricted Subsidiary in reliance on Section 10.7(a)(iii)(D).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall mean that portion of the Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event not required to be offered to prepay Term Loans pursuant to Section 5.2(a)(i) due to the Disposition Percentage being less than 100.0%.

“Retained Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Credit Borrowing” shall mean a borrowing consisting of Revolving Credit Loans of the same Type and Class.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Restatement Agreement Effective Date, the amount set forth opposite such Lender’s name on Schedule 2 to the Restatement Agreement as such Lender’s “Revolving Credit Commitment,” (b) in the case of any Lender that becomes a Lender after the Restatement Agreement Effective Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment and (c) in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender in respect of the Revolving Credit Facility, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of Revolving Credit Commitments as of the Restatement Agreement Effective Date is $600,000,000. For the avoidance of doubt, the availability of Revolving Credit Commitments shall be reduced by the Elected Amount of Baldwin C Corp Acquisition Indebtedness that are Designated Acquisition Swingline Loans.

“Revolving Credit Commitment Percentage” shall mean, at any time, when used in respect of the Revolving Credit Facility, for each Revolving Credit Lender, the percentage obtained by dividing (i) such Revolving Credit Lender’s Revolving Credit Commitment by (ii) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided that, at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Credit Termination Date.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Designated Acquisition Swingline Exposure at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(b).

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean May 24, 2029, or, if such date is not a Business Day, the Business Day immediately following such date.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Obligations shall have been reduced to zero or Cash Collateralized.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Sanctions” shall mean any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and a Cash Management Bank.

“Secured Hedging Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedging Agreements entered into pursuant to a specified Master Agreement as “Specified Hedging Agreements”.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Issuing Lenders, (c) [reserved], (d) the Designated Acquisition Swingline Lenders, (e) the Administrative Agent, (f) each Hedge Bank, (g) each Cash Management Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (i) any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Pledge and Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent.

“Security Agreements” shall mean collectively, the Security Agreement and each other security agreement and security agreement supplement executed and delivered pursuant to Section 9.10, Section 9.11 or Section 9.14 or pursuant to the Security Agreement, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Security Documents” shall mean, the collective reference to the Security Agreements, each Intellectual Property Security Agreement, each Segregated Acquisition Amount Deposit Account Control Agreement, each Mortgage, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 9.11, Section 9.14 or Section 9.17 or pursuant to the Security Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien which in each case, to the extent legally possible, is created in favor of the Administrative Agent for the benefit of the Secured Parties, whether entered into on or after the Closing Date.

“Segregated Acquisition Amount”: any proceeds of Incremental Term Loans (which are the same Class of Term Loans as the Initial Term Loans ~~or~~, Term B-1 Loans or Term B-2 Loans) incurred after the Restatement Agreement Effective Date and deposited in the Segregated Acquisition Amount Deposit Account that are designated in writing by the Borrower to the Administrative Agent as Segregated Acquisition Amount.

“Segregated Acquisition Amount Deposit Account” means any deposit account subject to a valid and perfected first priority security interest of the Administrative Agent, where any Segregated Acquisition Amount shall be deposited promptly upon funding.

“Segregated Acquisition Amount Deposit Account Control Agreement” means one or more control agreements in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s control with respect to the Segregated Acquisition Amount Deposit Account.

“Senior Secured Notes” shall mean those 7.125% senior secured notes due 2031 issued by the Borrower under the Senior Secured Notes Indenture in an initial aggregate principal amount of $600,000,000.

“Senior Secured Notes Documents” shall mean the Senior Secured Notes Indenture and the other credit documents referred to therein (including the related guarantee, the notes and notes purchase agreement).

“Senior Secured Notes Indenture” shall mean the indenture for the Senior Secured Notes, dated as of the Restatement Agreement Effective Date, among the Borrower, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent.

“Similar Business” shall mean any business, services or activities conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business, services or activities that are similar, reasonably related, incidental or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” shall have the meaning provided in clause (b)(II) of the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, at the time of determination:

(a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities;

(b) such Person and its Subsidiaries taken as a whole do not have unreasonably small capital with which to carry on its business as engaged in or contemplated; and

(c) such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 6.8.

“Special Purpose Subsidiary” shall mean any (a) not-for-profit Subsidiary, (b) captive insurance company or (c) Receivables Subsidiary and any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Acquisition Basket” shall have the meaning provided in the definition of “Baldwin C Corp Acquisition Indebtedness.”

“Specified Debt Incurrence Prepayment Event” shall have the meaning provided in Section 5.2(a)(i).

“Specified Existing Revolving Credit Commitment” shall mean any Existing Revolving Credit Commitments belonging to a Specified Existing Revolving Credit Commitment Class.

“Specified Existing Revolving Credit Commitment Class” shall have the meaning provided in Section 2.15(b).

“Specified Restructuring” shall mean any restructuring initiative, cost saving initiative or other similar strategic initiative of the Borrower or any of its Restricted Subsidiaries after the Closing Date described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Specified Transaction” shall mean, with respect to any period, any Investment (including Acquisitions), sale, transfer or other Disposition of assets or property, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, provision of Incremental Term Loans, provision of Incremental Revolving Credit Commitment Increases, provision of Additional/Replacement Revolving Credit Commitments, creation of Extended Term Loans or Extended Revolving Credit Commitments or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“SPV” shall have the meaning provided in Section 14.6(c).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Amount” of any Letter of Credit shall mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subordinated Indebtedness” shall mean any third-party Indebtedness for borrowed money (and any Guarantee Obligations in respect thereof) that is subordinated expressly by its terms in right of payment to the Obligations.

“Subsidiary” with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supported QFC” shall have the meaning provided in Section 14.24.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Receivables Agreement” means the Tax Receivable Agreement dated as of October 28, 2019, among Baldwin Group, the Borrower and the persons named therein, as amended, restated, amended and restated, supplemented or otherwise modified in good faith from time to time.

“Tax Restructuring” means any reorganizations and other transactions entered into among the Borrower and/or its Restricted Subsidiaries for tax planning (as determined by the Borrower in good faith) entered into after the Closing Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Guarantees, taken as a whole, in any material respect and are otherwise not adverse to the Lenders in any material respect and after giving effect to such reorganizations and other transactions, the Borrower and its Restricted Subsidiaries otherwise comply with Section 9.14.

“Taxes” shall have the meaning provided in Section 5.4(a).

“Term B-1 Lender” shall mean, collectively, (i) each Refinancing Term B-1 Lender and (ii) each Incremental Term B-1 Lender.

“Term B-1 Loan” shall mean, collectively, (i) each Refinancing Term B-1 Loan and (ii) each Incremental Term B-1 Loan.

“Term B-1 Loan Commitment” shall mean, collectively, (i) each Refinancing Term B-1 Loan Commitment and (ii) each Incremental Term B-1 Loan Commitment. The aggregate amount of the Term B-1 Loan Commitments as of the Amendment No. 2 Effective Date was $935,800,000.00.

“Term B-2 Lender” shall mean, collectively, (i) each Refinancing Term B-2 Lender and (ii) each Incremental Term B-2 Lender.

“Term B-2 Loan” shall mean, collectively, (i) each Refinancing Term B-2 Loan and (ii) each Incremental Term B-2 Loan.

“Term B-2 Loan Commitment” shall mean, collectively, (i) each Refinancing Term B-2 Loan Commitment and (ii) each Incremental Term B-2 Loan Commitment. The aggregate amount of the Term B-2 Loan Commitments as of the Amendment No. 3 Effective Date was $1,006,121,000.00.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan” shall mean an Initial Term Loan, a Term B-1 Loan, a Term B-2 Loan, any Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Exchange Effective Date” shall have the meaning provided in Section 2.17(a).

“Term Loan Exchange Notes” shall have the meaning provided in Section 2.17(a).

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a).

“Term Loan Facility” shall mean any of the Initial Term Loan Facility, the Term B-1 Loans, the Term B-2 Loans, any other Incremental Term Loan Facility and any Extended Term Loan Facility.

“Term Loan Lender” shall mean each Lender holding a Term Loan.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Term SOFR Borrowing” shall mean each Borrowing of a Term SOFR Loan.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” shall mean, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, (i) for any determination under this Agreement other than with respect to any determination of the Financial Performance Covenant, any determination of the Applicable Margin or the Commitment Fee Rate or any determination pursuant to Sections 5.2(a)(i) and (ii), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period and (ii) for any determination of the Financial Performance Covenant, any determination of the Applicable Margin and the Commitment Fee Rate and or any determination pursuant to Sections 5.2(a)(i) and (ii), the most recent period of four consecutive quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Section 9.1 Financials shall have been delivered to the Administrative Agent for each quarter or fiscal year in such period; provided that, prior to the first date that Internal Financial Statements or Section 9.1 Financials are available or shall have been delivered pursuant to Section 9.1(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2024. A Test Period may be designated by reference to the last day thereof (i.e. the March 31, 2024 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended March 31, 2024), and a Test Period shall be deemed to end on the last day thereof.

“Total Additional/Replacement Revolving Credit Commitment” shall mean the sum of Additional/Replacement Revolving Credit Commitments of all the Lenders providing any Class of Additional/Replacement Revolving Credit Commitments.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment and any other Total Incremental Term Loan Commitment, the Total Revolving Credit Commitment, the Total Additional/Replacement Revolving Credit Commitment and the Total Revolving Credit Commitment of each Extension Series.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such date), the Total Additional/Replacement Revolving Credit Commitment at such date (or, if the Total Additional/Replacement Revolving Credit Commitment shall have been terminated on such date, the aggregate exposure of all Additional/Replacement Revolving Credit Lenders at such date), the Total Extended Revolving Credit Commitment of each Extension Series at such date (or if the Total Extended Revolving Credit Commitment of any Extension Series shall have been terminated on such date, the aggregate exposures of all lenders under such series at such date) and the outstanding principal amount of all Term Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of all Extended Revolving Credit Commitments of all Lenders under each Extension Series.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any Class of Incremental Term Loans of all the Lenders providing such Class of Incremental Term Loans.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Initial Term Loan Lenders.

“Total Revolving Credit Commitment” shall mean, on any date, the sum of the Revolving Credit Commitment on such date of all the Revolving Credit Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower, any of its Subsidiaries or any of its Affiliates in connection with the Transactions, this Agreement and the other Loan Documents, the Senior Secured Notes Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the entering into of the Restatement Agreement, the other Loan Documents and funding of the Loans, (b) the Existing Debt Refinancing, (c) the entering into of the Senior Secured Notes Documents and the issuance of the Senior Secured Notes in sales pursuant to Rule 144A and Regulation S under the Securities Act, (d) the payment of the Transaction Expenses and (e) the consummation of any other transactions in connection with the foregoing (including all or any of those contemplated by the recitals to this Agreement and the Restatement Agreement).

“Transferee” shall have the meaning provided in Section 14.6(f).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” shall have the meaning provided in Section 10.6(a).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Term SOFR Loan.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean (i) for purposes of Sections 8.25 and 10.12 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Pension Plan exceeds the Fair Market Value of the assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions promulgated under Section 430 of the Code.

“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d)(i).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Lender” shall mean, at any time, any Lender under any Credit Facility, including any Designated Acquisition Swingline Lender. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Subsidiary may be designated an Unrestricted Subsidiary if, immediately after giving effect thereto, such Subsidiary would own or have an exclusive license to any Material Intellectual Property at the time of such designation.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 14.24.

“Voting Stock” with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” with respect to any Person, a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Power” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) The term “including” is by way of example and not limitation.

(d) Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall.”

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) [Reserved].

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b) Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

(d) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such Disposition shall have been consummated.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents and the Senior Secured Notes Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable, for times of the day in New York City, New York).

1.7 Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.5 or Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than for purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio) or Section 12 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any U.S. Dollar-

denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted amount) of the Indebtedness that is Incurred to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio, amounts in currencies other than Dollars shall be translated into U.S. Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or Section 9.1(b) or, prior to the Closing Date, the Historical Financial Statements.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Borrowing”).

1.10 Benchmark Replacement Disclaimer. With respect to Section 2.20, the Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to any Benchmark Replacement or with respect to any rate that is an alternative, comparable or successor rate to any rate herein or (iii) the effect of any of the foregoing.

1.11 Limited Condition Transaction.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date on which the definitive acquisition agreements for such Limited Condition Transaction are entered. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Transaction were entered into and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio or any other ratio test; or

(ii) testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements for such Limited Condition Transaction are entered into, (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, on or prior to the date of consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the Incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, payments pursuant to Section 10.7, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.12 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated Total Assets or Consolidated EBITDA), including the Consolidated EBITDA to Consolidated Interest Expense Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio for purposes of (i) the definition of “Applicable Margin” and the “Commitment Fee Rate,” (ii) calculating the covenant in Section 10.10 and (iii) Section 5.2(a)(i) and Section 5.2(a)(ii), the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that, for purposes of any determination under the proviso to Section 5.2(a)(i), Consolidated First Lien Debt shall be determined after giving pro forma effect to (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1 and (2) secured Permitted Additional Debt and secured Credit Agreement Refinancing Indebtedness voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate amount of cash consideration paid by any

Purchasing Borrower Party to effect any assignment to it of (1) Term Loans pursuant to Section 14.6(g), but only to the extent that such Term Loans have been cancelled and (C) the aggregate amount of all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments pursuant to Section 4.2 (for the avoidance of doubt, excluding any such commitment reductions required by the first proviso to Section 2.14(b) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments), in each case, after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 5.2(a)(i) assuming such voluntary prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are internally available.

(b) For purposes of calculating any financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets or Consolidated EBITDA), Specified Transactions (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and cash equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c) Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction or a Specified Restructuring, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction (including the Transactions) or Specified Restructuring that is being given pro forma effect or for which a determination of pro forma compliance is being made that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, cost synergies or other synergies have been taken, have been committed to be taken, with respect to which substantial steps have been taken or which are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, cost synergies and other synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, cost synergies and other synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, any action committed to be taken, any action with respect to which substantial steps have been taken or any action that is expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction or Specified Transaction, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable; provided that (A) such amounts are reasonably identifiable in the good faith judgment of the Borrower, (B) such actions are taken, such actions are committed to be taken, substantial steps with respect to such action have been taken or such actions are expected to be taken no later than eight fiscal quarters after the date of consummation of such Specified

Transaction or the date of initiation of such Specified Restructuring (or, with respect to the Transactions, eight fiscal quarters) and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided, that the aggregate amount added in respect of this Section 1.12 and clause (a)(viii) of the definition of “Consolidated EBITDA” for any Test Period shall not exceed an amount equal to 25% of Consolidated EBITDA for such Test Period (calculated after giving effect to such adjustment).

(d) In the event that the Borrower or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated EBITDA to Consolidated Interest Expense Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that, with respect to any Incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and/or the Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable, pro forma effect shall not be given to any Indebtedness being Incurred (or expected to be Incurred) substantially simultaneously or contemporaneously with the Incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement, including the Incremental Base Amount or any “baskets” measured as a percentage of Consolidated Total Assets or Consolidated EBITDA.

(e) Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is made had been the applicable rate for the entire period (taking into account any interest Hedging Agreements applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, except as set forth in Section 1.12(d).

(f) Any such pro forma calculation may include, without limitation, (1) all adjustments of the type described in clause (a)(viii) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

1.13 [Reserved].

1.14 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2. Amount and Terms of Credit Facilities.

2.1 Loans.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans (each, an “Initial Term Loan”) to the Borrower, which Initial Term Loans (A) shall not exceed, for any such Lender, the Initial Term Loan Commitment of such Lender, (B) shall not exceed, in the aggregate, the Total Initial Term Loan Commitment, (C) shall be denominated in Dollars, (E) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Initial Term Loans of the same Type and (F) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Initial Term Loans shall be repaid in full.

(b) (i) Subject to and upon the terms and conditions set forth herein and in the Restatement Agreement, each Revolving Credit Lender severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower in U.S. Dollars, which Revolving Credit Loans (A) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (B) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (C) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (D) shall be made at any time and from time to time on and after the Restatement Agreement Effective Date and prior to the Revolving Credit Maturity Date; provided that the amount of Revolving Credit Loans that may be borrowed on the Restatement Agreement Effective Date shall be limited to an amount sufficient to fund certain earnout payments of the Borrower, in an amount no greater than $50,000,000, (E) may at the option of the Borrower be Incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (F) may be repaid and reborrowed in accordance with the provisions hereof.

(ii) On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full and the Revolving Credit Commitments shall terminate.

(c) Each Lender may at its option make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term SOFR Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Term SOFR Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the applicable Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(d) (i) Subject to and upon the terms and conditions herein set forth, each Cashless Option Term B-1 Lender severally agrees to exchange its Existing Initial Term Loan for a like principal amount of Refinancing Term B-1 Loans (or such lesser amount as determined by the Amendment No. 2 Arrangers) on the Amendment No. 2 Effective Date.

(ii) Subject to and upon the terms and conditions herein set forth, each Additional Term B-1 Lender severally agrees to make Additional Term B-1 Loans in Dollars to the Borrower on the Amendment No. 2 Effective Date in a principal amount not to exceed its Additional Term B-1 Loan Commitment on the Amendment No. 2 Effective Date. The Borrower shall prepay all Existing Initial Term Loans of Non-Consenting Existing Initial Term Loan Lenders with a portion of the gross proceeds of the Additional Term B-1 Loans.

(iii) The Borrower shall pay all accrued and unpaid interest on the Existing Initial Term Loans to the Existing Initial Term Loan Lenders to, but not including, the Amendment No. 2 Effective Date on such Amendment No. 2 Effective Date.

(e) (i) Subject to and upon the terms and conditions herein set forth, each Cashless Option Term B-2 Lender severally agrees to exchange its Existing Term B-1 Loan for a like principal amount of Refinancing Term B-2 Loans (or such lesser amount as determined by the Amendment No. 3 Arrangers) on the Amendment No. 3 Effective Date.

(ii) Subject to and upon the terms and conditions herein set forth, each Additional Term B-2 Lender severally agrees to make Additional Term B-2 Loans in Dollars to the Borrower on the Amendment No. 3 Effective Date in a principal amount not to exceed its Additional Term B-2 Loan Commitment on the Amendment No. 3 Effective Date. The Borrower shall prepay all Existing Term B-1 Loans of Non-Consenting Existing Term B-1 Loan Lenders with a portion of the gross proceeds of the Additional Term B-2 Loans.

(iii) The Borrower shall pay all accrued and unpaid interest on the Existing Term B-1 Loans to the Existing Term B-1 Loan Lenders to, but not including, the Amendment No. 3 Effective Date on such Amendment No. 3 Effective Date.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000, and, in each case, shall not be less than the Minimum Borrowing Amount with respect for such Type of Loans (except that Revolving Credit Loans to reimburse any Issuing Lender with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable); provided that the Designated Acquisition Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments that are ABR Loans in other amounts pursuant to Section 2.19. More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than ten (10) Term SOFR Borrowings of Term Loans and Revolving Credit Loans (which number of Term SOFR Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Loans/Commitments). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

2.3 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (New York City time) at least three Business Days’ prior written notice of the Borrowing of Initial Term Loans, Term B-1 Loans, Term B-2 Loans or any Borrowing of Incremental Term Loans (unless otherwise set forth in the applicable Incremental Agreement), as the case may be, if all or any of such Term Loans are to be initially Term SOFR Loans and (ii) written notice prior to 1:00 p.m. (New York City time) on the date of the Borrowing of Initial Term Loans, Term B-1 Loans, Term B-2 Loans or any Borrowing of Incremental Term Loans, as the case may be, if all or any of such Term Loans are to be ABR Loans; provided that any notice of a Borrowing of Term SOFR Loans to be made on the Restatement Agreement Effective Date, or any Incremental Facility Closing Date may be given not later than 11:00 a.m. (New York City time) (or such later date as the Administrative Agent may reasonably agree) one Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit

Agreement. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall be in substantially the form of Exhibit D and shall specify (i) the aggregate principal amount of the Initial Term Loans, Term B-1 Loans, Term B-2 Loans or any Incremental Term Loans, as the case may be, to be made, (ii) the date of the Borrowing; and (z) in the case of any other Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class) and (iii) whether the Term Loans shall consist of ABR Loans and/or Term SOFR Loans and, if the Term Loans are to include Term SOFR Loans, the Interest Period to be initially applicable thereto; provided that the Notice of Borrowing for a Borrowing of Term Loans shall be revocable so long as the Borrower agrees to comply with the applicable provisions of Section 2.11 upon any such revocation. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Incremental Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to Incur Revolving Credit Loans hereunder (other than borrowings to repay Designated Acquisition Swingline Loans or Unpaid Drawings under Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are to be initially Term SOFR Loans and (ii) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are to be ABR Loans; provided that any Notice of Borrowing of Term SOFR Loans to be made on the Restatement Agreement Effective Date or on any Incremental Facility Closing Date may be given not later than 11:00 a.m. (New York City time) (or such later date as the Administrative Agent may reasonably agree) one Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit Agreement. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) whether the Revolving Credit Loans to be made pursuant to such Borrowing are to be Revolving Credit Loans to be received by the Borrower, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or, Term SOFR Loans and, if Term SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice of each proposed Borrowing of applicable Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c) [Reserved].

(d) [Reserved].

(e) Borrowings of Revolving Credit Loans to reimburse Designated Acquisition Swingline Loans or Unpaid Drawings under Letters of Credit shall be made upon the terms set forth in Section 2.18, Section 2.19, Section 3.3 or Section 3.4(a), as applicable.

(f) If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Term SOFR Loans in each case, with an Interest Period of one (1) month. If the Borrower requests a Borrowing of Term SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Term SOFR Loans), it will be deemed to have specified an Interest Period of one (1) month.

2.4 Disbursement of Funds.

(a) No later than 12:00 p.m. (New York City time) on the date specified in each Notice of Borrowing or, if any such Notice of Borrowing is delivered on the same day as the requested Borrowing, no later than 3 hours after receipt thereof (including, in any such case, Borrowings to reimburse Designated Acquisition Swingline Loans or Unpaid Drawings under Letters of Credit) and two hours after written notice of such Borrowing is delivered by the Administrative Agent to such Lender, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that, subject to clause (b) below, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent provided, further, that on the Restatement Agreement Effective Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all such requested amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Designated Acquisition Swingline Loans or Unpaid Drawings under Letters of Credit) make available to such Borrower by depositing to an account designated by such Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in U.S. Dollars, as applicable. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and such Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in U.S. Dollars, as applicable. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(c) [Reserved].

(d) Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans ~~and~~, Term B-1 Loans and Term B-2 Loans, (ii) on the relevant Incremental Term Loan Maturity Date for any Class of Incremental Term Loans, any then outstanding Incremental Term Loans of such Class, (iii) on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans, (iv) on the relevant maturity date for any Class of Additional/Replacement Revolving Credit Commitments, all then outstanding Additional/Replacement Revolving Credit Loans of such Class, (v) on the relevant maturity date for any Class of Extended Term Loans, all then outstanding Extended Term Loans of such Class and (vi) on the relevant maturity date for any Class of Extended Revolving Credit Commitments, all then outstanding Extended Revolving Credit Loans of such Class.

(b) The Borrower shall repay to the Administrative Agent, in U.S. Dollars, for the ratable benefit of the Term Loan Lenders, (i) on the last Business Day of each March, June, September and December, beginning ~~March  31~~September 30, 2025 (each, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to (i) the product of (x) the aggregate principal amount of Term Loans outstanding immediately after the Borrowing of Term Loans on the Amendment No. ~~2~~3 Effective Date multiplied by (y) 0.25% (with respect to each Term Loan Repayment Date prior to the Initial Term Loan Maturity Date, as such amount may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) and (ii) on the Initial Term Loan Maturity Date, the aggregate principal amount of Term Loans then outstanding (each amount, a “Term Loan Repayment Amount”).

(c) [Reserved]

(d) In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement.

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 14.6(b)(v), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, a Term B-1 Loan, a Term B-2 Loan, any Incremental Term Loan (and the relevant Class thereof), a Revolving Credit Loan, an Additional/Replacement Revolving Credit Loan (and the relevant Class thereof), an Extended Term Loan (and the relevant Class thereof), or an Extended Revolving Credit Loan (and the relevant Class thereof), as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof and (iv) any cancellation or retirement of Loans contemplated by Section 14.6(i).

(g) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and, in the case of the Register, shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(h) For the avoidance of doubt, all Loans made pursuant to a Credit Facility shall be repaid in U.S. Dollars whether pursuant to this Section 2.5 or otherwise, except as otherwise specified herein.

2.6 Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day, subject to Section 2.11, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type of the same currency and except as otherwise provided herein such Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans, as applicable, for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) Term SOFR Loans may not be continued as Term SOFR Loans, as applicable, for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of or conversion to Term SOFR Loans, (ii) two Business Days in the case of a continuation of or conversion to, or (iii) the same Business Day in the case of a conversion into ABR Loans), prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as or Term SOFR Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Term SOFR Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Term SOFR Loan and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, Term SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Term Loans ~~or~~, Term B-1 Loans or Term B-2 Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments ~~or~~, Term B-1 Loan Commitments or Term B-2 Loan Commitments, as applicable. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages with respect to the applicable Class. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Term Loan Commitments for the applicable Class. Each Borrowing of Additional/Replacement Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Additional/Replacement Revolving Credit Commitments for the applicable Class. Each Borrowing of Extended Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Extended Revolving Credit Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally and not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b) [Reserved].

(c) [Reserved].

(d) The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the Adjusted Term SOFR Rate in effect from time to time.

(e) If at any time after the occurrence of and during the continuance of an Event of Default under Section 12.1 or Section 12.5, all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Law) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the applicable rate described in Section 2.8(a) plus 2.00% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

(f) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable in U.S. Dollars, as applicable, and, except as otherwise provided below, shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Term SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except in the case of prepayments of any ABR Revolving Credit Loans, that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that a Loan that is repaid on the same day on which it is made shall bear interest for one day.

(g) All computations of interest hereunder shall be made in accordance with Section 5.5.

(h) The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(i) Except as otherwise provided herein, whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into, or continuation as, a Borrowing of Term SOFR Loans (in the case of the initial Interest Period applicable thereto) on or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Term SOFR Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice, the Interest Period applicable to such Borrowing, which Interest Period shall be the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one, three or six months thereafter (or, if agreed to by all relevant Lenders participating in the relevant Credit Facility and the Administrative Agent, twelve months thereafter or any other period, including any period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c) if any Interest Period relating to a Borrowing of Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d) [reserved]; and

(e) the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loans if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) [Reserved]

(ii) that, due to a Change in Law, which shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; (B) subject any Lender to any Tax (other than (1) Taxes indemnifiable under Section 5.4, (2) Excluded Taxes or (3) Taxes described in Section 5.4(f)) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender or the London interbank eurocurrency market any other condition, cost or expense affecting this Agreement, which results in the cost to such Lender of participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) [Reserved];

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) [Reserved]

(c) If any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or their respective parent’s capital or assets as a consequence of such Lender’s or Issuing Lender’s commitments or obligations hereunder to a level below that which such Lender or Issuing Lender or their respective parent could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s or their respective parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly (but no later than ten Business Days) after written demand by such Lender or Issuing Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or their respective parent for such reduction, it being understood and agreed, however, that a Lender or Issuing Lender shall not be entitled to such compensation as a result of such Lender’s or Issuing Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Restatement Agreement Effective Date except as a result of a Change in Law. Each Lender or Issuing Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding the foregoing, no Lender or Issuing Lender shall be entitled to seek compensation under this Section 2.10 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Lender is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10.

(g) This Section 2.10 shall not operate to provide payments that are duplicative of those required under Section 5.4.

2.11 Compensation. If (a) any payment of principal of a Term SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term SOFR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 12 or for any other reason, (b) any Borrowing of Term SOFR Loan is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7, (c) any ABR Loan is not converted into a Term SOFR Loan, as a result of a withdrawn Notice of Conversion or Continuation, (d) any Term SOFR Loan is not continued as a Term SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Term SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Term SOFR

Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Each Lender that has delivered an executed Consent to Amendment No. 2 hereby waives any breakage loss or expense pursuant to this Section 2.10 in connection with the repayment of the Existing Initial Term Loans on the Amendment No. 2 Effective Date. Each Lender that has delivered an executed Consent to Amendment No. 3 hereby waives any breakage loss or expense pursuant to this Section 2.10 in connection with the repayment of the Existing Term B-1 Loans on the Amendment No. 3 Effective Date.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Incremental Facilities.

(a) The Borrower may at any time or from time to time after the Restatement Agreement Effective Date and giving effect to the 2024 Refinancing Term Loans and the Revolving Credit Commitments, by written notice delivered to the Administrative Agent, request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments in U.S. Dollars or any Alternative Currency (the “Additional/Replacement Revolving Credit Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Credit Commitment Increases, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.11, at the time that any such Incremental Term Loan, Incremental Revolving Credit Commitment Increase or Additional/Replacement Revolving Credit Commitment is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition or other Investment, no Event of Default under Section 12.1 or 12.5) shall have occurred and be continuing.

(b) Each tranche of Incremental Term Loans, each tranche of Additional/Replacement Revolving Credit Commitments and each Incremental Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 or like amount in an Alternative Currency, as applicable, (it being understood that such amount may be less than $5,000,000 or like amount in an Alternative Currency, as applicable, if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 or like amount in an Alternative Currency, as applicable, in excess thereof), and, subject to the first proviso at the end of this Section 2.14(b), the aggregate amount of (x) the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and the Additional/Replacement Revolving Credit Commitments (after giving pro forma effect thereto and the use of proceeds thereof) Incurred pursuant to this Section 2.14(b), plus (y) the aggregate principal amount of Permitted Additional Debt Incurred under Section 10.1(u)(ii)(A) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, subject to Section 1.11, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases and/or

Additional/Replacement Revolving Credit Commitments then outstanding and Incurred under this clause (B) were fully drawn), the Borrower would be in compliance with a Consolidated First Lien Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility, calculated on a pro forma basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period, that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with an Acquisition or other Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or other Investment (this clause (B), the “Incremental Ratio Debt Amount” and, together with the Incremental Base Amount, the “Incremental Limit”); provided that (i) Incremental Term Loans may be Incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and, without regard to the minimums set forth in the first part of this Section 2.14(b), to the extent that the Net Cash Proceeds from such Incremental Term Loans are used on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 5.2(a)(i) or (y) permanently reduce the Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments in accordance with the procedures set forth in Section 5.2(e)(ii) (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this proviso), and (ii) Additional/Replacement Revolving Credit Commitments may be provided without regard to the Incremental Limit, without regard to the minimums set forth in the first sentence of this Section 2.14(b) and without regard to whether an Event of Default has occurred and is continuing, to the extent that the existing Revolving Credit Commitments, Extended Revolving Credit Commitments or other Additional/Replacement Revolving Credit Commitments shall be permanently reduced in accordance with Section 5.2(e)(ii) by an amount equal to the aggregate amount of Additional/Replacement Revolving Credit Commitments so provided (and any such Additional/Replacement Revolving Credit Commitments shall be deemed to have been Incurred pursuant to this proviso).

(c) (i) The Incremental Term Loans (A) if consisting of a Credit Facility, shall rank equal in right of payment and security with the Initial Term Loans ~~and~~, Term B-1 Loans and Term B-2 Loans, shall be secured on an equal priority basis with, and only by all or a portion of the Collateral securing the Obligations (and which may be equal or junior in right of payment with the Initial Term Loans ~~and~~, Term B-1 Loans and Term B-2 Loans) and shall only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Initial Term Loan Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans ~~and~~, Term B-1 Loans and Term B-2 Loans, (D) shall have a maturity date (subject to clause (B) above), an amortization schedule (subject to clause (C) above), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, AHYDO Catch Up Payments, funding discounts, original issue discounts, currency types and denominations and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, (I) during the period commencing on the Restatement Agreement Effective Date and ending on the date that is six months after the Restatement Agreement Effective Date, in the event that the Effective Yield for any Incremental Term Loans denominated in U.S. Dollars (other than (x) Incremental Term Loans (1) established pursuant to the first proviso of Section 2.14(b), (2) having a final maturity date that is more than one year after the Initial Term Loan Maturity Date, (3) Incurred in connection with a Permitted Acquisition or Permitted Investment or (4) in an aggregate amount equal to or less than $145,000,000 or (y) Incremental Terms Loans consisting of a customary bridge facility, so long as the Indebtedness outstanding under any such customary bridge facility may be converted into or exchanged for long term debt that satisfies clauses (B) and (C) above and any such conversion or exchange is subject only to conditions customary for similar conversions or exchanges (clauses (x)(1) through (4) and (y), collectively, the “Incremental MFN Exceptions”)), is in the case of Incremental Term Loans denominated in U.S. Dollars greater than the Effective Yield for the Initial Term Loans by more than 0.50%, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50% (this proviso, the “Incremental MFN Protection”); provided, further, that, notwithstanding the foregoing, Incremental Term Loans in an amount not exceeding the Incremental/Refinancing Maturity Limitation Excluded Amount may be Incurred without regard to clause (B) and/or (C) of this Section 2.14(c)(ii); provided, further, that, with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to Term SOFR, for purposes of calculating the applicable increase (if any) in the Applicable Margins for the Initial Term Loans, in the immediately preceding proviso, the Applicable Margin for such Incremental Term Loans shall be deemed to be the interest rate (calculated after giving pro forma effect to any increases required pursuant to the immediately succeeding proviso) of such Incremental Term Loans less the then applicable reference rate; and (E) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C) and (D) above, any differences shall be either, at the option of the Borrower, (1) reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) or (2) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such Incremental Facility (as determined by the Borrower in good faith) and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility.

(ii) The Incremental Revolving Credit Commitment Increase shall be treated the same as the Class of Revolving Credit Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Credit Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Revolving Credit Lenders)).

(iii) The Additional/Replacement Revolving Credit Commitments (A) if consisting of a Credit Facility shall rank equal in right of payment and security with the Revolving Credit Loans, shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Loan Parties on a senior basis and, (B) shall not mature earlier than the Revolving Credit Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, (C) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, currency types and denominations, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (D) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and Issuing Lender, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable Issuing Lenders and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Agreement) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) may otherwise have terms and conditions different from those of the Revolving Credit Facility; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Additional/Replacement Revolving Credit Commitments may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, further, however, that, if the applicable Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)).

(d) Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount, currency types and denominations and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments, including the currency types and denominations of the Borrower thereof. Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Term Loan Lender will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving Credit Commitment will have any obligation to provide a portion of any Incremental Revolving Credit Commitment Increase and no existing Lender with a Revolving Credit Commitment will have an obligation to provide a portion of any Additional/Replacement Revolving Credit Commitment) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent, each Issuing Lender and the Designated Acquisition Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases or such Additional/Replacement Revolving Credit Commitments if such consent would be required under Section 14.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments, each applicable Issuing Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments if such consent would be required under Section 14.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e) Commitments in respect of Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Credit Lenders, (ii) in connection with Classes of Incremental Term Loans, to extend the Prepayment Premium Period for the benefit of any existing Class of Term Loans to the extent that such Class of Incremental Term Loans shall have the benefit of such longer Prepayment Premium Period, (iii) to increase the Effective Yield of the applicable Class of Term Loans to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans is “fungible” with any applicable existing Class of Term Loans, (iv) to add mechanics to allow for the accrual and payment of payment in kind interest in respect of any such additional Class of Incremental Term Loans and to add any “AHYDO” payment provisions related thereto and/or (v) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans). The effectiveness of any Incremental Agreement (an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans Incurred, and any Additional/Replacement Revolving Credit Commitments provided, in either case as described in the first proviso to Section 2.14(b), shall be used in accordance with the terms thereof.

(f) (i) No Lender shall be obligated to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments unless it so agrees and no Borrower shall be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments.

(ii) Upon each increase in the Revolving Credit Commitments of any Class pursuant to this Section, each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Designated Acquisition Swingline Loans such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Designated Acquisition Swingline Loans held by each Lender with a Revolving Credit Commitment of such Class will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class. If, on the date of such increase, there are any Revolving Credit Loans of such Class outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.11. Each Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.14 shall supersede any provisions in Section 2.7 or 14.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

2.15 Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (any such Term Loans which have been so extended or changed, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended or changed except that (w) the scheduled final maturity date may be extended or changed and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended or changed, in each case as more particularly set forth in Section 2.15(d) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended or changed.

(b) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, the Extended Revolving Credit Commitments of any Class and/or any Additional/Replacement Revolving Credit Commitments (and, in each case, including any previously extended Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments or to make any other changes to the terms of such Existing Revolving Credit Commitment and related Loans (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended or changed (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.15, Section 5.2(e) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 14.6 and (III) subject to the applicable limitations set forth in Section 4.2 and Section 5.2(e)(ii), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(c) The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. The Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans and/or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans, Revolving Credit Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as each applicable Issuing Lender has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(d) and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by this Section 2.15(d), each Extension Agreement in respect of Extended Term Loans may amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 14.1 of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(d).

(g) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h) This Section 2.15 shall supersede any provisions in Section 2.4 or Section 14.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) the Commitment of and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender;

(c) if any Letter of Credit Exposure or Designated Acquisition Swingline Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender and such Designated Acquisition Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentage of the applicable Class of Revolving Credit Commitments; provided that (A) each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 14.23, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Lender, any Designated Acquisition Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Designated Acquisition Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.16(c)(i) above or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent, (x) first, prepay such Designated Acquisition Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to the requirements of this Section 2.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.16(c), then the fees payable to the Lenders pursuant to Section 4.1(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Commitment Percentages of the applicable Class of Revolving Credit Commitments and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.16(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all fees payable under Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Issuing Lender until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) (1) the Issuing Lender will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.16(c) above or otherwise in a manner reasonably satisfactory to such Issuing Lender; and

(i) no Designated Acquisition Swingline Lender will be required to fund any Designated Acquisition Swingline Loans unless such Designated Acquisition Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.16(c) above.

(e) If the Borrower, the Administrative Agent, the applicable Designated Acquisition Swingline Lender and each applicable Issuing Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure and Designated Acquisition Swingline Exposure of such Lender reallocated pursuant to the requirements of Section 2.16(c) shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f) Any payment of principal, interest, fees or other amounts received by an Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 14.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to each Administrative Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Lender and each Designated Acquisition Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 3.8, the Issuing Lender’s potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Designated Acquisition Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or such Designated Acquisition Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Restricted Subsidiaries pursuant to any Secured Hedging Agreement with such Defaulting Lender as certified by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.17 Term Loan Exchange Notes.

(a) The Borrower may by written notice to the Administrative Agent elect to offer (each a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount (or accreted value) greater than the aggregate principal amount of Term Loans being exchanged plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees, commissions and expenses (including OID, closing payments, upfront fees or similar fees) in connection with the issuance of the Term Loan Exchange Notes. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than fifteen days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank equal to or junior in right of payment and of security with the Loans and Commitments being exchanged hereunder; (y) all other terms and conditions (other than interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts and redemption or prepayment terms and premiums) applicable to such Term Loan Exchange Notes shall reflect market terms and conditions at the time of incurrence (as determined in good faith by the Borrower); provided that the Term Loan Exchange Notes may have the benefit of any Previously Absent Covenant if the Administrative Agent has been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset of the Borrower and the Restricted Subsidiaries other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and the representative for such Term Loan Exchange Notes shall enter into a Customary Intercreditor Agreement (it being understood that junior Liens are not required to be equal to other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are equal to, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), or (C) shall not be incurred or guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed such Term Loans being exchanged.

(b) The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act)), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled date interest is due with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

(c) If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.17 shall supersede any provisions of Section 2.5, Section 5 and Section 14.1 to the contrary, waive the requirements of any other provision of this Agreement or any other Credit Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(e) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than one Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Administrative Agent shall be entitled to conclusively rely on such results.

(f) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.18 Designated Acquisition Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Designated Acquisition Swingline Lender may, but shall have no obligation to, make a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments held by the Designated Acquisition Swingline Lender from time to time during the Revolving Credit Commitment Period in the form of the assumption or guarantee by the Borrower of Baldwin Acquisition Indebtedness (“Designated Acquisition Swingline Loans”); provided that (i) the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at any time shall not exceed the Designated Acquisition Swingline Commitment then in effect (notwithstanding that the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at any time, when aggregated with the Outstanding Amount of the Designated Acquisition Swingline Lender’s other Revolving Credit Loans, may exceed the Designated Acquisition Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Designated Acquisition Swingline Lender shall not hold, any Designated Acquisition Swingline Loan if, after giving effect to such Designated Acquisition Swingline Loan, the aggregate amount of the Available Revolving Credit Commitments of the Lenders would be less than zero. During the Revolving Credit Commitment Period, the Designated Acquisition Swingline Commitment will be revolving in nature and the Borrower may utilize it for Designated Acquisition Swingline Loans, repay Designated Acquisition Swingline Loans and utilize it again for Designated Acquisition Swingline Loans, all in accordance with the terms and conditions hereof. Designated Acquisition Swingline Loans shall be ABR Loans only and shall be subject to the conditions set forth in the definition of “Baldwin C Corp Acquisition Indebtedness.”

(b) The Borrower shall repay to the Designated Acquisition Swingline Lender the then unpaid principal amount of each Designated Acquisition Swingline Loan within seven Business Days after the assumption or guarantee thereof by the Borrower, but in no event later than the Revolving Credit Termination Date.

2.19 Procedure for Designated Acquisition Swingline Borrowing; Refunding of Designated Acquisition Swingline Loan .

(a) Except to the extent set forth in the definition of Baldwin C Corp Acquisition Indebtedness, whenever a Borrower desires that Baldwin C Corp Acquisition Indebtedness held by the Designated Acquisition Swingline Lender be assumed or guaranteed by the Borrower and be treated as Designated Acquisition Swingline Loans, the Borrower shall give the Designated Acquisition Swingline Lender irrevocable written notice (which notice must be received by the Designated Acquisition Swingline Lender not later than 11:00 a.m., New York City time, on the three Business Days prior to the Borrowing Date, or such shorter notice period as is acceptable to the Designated Acquisition Swingline Lender) substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Authorized Officer of the Borrower specifying (i) the amount to be assumed or guaranteed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each utilization of the Designated Acquisition Swingline Commitment shall be in an amount equal the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof and meet the requirements of Baldwin C Corp Acquisition Indebtedness. Promptly thereafter, on the Borrowing Date specified in the notice in respect of Designated Acquisition Swingline Loans, the Baldwin C Corp Acquisition Indebtedness shall be assumed or guaranteed by the Borrower and be treated as a Designated Acquisition Swingline Loan hereunder.

(b) Unless the Borrower and the Designated Acquisition Swingline Lender otherwise agree, the Designated Acquisition Swingline Lender shall, on behalf of the Borrower (which hereby irrevocably directs the Designated Acquisition Swingline Lender to act on its behalf), give notice no later than 12:00 Noon, New York City time on the Business Day prior to the date that an outstanding Designated Acquisition Swingline Loan is to become due pursuant to Section 2.18(b), requesting each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender’s Revolving Percentage of the Outstanding Amount of such Designated Acquisition Swingline Loan (the “Refunded Designated

Acquisition Swingline Loan”) on such due date, to repay the Designated Acquisition Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds, not later than 10:00 a.m., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Designated Acquisition Swingline Lender for application by the Designated Acquisition Swingline Lender to the repayment of the Refunded Designated Acquisition Swingline Loan.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.19(b), one of the events described in Section 13.5 shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Designated Acquisition Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.19(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.19(b) or upon the request of the Designated Acquisition Swingline Lender, purchase for cash an undivided participating interest in the aggregate Outstanding Amount of Designated Acquisition Swingline Loans by paying to the Designated Acquisition Swingline Lender an amount (the “Designated Acquisition Swingline Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Percentage times (ii) the sum of the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at such time that were to have been repaid with such Revolving Credit Loans or that the Designated Acquisition Swingline Lender otherwise requests Revolving Credit Lenders to purchase participation interests in.

(d) Whenever, at any time after the Designated Acquisition Swingline Lender has received from any Revolving Credit Lender such Lender’s Designated Acquisition Swingline Participation Amount, the Designated Acquisition Swingline Lender receives any payment on account of the Designated Acquisition Swingline Loans, the Designated Acquisition Swingline Lender will distribute to such Lender its Designated Acquisition Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Designated Acquisition Swingline Loans then due); provided, however, that in the event that such payment received by the Designated Acquisition Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Designated Acquisition Swingline Lender any portion thereof previously distributed to it by the Designated Acquisition Swingline Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.19(b) and to purchase participating interests pursuant to Section 2.19(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Designated Acquisition Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6 and Section 7, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything to the contrary contained in Sections 2.18 and 2.19 or elsewhere in this Agreement, (i) the Designated Acquisition Swingline Lender shall not be obligated to make any Designated Acquisition Swingline Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Designated Acquisition Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Designated Acquisition Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Designated Acquisition Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ pro rata share of the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at such time and (ii) the Designated Acquisition Swingline Lender shall not make any Designated Acquisition Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Designated Acquisition Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 14.1.

2.20 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.20, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election notice in accordance with the terms of Section 2.9 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any interest election notice that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Term SOFR Borrowing and any Notice of Borrowing that requests a Term SOFR Revolving Credit Borrowing shall instead be deemed to be an interest election notice or a Notice of Borrowing, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.20(a) with respect to a Relevant Rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election notice in accordance with the terms of Section 2.9 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.20.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.20, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

SECTION 3. Letters of Credit.

3.1 Issuance of Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Restatement Agreement Effective Date and prior to the date that is three (3) Business Days prior to the Revolving Credit Maturity Date, (2) each Issuing Lender agrees to issue (or cause its Affiliates or other financial institution with which the Issuing Lender shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the Borrower or any Restricted Subsidiary, letters of credit (each, a “Letter of Credit”) in such form as may be approved by such Issuing Lender in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations at such time, would exceed the Letter of Credit Sub-Commitment then in effect or, when added to the Letter of Credit Obligations, Designated Acquisition Swingline Loans and the Revolving Credit Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect, (ii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Lender or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date, (v) each Letter of Credit shall be denominated in Dollars, (vi) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vii) no Letter of Credit shall be issued after the applicable Issuing Lender has received a written notice from the Borrower or the Administrative Agent stating that a Default or an Event of Default has occurred and is continuing until such time as such Issuing Lender shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1 or that such Default or Event of Default is no longer continuing, (viii) unless otherwise agreed by the applicable Issuing Lender, no Letter of Credit shall be issued by the applicable Issuing Lender if such issuance would cause the Letter of Credit Obligations of such Issuing Lender to exceed the Letter of Credit Sub-Commitment Obligation of such Issuing Lender and (ix) no more than twenty Letters of Credit may be issued under this Agreement.

(c) In connection with the establishment of any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments and subject to the availability of unused Commitments with respect to such newly established Class and the satisfaction of the conditions set forth in Section 7, the Borrower may, with the written consent of the applicable Issuing Lender, designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable. Upon such designation such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such newly established Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable.

(d) On the Restatement Agreement Effective Date, without further action by any party hereto (including the delivery of a Letter of Credit Request or any consent of, or confirmation by or to, the Administrative Agent), subject to the terms of this Section 3, (i) each Existing Letter of Credit set forth on Schedule 1.1(b) as amended and restated by the Restatement Agreement issued by a Issuing Lender hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof (including Section 4.1) as if each such Letter of Credit was issued by the applicable Issuing Lender pursuant to this Agreement and (ii) each Issuing Lender that has issued an Existing Letter of Credit shall be deemed to have granted each Letter of Credit Participant in respect thereof and each Letter of Credit Participant in respect thereof shall be deemed to have acquired from such Issuing Lender, on the terms and conditions of Section 3.3 hereof, for such Letter of Credit Participant’s own account and risk, an undivided participation interest in such Issuing Lender’s obligations and rights under each such Existing Letter of Credit equal to such Letter of Credit Participant’s Revolving Credit Commitment Percentage, as applicable, of (A) the outstanding amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower (or the Borrower on behalf of any of its Restricted Subsidiary) desires that a Letter of Credit be issued (or amended, renewed or extended), it shall give the Administrative Agent and the applicable Issuing Lender a Letter of Credit Request by no later than 1:00 p.m. (New York City time) (i) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Issuing Lender) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of the Borrower or any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall have also signed the applicable Letter of Credit Request), (ii) at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Issuing Lender) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Restricted Subsidiary that is a Domestic Subsidiary that is not a Loan Party and (iii) at least ten (or such lesser number as may be agreed upon by the Administrative Agent and such Issuing Lender) Business Days prior to the date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Restricted Subsidiary that is not a Domestic Subsidiary. Each Letter of Credit Request shall be executed by the Borrower and sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Lender, by personal delivery or by any other means acceptable to the Issuing Lender.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify: (A) whether such Letter of Credit is a Letter of Credit, (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the Stated Amount thereof; (D) the expiry date thereof (which shall be not later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Lender or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date); (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (H) such other matters as the applicable Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Lender may reasonably require.

(c) Promptly after receipt of any Letter of Credit Request, the Issuing Lender will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received written notice from the Required Revolving Credit Lenders, the Administrative Agent, the Borrower or any other Loan Party at least two Business Days prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender may, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the terms hereof.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(e) If the Borrower so requests in any applicable Letter of Credit Request, the applicable Issuing Lender may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that such Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(f) Promptly after its delivery of any Letter of Credit or any amendment, renewal or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will notify the Administrative Agent of such delivery, amendment, renewal or extension and will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment, renewal or extension. On the last Business Day of each March, June, September and December, each Issuing Lender shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Issuing Lender of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each other Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3(a), a “Letter of Credit Participant”), and each such Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation (each, a “Letter of Credit Participation”), to the extent of such Letter of Credit Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.1(c) and the Letter of Credit Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of the Issuing Lender in respect of each r of Credit issued hereunder).

(b) In determining whether to pay under any Letter of Credit, the applicable Issuing Lender shall have no obligation relative to the applicable Letter of Credit Participants other than to confirm to the Administrative Agent that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the applicable Issuing Lender under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability.

(c) Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation for the account of a Issuing Lender from the Borrower, the Administrative Agent shall promptly pay to each applicable Letter of Credit Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in U.S. Dollars, and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all applicable Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations; provided that the amount paid to any Letter of Credit Participant shall not exceed the amount funded or deposited by such Letter of Credit Participant.

(d) The obligations of the Letter of Credit Participants to purchase Letter of Credit Participations from the applicable Issuing Lender and make payments to the Administrative Agent for the account of the applicable Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Administrative Agent, any Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) the occurrence of any Default or Event of Default; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or Restricted Subsidiary.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the applicable Issuing Lender in U.S. Dollars with respect to any drawing under any Letter of Credit, by making payment, whether with its own funds, with the proceeds of Revolving Credit Loans or any other source, to the Administrative Agent for the account of the applicable Issuing Lender in immediately available funds, for any payment or disbursement made by the applicable Issuing Lender under any Letter of Credit issued by it (with respect to each such amount so paid under a Letter of Credit until reimbursed, an “Unpaid Drawing” (i) within one Business Day of the date of such payment or disbursement (or within two Business Days, if the aggregate Revolving Credit Exposures of the applicable Class of Lenders equals the Total Revolving Credit Commitments of such Class on the date of payment or disbursement), if the applicable Issuing Lender provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day after the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day (or within two (2) Business Days, if the aggregate Revolving Credit Exposure of the applicable Class of Lenders equals the Total Revolving Credit Commitments of such Class on the date of payment or disbursement) following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such applicable Issuing Lender, from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the applicable rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Lender prior to 11:00 a.m. (New York City time) on the Required Reimbursement Date that the Borrower intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with applicable Revolving Credit Commitments make applicable Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each applicable Letter of Credit Participant of such drawing and the amount of its applicable Revolving Credit Loan to be made in respect thereof, and each applicable Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its applicable Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Required Reimbursement Date by making the amount of such

Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans made in respect of such Unpaid Drawing on such Required Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the applicable Issuing Lender for the related Unpaid Drawing. If and to the extent such Letter of Credit Participant shall not have so made its applicable Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Issuing Lender, or that in the sole judgment of the applicable Issuing Lender, such Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Law in respect of the Borrower), each applicable Letter of Credit Participant hereby agrees that its participation in such Unpaid Drawing shall remain outstanding in lieu of funding its portion of such Revolving Credit Loan and such Letter of Credit Participant agree to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to such Administrative Agent for the account of such Issuing Lender at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of applicable Issuing Lender its applicable Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other applicable Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its applicable Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent such other Letter of Credit Participant’s applicable Revolving Credit Commitment Percentage of any such payment.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the applicable Issuing Lender with respect to applicable Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Lender, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of such Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that no Borrower shall be obligated to reimburse a Issuing Lender for any wrongful payment made by such Issuing Lender under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender as determined in the final, non-appealable judgment of a court of competent jurisdiction.

3.5 Increased Costs. If a Change in Law shall either (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against letters of credit issued by a Issuing Lender, or any Letter of Credit Participant’s Letter of Credit Participation therein, (b) subject any Issuing Lender to any Tax (other than (i) Taxes indemnifiable under Section 5.4, (ii) Excluded Taxes or (iii) Taxes described in Section 5.4(f)) in respect of Letters of Credit or Letter of Credit Participations therein or (c) impose on a Issuing Lender or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of such Issuing Lender’s Letters of Credit (other than Taxes) or such Lender’s Letter of Credit Participations therein (other than Taxes), and the result of any of the foregoing is to increase the cost to the Issuing Lender or such Lender of issuing, maintaining or participating in any Letter of Credit by an amount which such Issuing Lender or such Lender reasonably deems material, or to reduce the amount of any sum received or receivable by such Issuing Lender or such Lender hereunder then, promptly after receipt of written demand to the Borrower by the applicable Issuing Lender or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by such Issuing Lender or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to such Issuing Lender or such Letter of Credit Participant such additional amount or amounts as will compensate such Issuing Lender or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that a Issuing Lender or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law that would have existed in the event that a Change in Law had not occurred. A certificate submitted to the Borrower by the applicable

Issuing Lender or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Lender or such Letter of Credit Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Lender or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Lender or Issuing Lender shall be entitled to seek compensation under this Section 3.5 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Lender is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.5.

3.6 New or Successor Issuing Lender.

(a) Any Issuing Lender may resign as a Issuing Lender upon 30 days’ prior written notice to the Administrative Agent, the applicable Revolving Credit Lenders and the Borrower. Subject to the terms of the following sentence, the Borrower may replace any Issuing Lender for any reason upon written notice to the Administrative Agent and such Issuing Lender and the Borrower may add Issuing Lenders at any time upon notice to the Administrative Agent and with the agreement of such new Issuing Lender. If an Issuing Lender shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Lender under this Agreement, then the Borrower may appoint a successor issuer of Letters of Credit or a new Issuing Lender, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Lender under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Issuing Lender hereunder, and the terms “Issuing Lender” and “Issuing Lender” as the case may be, shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Issuing Lender all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Issuing Lender hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Issuing Lender” and “Issuing Lender” as the case may be, hereunder. After the resignation or replacement of a Issuing Lender hereunder, the resigning or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew Existing Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Lender and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Lender replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Lender, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Lender as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Lender, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Issuing Lender’s resignation or replacement as Issuing Lender, the provisions of this Agreement relating to a Issuing Lender shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Issuing Lender under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Lender.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Lender and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Issuing Lender. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable Issuing Lender, any Related Party of the Issuing Lender, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the applicable Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Issuing Lender, any Related Party of the Issuing Lender, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the applicable Issuing Lender shall be liable or responsible for any of the matters described in Section 3.3(d); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the applicable Issuing Lender, and the applicable Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such Issuing Lender’s willful misconduct or gross negligence, as determined in a final non-appealable judgment of a court of competent jurisdiction, or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as determined by a court of competent jurisdiction in a final and non-appealable order). In furtherance and not in limitation of the foregoing, a Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) If, as of the Letter of Credit Maturity Date, there are any Letter of Credit Obligations, the Borrower shall promptly (and in any event not later than the following Business Day) Cash Collateralize the Letter of Credit Obligations that for any reason remain outstanding. Section 2.16 and Section 5.2 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered hereunder.

(b) If any Event of Default shall occur and be continuing, the Required Revolving Credit Lenders may require that the Letter of Credit Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 12.5, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” or “Cash Collateralization” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender collateral for the Letter of Credit Obligations cash or deposit account balances (“Cash Collateral”) in an amount equal to the amount of the Letter of Credit Obligations required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Issuing Lender and the applicable Letter of Credit Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the applicable Issuing Lender or the applicable Letter of Credit Participants, other than any Liens permitted under Section 10.2, or that the total amount of such Cash Collateral is less than the amount required to be delivered as described above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent or any unaffiliated financial institution designated by the Administrative Agent.

(d) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein, any interest accrued on such obligation and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e) Cash Collateral (or the appropriate portion thereof) provided to reduce or secure any obligations herein shall be released promptly following (i) the elimination of the applicable obligation giving rise thereto or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided, however that (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall not be released but instead held to support anticipated obligations.

3.9 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.10 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.11 Other.

(a) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Agreement Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Agreement Effective Date and which such Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies or procedures of such Issuing Lender;

(iii) except as otherwise agreed by the Administrative Agent and the applicable Issuing Lender, such Letter of Credit is in an initial Stated Amount less than $100,000 in the case of a commercial Letter of Credit, or $10,000 in the case of a standby Letter of Credit;

(iv) such Letter of Credit is denominated in a currency other than U.S. Dollars; or

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(b) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c) Each Issuing Lender shall act on behalf of the applicable Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

3.12 Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Lender shall not be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any Applicable Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4. Fees; Commitment Reductions and Terminations.

4.1 Fees.

(a) (i) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Revolving Credit Lenders) a commitment fee (the “Commitment Fee”) in U.S. Dollars that shall accrue daily from and including the Restatement Agreement Effective Date to but excluding the Revolving Credit Termination Date. Each such Commitment Fee shall be payable (x) quarterly in arrears 15 days after the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day to be calculated based on the actual amount of, with respect to the Commitment Fee, the Available Revolving Credit Commitment (assuming for this purpose that there is no reference to Designated Acquisition Swingline Loans in clause (b)(i) of the definition of “Available Revolving Credit Commitment”) in effect on such day.

(b) Without duplication, the Borrower agrees to pay directly each Issuing Lender or for its own account, a fronting fee in U.S. Dollars, (the “Fronting Fee”) with respect to each Letter of Credit issued by such Issuing Lender on the Borrower’s behalf, computed at the rate for each day for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit equal to 0.125% per annum (or such other percentage per annum as may be agreed between the applicable Issuing Lender and the Borrower), times the actual daily Stated Amount of such Letter of Credit. The Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Restatement Agreement Effective Date, and on the Revolving Credit Termination Date.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in U.S. Dollars in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Margin for Term SOFR Loans then in effect for Revolving Credit Loans times (y) the actual daily Stated Amount of such Letter of Credit. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The Letter of Credit Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Restatement Agreement Effective Date, and on the Revolving Credit Termination Date. The Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay directly to each Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days after demand and are nonrefundable.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agency fee in the amounts and on the dates as set forth in the Fee Letter.

(f) The Borrower agrees to pay to the Administrative Agent, for the account of each Initial Term Loan Lender, on the Closing Date, an upfront fee equal to 0.25% of the aggregate principal amount of the Initial Term Loans made on the Restatement Agreement Effective Date, which shall be payable in full on the Closing Date and may be reflected as original issue discount.

4.2 Voluntary Reduction of Commitments.

(a) Upon the prior written notice to the Administrative Agent at the Administrative Agent’s Office (in which case the Administrative Agent shall promptly notify each of the applicable Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., at least two Business Days prior to the proposed date of termination or reduction, (b) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at their direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as (a) a proportionate reduction of the Specified Existing Revolving Credit Commitments has been offered to each Lender to whom the applicable Revolving Credit Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Borrower prepays the Existing Revolving Credit Loans of such Class and Designated Acquisition Swingline Loans owed to such Lenders providing such Extended Revolving Credit Commitments and Designated Acquisition Swingline Loans to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Credit Loans and Designated Acquisition Swingline Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure (including, for the avoidance of doubt, the Designated Acquisition Swingline Exposure) of any such Lender does not exceed the Existing Revolving Credit Commitment thereof (such revolving credit exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.15 of Existing Revolving Credit Commitments and Existing Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (c) any partial reduction pursuant to this Section 4.2 shall be in an aggregate amount of at least $1,000,000, or any whole multiple of $1,000,000, in excess thereof (d) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ revolving credit exposures for such Class shall not exceed the Total Revolving Credit Commitment for such Class, (e) after giving pro forma effect to such termination or reduction and to any prepayments of Additional/Replacement Revolving Credit Loans of any Class or cancellation or cash collateralization of letters of credit made on the date thereof in accordance with this Agreement, the aggregate amount of such Lenders’ revolving credit exposures for such Class shall not exceed the Total Additional/Replacement Revolving Credit Commitment for such Class and the aggregate amount of the Lenders’ revolving credit exposure for all Classes shall not exceed the Total Revolving Credit Commitment for all Classes, and (f) if, after giving pro forma effect to any reduction hereunder, the Letter of Credit Commitment exceeds the sum of the Total Revolving Credit Commitment and the Total Additional/Replacement Revolving Credit Commitment (if any), such Commitment shall be automatically reduced by the amount of such excess.

(b) Upon at least one Business Day’s prior written notice to the Administrative Agent and the Issuing Lender (which notice the Administrative Agent shall promptly transmit to each of the applicable Revolving Credit Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Sub-Commitment, in whole or in part; provided that, after giving pro forma effect to such termination or reduction, the Letter of Credit Obligations shall not exceed the Letter of Credit Sub-Commitment.

(c) Notwithstanding anything to the contrary set forth in Section 4.2(a), the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior written notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, any Designated Acquisition Swingline Lender or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitments shall terminate immediately upon the occurrence of the Restatement Agreement Effective Date.

(b) The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c) The Term B-1 Loan Commitments shall terminate immediately upon the occurrence of the Amendment No. 2 Effective Date.

(d) The Term B-2 Loan Commitments shall terminate immediately upon the occurrence of the Amendment No. 3 Effective Date.

(e) ~~(d)~~ The Incremental Term Loan Commitment for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

(f) ~~(e)~~ The Additional/Replacement Revolving Credit Commitment for any Class shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the documentation governing such Class.

(g) ~~(f)~~ The Extended Loan/Commitment for any Extension Series shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the Extension Agreement.

SECTION 5. Payments.

5.1 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans, without, except as set forth in Section 5.1(b), premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and in the case of Term SOFR Loans the specific Borrowing(s) pursuant to which made, which notice shall be in the form attached hereto as Exhibit N and be given by the Borrower no later than 1:00 p.m. (New York City time) (x) on the date of such prepayment (in the case of ABR Loans) or (y) three Business Days prior to the date of such prepayment (in the case of Term SOFR Loans), and, the Administrative Agent shall promptly notify each of the relevant Lenders, (2) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000, and partial prepayments of Designated Acquisition Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $10,000 in excess thereof; provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding, Term SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Term SOFR Loans and (3) any prepayment of Term SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1 shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 5.1 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and on a pro rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Sections 5.2(d) and 5.2(e). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) (i) Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction (including any Incurrence of Incremental Term Loans pursuant to the first proviso of Section 2.14(b) in respect of Term B~~-1~~-2 Loans) that is consummated prior to the six-month anniversary of the Amendment No. ~~2~~3 Effective Date (the “Prepayment Premium Period”), the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B~~-1~~-2 Loans, a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a)(i) of the definition thereof, the aggregate principal amount of all Term B~~-1~~-2 Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (a)(ii) of the definition thereof, the aggregate principal amount of all Term B~~-1~~-2 Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. For the avoidance of doubt, on and after the date that is six months following the Amendment No. ~~2~~3 Effective Date, no fee shall be payable pursuant to this Section 5.1(b).

5.2 Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within thirty days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from (A) the Incurrence of Incremental Term Loans in reliance on clause (x) of the first proviso to Section 2.14(b), (B) the Incurrence of Permitted Additional Debt in reliance on clause (x) of Section 10.1(u)(i) or (C) to the extent relating to Term Loans, the Incurrence of any Credit Agreement Refinancing Indebtedness (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty (other than to the extent any such Debt Incurrence Prepayment Event would constitute a Repricing Transaction), a principal amount of Term Loans in an amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event; provided that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, the Borrower may use cash in an amount not to exceed the amount of such Net Cash Proceeds to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Senior Secured Notes, Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt (and any Permitted Refinancing Indebtedness in respect of any thereof), in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Senior Secured Notes, the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt (and any Permitted Refinancing Indebtedness in respect of any thereof), in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Senior Secured Notes, Permitted Equal Priority Refinancing Debt and Permitted Additional Debt (and any Permitted Refinancing Indebtedness in respect of any thereof) and the outstanding principal amount of Term Loans; provided, further, that in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, (A) the percentage in this Section 5.2(a)(i) shall be reduced to 50.0% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(i) if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 3.50 to 1.00.

(ii) Not later than the date that is ten Business Days following the date Section 9.1 Financials are required to be delivered under Section 9.1(a) (commencing with the Section 9.1 Financials to be delivered with respect to the fiscal year ending December 31, 2024), the Borrower shall offer to prepay, in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty, an aggregate principal amount of Term Loans equal to (x) 50.0% of Excess Cash Flow for such fiscal year minus (y) at the Borrower’s option, (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 5.1 and (2) any Senior Secured Notes, secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness (and any Permitted Refinancing Indebtedness in respect of any thereof), in each case, voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate principal amount of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans and other revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(u) voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by a permanent reduction of such Revolving Credit Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or other revolving commitments, as applicable, in an equal amount pursuant to Section 4.2 (or the equivalent provision governing such revolving credit facility), (C) the aggregate principal amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 14.6(g), Senior Secured Notes, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness, or secured Term Loan Exchange Notes (or secured any Permitted Refinancing Indebtedness in respect of any thereof) in each case assigned to any Purchasing Borrower Party (or any similar term as defined in the Senior Secured Notes Indenture or the documentation governing such, secured Permitted Additional Debt, secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes) pursuant to the Senior Secured Notes Indenture or the documentation governing such, secured Permitted Additional Debt, such secured Credit Agreement Refinancing Indebtedness or secured Term Loan Exchange Notes (or, in each case in accordance with the corresponding provisions of the governing documentation of any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof) (but only to the extent that such Term Loans or such Permitted Refinancing Indebtedness in respect thereof have been cancelled) but excluding the aggregate principal amount of any such voluntary prepayments and any such assignments made with the proceeds of Incurrences of long-term Indebtedness or issuances of Capital Stock) and (D) the aggregate amount of Additional ECF Reduction Amounts, in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due; provided that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans; provided, further, that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25.0% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 3.50 to 1.00. Any prepayment amounts credited pursuant to subclause (y) above against such amount in subclause (x) above shall be without duplication of any such credit in any prior or subsequent fiscal year.

(iii) Notwithstanding anything to the contrary contained in Section 5.1 and this Section 5.2, a portion of the proceeds of the Additional Term B-1 Loans shall be used to repay all Existing Initial Term Loans of the Non-Consenting Existing Initial Term Loan Lenders.

(iv) Notwithstanding anything to the contrary contained in Section 5.1 and this Section 5.2, a portion of the proceeds of the Additional Term B-2 Loans shall be used to repay all Existing Term B-1 Loans of the Non-Consenting Existing Term B-1 Loan Lenders.

(b) Repayment of Revolving Credit Loans. If, on any date, the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans for any reason exceeds 100.0% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date the principal amount of Designated Acquisition Swingline Loans of such Class, and after all such Designated Acquisition Swingline Loans have been paid in full, the Revolving Credit Loans of such Class in an amount equal to such excess. If, after giving pro forma effect to the prepayment of all outstanding Designated Acquisition Swingline Loans and Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceeds the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit outstanding in relation to such Class to the extent of such excess.

(c) Application to Repayment Amounts.

(i) Subject to clause (ii) of this Section 5.2(c), the first proviso to Section 5.2(a)(i) and the first proviso to Section 5.2(a)(ii), (A) each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment and taking into account any reduction in the amount of any required Excess Cash Flow payment to any Class of Term Loans that have been subject to a Section 14.6(g) transaction), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) and (B) each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event shall in all cases be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii); provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 5.2(a)(i) and Section 5.2(a)(ii) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent, written notice requesting that the Administrative Agent provide notice of such prepayment to each applicable Lender and the Administrative Agent will promptly provide such notice to each applicable Lender, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each applicable Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such refused amounts, the “First Refused Proceeds”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent and (D) thereafter, any such amounts may be retained by the Borrower (the “Retained Refused Proceeds”) (it being understood that if no Term Loans are outstanding at the time the notice referenced in clause (A) above is required to be delivered, such prepayment shall be deemed First Refused Proceeds without any further action by the Borrower for purposes of this Section 5.2(c)(ii)).

(d) Application to Term Loans.

(i) With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 5.1 or pursuant to a Specified Debt Incurrence Prepayment Event, such prepayments shall be applied to reduce Repayment Amounts in such order as the Borrower may specify (or, if not specified, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Term SOFR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent or, if applicable, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 2.11.

(ii) With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 5.2(a) (other than in respect of a Specified Debt Incurrence Prepayment Event) such prepayments shall be applied to reduce Repayment Amounts in direct order of maturity and on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Term SOFR Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(e) Application to Revolving Credit Loans; Mandatory Commitment Reduction.

(i) With respect to each prepayment of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving Credit Loans, Extended Revolving Credit Loans or

Additional/Replacement Revolving Credit Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 4.2 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans of any Class shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(ii) With respect to each mandatory reduction and termination of Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (and any previously extended Extended Revolving Credit Commitments) required by either clause (i) or (ii) of the first proviso to Section 2.14(b), by Section 10.1(u)(i) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.14(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(f) Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Term SOFR Loans other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Term SOFR Loans to be prepaid and such Term SOFR Loans shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a deposit account established on terms reasonably satisfactory to the Administrative Agent, which account may, for the avoidance of doubt, be established at an unaffiliated financial institution. Such deposit shall constitute cash collateral for the applicable Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount.

(i) No prepayment shall be required pursuant to Section 5.2(a)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $15,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $30,000,000 in the aggregate for all such Prepayment Events in any fiscal year, at which time the amount in excess of $15,000,000 or $30,000,000, as the case may be, will be offered to be prepaid as provided in Section 5.2(a)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such thresholds set forth in clauses (i) and (ii) of this clause (g) are met.

(ii) No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount of Excess Cash Flow required to be offered to prepay Term Loans for a fiscal year pursuant to such Section exceeds $15,000,000, at which time the amount in excess of $15,000,000, will be offered to be prepaid as provided in Section 5.2(a)(i); provided that any amount of the Excess Cash Flow that is not required to be prepaid may be carried forward to the next fiscal year to reduce any amounts of Excess Cash Flow for such fiscal year.

(h) Non-Loan Party Asset Sales. Notwithstanding any other provisions of this Section 5.2(g)(i), to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Loan Party giving rise to an Asset Sale Prepayment Event (a “Non-Loan Party Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Non-Loan Party (a “Non-Loan Party Recovery Event”) or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated or expatriated to the United States or from being distributed to a Loan Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2(g)(i) but may be retained by the applicable Non-Loan Party so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or expatriation or distribution to a Loan Party (the Borrower hereby agreeing to cause the applicable Non-Loan Party to promptly take all commercially reasonable actions available under applicable local law, rule or regulation to permit such repatriation, expatriation or distribution), and once such repatriation, expatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation, expatriation or distribution will be immediately effected and such repatriated, expatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation, expatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 5.2(g)(i)) pursuant to this Section 5.2(g)(i) and (ii) to the extent that the Borrower has determined in good faith that such repatriation or expatriation of any of or all the Net Cash Proceeds of any Non-Loan Party Asset Sale, any Non-Loan Party Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Loan Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Non-Loan Party Asset Sale or Non-Loan Party Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 5.2(a)(i) unless previously repatriated or expatriated in which case such repatriated or expatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Loan Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or expatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Loan Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Non-Loan Party.

5.3 Method and Place of Payment.

(a) All payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind. Except as otherwise specifically provided in this Agreement, all payments by the Borrower under this Agreement shall be made in, to the Administrative Agent for the ratable account of the applicable Lenders entitled thereto, or the applicable Issuing Lender (except to the extent payments are to be made directly to such Issuing Lender), as the case may be, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office it being understood that written, electronic or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the applicable Issuing Lender, as applicable.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (and the Administrative Agent may extend such deadline in its discretion whether or not such payments are in process). Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Except as required by law, all payments made by or on behalf of a Loan Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties applicable thereto) (collectively, “Taxes”) excluding in the case of each Lender and each Agent and, except as otherwise provided in Section 5.4(f), (i) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on such Agent or such Lender as a result of (A) such Agent or such Lender having been organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (B) a present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or engaged in any other transactions pursuant to, this Agreement or any other Credit Document), (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i)(A) or (i)(B), and (iii) any withholding Tax imposed pursuant to FATCA (collectively, “Excluded Taxes”). If any such non-Excluded Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party under Loan Documents (“Non-Excluded Taxes”) are required to be withheld by a Withholding Agent from any amounts payable under this Agreement or any other Credit Document, the applicable Loan Party shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Credit Document. Whenever any withholding Taxes are payable by any Loan Party in respect of amounts payable under any Credit Document, promptly thereafter, the applicable Loan Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, if available (or other evidence acceptable to such Lender, acting reasonably) received by the applicable Loan Party showing payment thereof. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) In addition, each Loan Party shall pay any present or future stamp, court, documentary, filing, mortgage, recording, property or intangible taxes, charges or similar levies (including any interest, additions to tax and penalties applicable thereto) that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration or recordation of, from the receipt or perfection of a security interest or performance under, or otherwise with respect to, this Agreement or the other Loan Documents, except any taxes imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such tax (other than a connection arising solely from an assignee having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced this Agreement) with respect to an assignment (other than an assignment requested by a Loan Party) (hereinafter referred to as “Other Taxes”).

(c) (i) Subject to Section 5.4(f), the Loan Parties shall jointly and severally indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes payable or paid by such Lender or Agent (as the case may be) or required to be withheld or deducted from a payment to such Lender or Agent (as the case may be) that are imposed or asserted (whether or not correctly or legally asserted) by any jurisdiction (including on any additional amounts or indemnities payable under this Section 5.4) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. Such written demand for such indemnification shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Indemnified Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Indemnified Taxes; provided that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Indemnified Taxes, except to the extent that such failure or delay results in prejudice to the Borrower.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, the Administrative Agent against (x) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of Loan Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.6(d)(ii) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding or as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Notwithstanding anything herein to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(d)(i)(w)-(y), 5.4(e) and 5.4(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing to the extent permitted by law, in the case of the Borrower, each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly executed copies of (w) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) substantially in the form of Exhibit K (a “United States Tax Compliance Certificate”)), (x) United States Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI, (y) to the extent a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership), United States Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each Beneficial Owner, as applicable (provided that, if one or more Beneficial Owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such Beneficial Owner), and/or (z) any other form prescribed by applicable U.S. federal income Tax laws (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

(e) If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(e), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) No Loan Party shall be required to indemnify any Lender or Agent pursuant to Section 5.4(c), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a) in respect of (i) U.S. federal withholding Taxes imposed under any law in effect on the date such Lender acquired its interest in the applicable Loan, Commitment or Letter of Credit or changed its lending office; provided, however, that this Section 5.4(f) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or change in lending office would have been entitled to receive immediately prior to such assignment or change in lending office, or (y) such assignment had been requested by a Loan Party or (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 5.4(d), 5.4(e) or 5.4(g).

(g) In the case of the Borrower, each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (i) on or prior to the date such Lender becomes a Lender hereunder, (ii) on or prior to the date on which any such form or certification expires or becomes obsolete, (iii) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 5.4(g) and (iv) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two duly completed and signed originals of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(h) If any Lender or the Administrative Agent determines in its sole discretion, exercised in good faith, that it has received a refund of a Non-Excluded Tax or Other Taxes for which a payment has been made by a Loan Party pursuant to this Agreement, which refund in the good-faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (together with any interest paid by the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Loan Party, upon the request of such Lender, agrees to repay the amount paid over to the Loan Party (with interest, penalties and other charges imposed by the relevant Governmental Authority) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Loan Party in connection with this paragraph (h) or any other provision of this Section 5.4; provided, further, that nothing in this Section 5.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

(i) Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4.

(j) For purposes of this Section 5.4, the term “Lender” shall include any Designated Acquisition Swingline Lender and any Issuing Lender.

5.5 Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days and, in the case of ABR Loans, 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest and fees are payable. Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to each of the Loans based on the methodology for calculating per annum calculations rates provided for in this Agreement. The Administrative Agent agrees that if requested in writing by a Loan Party it shall calculate the nominal and effective per annum rate of interest on any Loan outstanding at any time and provide such information to such Loan Party promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve any Loan Party of any of its obligations under this Agreement or any other Credit Document, nor result in any liability to the Administrative Agent or any Lender. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to them, whether pursuant to any applicable law or legal principle.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement or any other Credit Document in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

(c) Adjustment If Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, or would result in receipt by an Agent or Lender of interest at a rate prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving pro forma effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6. Conditions Precedent to the Closing Date. [Reserved].

SECTION 7. Conditions Precedent to All Credit Events.

7.1 No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans made pursuant to Section 3.4(a) which shall be made without regard to the satisfaction of the condition set forth in this Section 7 and excluding borrowings made pursuant to Section 2.14, Section 2.15 and/or Section 2.17, which may be subject to different conditions precedent and representations, but only if so agreed by the Borrower and the applicable Lenders) and the obligation of the Issuing Lender to issue, amend, extend or renew Letters of Credit on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Event and (b) all representations and warranties made by any Loan Party contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Loan Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), each Additional/Replacement Revolving Credit Loan and each Extended Revolving Credit Loan, the Administrative Agent shall have received a written Notice of Borrowing meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, make the Loans and issue, renew, amend, extend or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders and the Issuing Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance, renewal, amendment or extension of the Letters of Credit:

8.1 Corporate Status. The Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity and, to the extent such concept is applicable in the corresponding jurisdiction, is in good standing under the laws of the jurisdiction of its organization or formation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable in the corresponding jurisdiction) in all jurisdictions where it is required to be so qualified, except, in the case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforceability of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). the Borrower and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.

8.3 No Violation. The execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except, in the case of either of clause (a) or (b), to the extent that any such conflict, breach, contravention, default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of the Borrower or any of their Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits, investigations, claims, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened, in either case with respect to the Borrower or any of the Restricted Subsidiaries that (a) involve any of the Loan Documents or (b) would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b) above, (i) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of Liens created pursuant to the Security Documents and (iii) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions to the extent that failure to so receive would not reasonably be expected to result in a Material Adverse Effect.

8.7 Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the written factual information or written factual data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its respective Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender on or before the Restatement Agreement Effective Date (including all such information contained in the Public Lender Presentation (and all information incorporated by reference therein) and in the Loan Documents) for purposes of, or in connection with, this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b) The projections contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9 Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries at the respective dates of such information and for the respective periods covered thereby and have been prepared in all material respects in accordance with GAAP consistently applied (except to the extent provided in the notes to such financing statements), and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note.

Each Lender and each Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate the Historical Financial Statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents under Section 12.2 (including any effect on any conditions required to be satisfied on the Restatement Agreement Effective Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

8.10 Tax Returns and Payments, Etc. (a) The Borrower and each of the Restricted Subsidiaries have filed all U.S. federal income tax returns and all other tax returns, domestic and foreign, required to be filed by them and have paid all taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction and (b) each of the Borrower and the Restricted Subsidiaries have paid, or have provided adequate reserves (in the good-faith judgment of the management of the Borrower) in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction for the payment of, all U.S. federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Restatement Agreement Effective Date, except in the case of either of clause (a) or (b), to the extent that the failure to be in compliance therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.11 Compliance with ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; (b) no Reportable Event has occurred (or is reasonably likely to occur); (c) no Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (d) none of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has failed to make a required contribution to a Multiemployer Plan, whether or not waived (or is reasonably likely to fail to make such required contribution); (e) no Pension Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA and no Multiemployer Plan is, or is expected to be, in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (f) none of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Pension Plan or Multiemployer Plan, as applicable, pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204, or 4212(c) of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Pension Plan or Multiemployer Plan; (g) no proceedings by the PBGC have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (h) the conditions for imposition of a Lien that could be imposed under the Code or ERISA on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate with respect to a Pension Plan do not exist (and are not reasonably likely to exist) nor has the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Pension Plan; and (i) each Foreign Plan is in compliance with Applicable Laws (including funding requirements under such Applicable Laws), and no proceedings have been instituted to terminate any Foreign Plan which would reasonably be expected to give rise to liability for the Borrower or any Restricted Subsidiary. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities incurred or reasonably likely to be incurred by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate as referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201, 4204, or 4212(c) of ERISA, (ii) any contribution required to be made, or (iii) liability for termination of any such Multiemployer Plan under ERISA, are made to the best knowledge of the Borrower.

8.12 Subsidiaries. On the Restatement Agreement Effective Date, after giving effect to the Transactions, the Borrower does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12 as amended and restated by the Restatement Agreement. Schedule 8.12 as amended and restated by the Restatement Agreement sets forth, as of the Restatement Agreement Effective Date, after giving effect to the Transactions, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, a Specified Subsidiary or an Immaterial Subsidiary. The Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.

8.13 Intellectual Property. Each of the Borrower and each of the Restricted Subsidiaries owns, has good and marketable title to, or has a valid license or otherwise has the right to use, all Intellectual Property, that is used in, held for use in or that is otherwise necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted by Section 10.2), except where the failure to own, or have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the Borrower’s knowledge, the operation of the businesses conducted by each of the Borrower and the Restricted Subsidiaries, and the Intellectual Property now employed by any of the Loan Parties, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights owned by any other Person, and (ii) no material written claim has been received by the Borrower, or any of the Restricted Subsidiaries, and no litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened in writing, in either case against the Borrower or any of the Restricted Subsidiaries.

8.14 Environmental Laws.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) the Borrower and each of the Restricted Subsidiaries are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of the Borrower or any of the Restricted Subsidiaries or any currently or formerly owned, operated or leased Real Property that would reasonably be expected to result in the Borrower or any of the Restricted Subsidiaries incurring liability under any Environmental Law; and (iii) none of the Borrower or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or, to the knowledge of the Borrower, any other liability under any Environmental Law.

(b) None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property in a manner that would reasonably be expected to have a Material Adverse Effect.

8.15 Properties, Assets and Rights.

(a) As of the Restatement Agreement Effective Date and as of the date of each Credit Event thereafter, the Borrower and each of the Restricted Subsidiaries has good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have such good title or interest in such property would not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2.

(b) Set forth on Schedule 8.15 as amended and restated by the Restatement Agreement is a complete and accurate list of all Real Property owned in fee by the Loan Parties on the Restatement Agreement Effective Date, showing as of the Restatement Agreement Effective Date the street address, county or other relevant jurisdiction, state, province, territory and record owner thereof.

(c) All permits required to have been issued or appropriate to enable all Real Property of the Loan Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use would not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Restatement Agreement Effective Date after giving pro forma effect to the Transactions, the Loan Parties and their Subsidiaries on a consolidated basis are Solvent.

8.17 Material Adverse Change. Since December 31, 2023, there have been no events or developments that have had or would reasonably be expected to have a Material Adverse Effect.

8.18 Use of Proceeds. The proceeds of (a) the Initial Term Loans, together with the proceeds from the issuance of the Senior Secured Notes, shall be used (i) to refinance and prepay the Existing Prepaid Term Loans and certain existing Revolving Credit Loans, including all accrued and unpaid interest and other amounts owing in respect of the Existing Prepaid Term Loans and the existing Revolving Credit Loans, as applicable, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) for other general corporate purposes, and any other use not prohibited by the Credit Agreement, (b) Revolving Credit Loans available under any Revolving Credit Facility, together with the proceeds of the Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including for the purposes of financing Permitted Acquisitions and other Permitted Investments, (c) the Refinancing Term B-1 Loans will be used on the Amendment No. 2 Effective Date to prepay Existing Initial Term Loans of Non-Consenting Existing Initial Term Loan Lenders ~~and~~, (d) the Incremental Term B-1 Loans will be used for working capital and other general corporate purposes, including the payment of earn-out obligations~~.~~, (e) the Refinancing Term B-2 Loans will be used on the Amendment No. 3 Effective Date to prepay Existing Term B-1 Loans of Non-Consenting Existing Term B-1 Loan Lenders and (f) the Incremental Term B-2 Loans will be used for working capital and other general corporate purposes.

8.19 FCPA.

(a) The Borrower and each other Loan Party and their respective Restricted Subsidiaries are in compliance, in all material respects, with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or other applicable anti-corruption laws or regulations (collectively, “Anti-Corruption Laws”).

(b) None of the Borrower or any other Loan Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for the purposes of any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

8.20 Sanctioned Persons.

(a) None of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries, nor to the knowledge of any Loan Party, any director, officer, employee, agent or affiliate of any Loan Party, is currently the target of Sanctions.

(b) None of the Borrower or any other Loan Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for use in any manner that will result in a violation by any Lender of Sanctions.

8.21 PATRIOT Act. The Borrower and the other Loan Parties are in compliance in all material respects with any Applicable Laws relating to money laundering, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

8.22 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) none of the Borrower or the Restricted Subsidiaries have been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

8.23 Subordination of Junior Financing. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any Junior Debt.

8.24 No Default. As of the date of any Credit Event on and after the Restatement Agreement Effective Date, no Default has occurred and is continuing.

8.25 Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that, on the Restatement Agreement Effective Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on the terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations Incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations and other contingent obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth for each fiscal year comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in all material respects in accordance with GAAP (except as otherwise disclosed in such financial statements) and, except with respect to any such reconciliation, reported on by independent registered public accountants of recognized national standing with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or (3) any prospective breach of the Financial Performance Covenant (or in the case of any Term Loan Facility, any such breach)), and, for the avoidance of doubt, without modification as to the scope of audit, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenant that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Baldwin Group, (B) the Borrower’s or Baldwin Group’s, as applicable, Form 10-K filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Baldwin Group, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Baldwin Group, on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials shall be reported on by an independent registered public accounting firm of recognized national standing, with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness, (2) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or (3) any prospective breach of the Financial Performance Covenant (or in the case of any Term Loan Facility, any such breach) (it being understood that there shall be no obligation to audit any such consolidating information), and, for the avoidance of doubt, without modification as to the scope of audit.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated, balance sheet, for the last day of the prior fiscal year (or in lieu of such financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries (and, if applicable, the Borrower and the Restricted Subsidiaries) in all material respects accordance with GAAP (except as disclosed in the notes to such financing statements), subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Baldwin Group, (B) the Borrower’s or Baldwin Group’s, as applicable, Form 10-Q filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Baldwin Group, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Baldwin Group on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis (and, if different, the Borrower and the Restricted Subsidiaries), on the other hand.

(c) Budget. No later than five Business Days following the delivery by the Borrower of the financial statements required under Section 9.1(a), beginning at the time of the delivery of such financial statements for the fiscal year ending December 31, 2024, a detailed quarterly budget of the Borrower and its Restricted Subsidiaries in reasonable detail for the current fiscal year as customarily prepared by management of the Borrower for its internal use (but including, in any event, only a projected consolidated statement of income of the Borrower and its Restricted Subsidiaries for the current fiscal year and not a projected consolidated balance sheet or statement of projected cash flow) and setting forth the principal assumptions upon which such budget is based (provided that no such budget shall be required to be delivered for the fiscal year which began January 1, 2025). It is understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance.

(d) Officer’s Certificates. No later than five Business Days following the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) during any fiscal quarter during which the Financial Performance Covenant is applicable, the calculations required to establish whether the Borrower was in compliance with the provisions of the Financial Performance Covenant as at the end of such fiscal year or period, as the case may be, beginning with the fiscal period ending September 30, 2018, if required, (ii) a specification of any change in the identity of the Guarantors the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Restatement Agreement Effective Date or the most recent fiscal year or period, as the case may be, and (iii) the then applicable Applicable Margins and Commitment Fee Rate. At the time of the delivery of the financial statements provided for in Section 9.1(a) beginning with the fiscal year ended December 31, 2024, a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow, the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate.

(e) Notice of Certain Events. Promptly after an Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of the occurrence of (i) any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f) Other Information. (i) Promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K) and registration statements which Baldwin Group, the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that Baldwin Group, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Baldwin Group, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 9.2 and Section 14.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 14.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.2, and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1 or this Section 9.2, none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

9.3 Maintenance of Insurance.

(a) The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good-faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good-faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Restricted Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Administrative Agent, for the benefit of the Secured Parties, shall be the additional insured on any such liability insurance and the Administrative Agent, for the benefit of the Secured Parties, shall be the additional loss payee or additional mortgagee under any such casualty or property insurance, except in each case as the Administrative Agent and the Borrower may otherwise agree.

(b) If any buildings or improvements comprising of any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Parties to, solely to the extent required by Applicable Law, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained or renewed), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent.

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become overdue, and all lawful claims in respect of taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that none of the Borrower or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good-faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes. The Borrower will, and will cause each Restricted Subsidiary to (a) comply with all Applicable Laws, rules, regulations and orders applicable to it or its property, including, without limitation, (i) applicable Anti-Corruption Laws, (ii) applicable Sanctions, and (iii) the PATRIOT ACT and (b) maintain in effect all governmental approvals or authorizations required to conduct its business, except in the case of each of clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.7 ERISA. As soon as reasonably practicable after the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate with such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator, it is given to any of the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliates thereof): (a) that a Reportable Event has occurred; (b) that there has been a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; (c) that a Pension Plan has been or is to be terminated under Title IV of ERISA (including the giving of written notice thereof); (d) that a condition shall exist with respect to a Pension Plan that has resulted or will result in a Lien under ERISA or the Code on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (e) that proceedings will be or have been instituted by the PBGC to terminate a Pension Plan (including the giving of written notice thereof); (f) that a proceeding has been instituted against the Borrower, a Restricted Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (g) that the PBGC has notified the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Pension Plan; (h) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has failed to make any required contribution or payment to a Multiemployer Plan; (i) that a determination has been made that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Pension Plan or Multiemployer Plan pursuant to Section 409, 502(i) 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code; (k) that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (l) that the termination of any Foreign Plan has occurred that gives rise to liability for the Borrower or any Restricted Subsidiary; or (m) that any non-compliance with any funding requirements under Applicable Law for any Foreign Plan has occurred. Such certificate and notice shall be provided as soon as reasonably practicable after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any such event.

9.8 Good Repair. The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’ s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so would not be reasonably expected to have a Material Adverse Effect.

9.9 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10 Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Agreement or any other Security Document, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary and (iii) any Foreign Subsidiary designated as a Guarantor, to promptly (and with respect to any Foreign Subsidiary, at the time of such designation) execute and deliver to the Administrative Agent (A) a supplement to the Security Agreement and a guarantor joinder agreement substantially in the form of Annex I or Exhibit A, as applicable, to the respective new Security Documents or this Agreement requested by the Administrative Agent in order to become a Guarantor under this Agreement and a grantor and a pledgor under the Security Agreement or new Security Documents requested by the Administrative Agent, (B) a counterparty signature page to the Intercompany Subordinated Note (C) a joinder agreement or such comparable documentation to each other applicable Security Document, substantially in the form annexed thereto, and to take all actions required thereunder or requested by the Administrative Agent to perfect the Liens created thereunder.

9.11 Pledges of Additional Stock and Evidence of Indebtedness.

(a) Subject to any applicable limitations set forth in the Security Documents, as applicable, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10) to pledge, to the Administrative Agent for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Assets) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Security Agreement substantially in the form of Exhibit A thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $20,000,000 (individually) that are owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the Security Agreement substantially in the form of Exhibit A thereto.

(b) The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Loan Party (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) shall be evidenced by the Intercompany Subordinated Note, which promissory note shall be required to be pledged to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement.

9.12 Use of Proceeds. The proceeds of the Initial Term Loans, together with the proceeds from the issuance of the Senior Secured Notes, shall be used (i) to refinance and prepay the Existing Prepaid Term Loans and certain existing Revolving Credit Loans, including all accrued and unpaid interest and other amounts owing in respect of the Existing Prepaid Term Loans and the existing Revolving Credit Loans, as applicable, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) for other general corporate purposes, and any other use not prohibited by the Credit Agreement. The proceeds of the Revolving Credit Loans available under any Revolving Credit Facility, together with the proceeds of the Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including for the purposes of financing Permitted Acquisitions and other Permitted Investments. The proceeds of the Refinancing Term B-1 Loans will be used on the Amendment No. 2 Effective Date to prepay Existing Initial Term Loans of Non-Consenting Existing Initial Term Loan Lenders. The proceeds of the Incremental Term B-1 Loans will be used for working capital and other general corporate purposes, including the payment of earn-out obligations. The proceeds of ~~any other~~the Refinancing Term B-2 Loans will be used on the Amendment No. 3 Effective Date to prepay Existing Term B-1 Loans of Non-Consenting Existing Term B-1 Loan Lenders. The proceeds of the Incremental Term B-2 Loans will be used for working capital and other general corporate purposes. The proceeds of any other Incremental Term Loan Facility, the proceeds of any Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitment Increase and the proceeds of any Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans made pursuant to any Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, may be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby.

9.13 Changes in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other similar, incidental, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses).

9.14 Further Assurances.

(a) Subject to the limitations set forth in this Agreement and the Security Documents, the Borrower will, and will cause each other Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other similar documents), that may be required under any Applicable Law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents and in Sections 9.10 and 9.11, (i) if any Material Real Property is acquired by any Loan Party after the Closing Date or, (ii) if any Loan Party that becomes a Loan Party after the Closing Date owns any Material Real Property, the Borrower will notify the Administrative Agent (who shall thereafter notify the Lenders) thereof and will, within 90 days after the acquisition of such Material Real Property or within 90 days of the date on which the applicable Loan Party became a Loan Party, as applicable, (or such longer period as may be agreed by the Administrative Agent in its sole discretion), cause such Material Real Property to be subjected to a Mortgage (provided, however, that, in the event any Material Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such Material Real Property) and will take, and cause the Subsidiary Guarantors to take, such other actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect a Lien on such Material Real Property consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(a) and Section 9.14(c), all at the expense of the Loan Parties.

(c) Any Mortgage delivered to the Administrative Agent in accordance with Section 9.14(b) shall be accompanied by:

(i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and with respect to each Mortgaged Property that is: (x) in an area designated by the Federal Emergency Management Agency as being located in a special flood hazard area, and (y) contains “a Building” (as defined by the Flood Insurance Laws) within such special flood hazard area (a “Flood Hazard Property”) the Borrower shall deliver to the Administrative Agent (i) Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such asset is a Flood Hazard Property and as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program and (ii) evidence of flood insurance accordance with Section 9.3(b) and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a policy or policies of title insurance or a marked unconditional commitment or binder thereof issued by a nationally recognized title insurance company insuring title to such Mortgaged Property is vested in such Loan Party for an amount not to exceed the Fair Market Value (determined at the time described in Section 9.14(b) above) and together with such endorsements as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located;

(iii) unless the Administrative Agent shall have otherwise agreed either, but only to the extent already prepared and otherwise available, (A) a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Administrative Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (3) for Mortgaged Property situated in the United States, certified to the Administrative Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (ii), which certification shall be reasonably acceptable to the Administrative Agent and (4) for Mortgaged Property situated in the United States, complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Administrative Agent) or (B) coverage under the title insurance policy or policies referred to in clause (ii) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Administrative Agent; and

(iv) opinions of counsel to the Loan Party mortgagor with respect to the enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

(d) Notwithstanding anything herein to the contrary, if the Administrative Agent and the Borrower reasonably determine in writing that the time or cost of creating or perfecting any Lien on any property (including the time and cost required to obtain the flood insurance required under Section 9.14(c)(i)) is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Loan Documents.

(e) Notwithstanding anything herein to the contrary, the Loan Parties, other than any Foreign Subsidiaries designated as Guarantors, shall not be required to take any actions outside the United States, to (i) create any security interest in assets titled or located outside the United States, or (ii) perfect or make enforceable any security interests in any Collateral.

(f) Notwithstanding anything herein to the contrary, the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrower and communicated in writing delivered to the Administrative Agent, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

9.15 Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing; provided, further, that, to the extent that any Restricted Subsidiary owns, or holds exclusive licenses or rights to, any Material Intellectual Property, no such Restricted Subsidiary may be designated as an Unrestricted Subsidiary. Notwithstanding anything to the contrary in this Agreement, no Loan Party or any of its Restricted Subsidiaries shall (whether by Investment, Restricted Payment, Disposition or otherwise transfer any ownership right, or exclusive license or exclusive right to, any Material Intellectual Property to any Unrestricted Subsidiary (including by transferring any Capital Stock of the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Upon any such designation of any Unrestricted Subsidiary as a Restricted Subsidiary (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment” or the definition of “Available Amount”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 10.5 or Section 10.6 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment.

9.16 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the public credit rating for the Initial Term Loan Facility issued by S&P and the public credit rating for the Initial Term Loan Facility issued by Moody’s, and the Borrower’s public corporate credit rating issued by S&P and public corporate credit rating issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

9.17 Post-Closing Obligations. The Borrower will, and will cause each of the Restricted Subsidiaries to, take each of the actions set forth on Schedule 9.17 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

9.18 Lender Calls. The Borrower will hold a conference call (at a time mutually agreed upon by the Borrower and the Administrative Agent but, in any event, no earlier than the Business Day following the delivery of applicable financial information pursuant to Sections 9.1(a) and (b) above) with all Lenders who choose to attend such conference call to discuss the results of the previous fiscal quarter; provided, that the Borrower shall be deemed to have complied with its obligation to hold such conference calls with Lenders if (i) all Lenders are afforded the opportunity to join Baldwin Group’s quarterly earnings calls or (ii) Baldwin Group is holding a conference call open to investors or debt holders generally to discuss such results.

SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on the Restatement Agreement Effective Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification or other contingent obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, with respect to any Indebtedness, except:

(a) (i) Indebtedness arising under the Loan Documents, including pursuant to Sections 2.14 and 2.15, and (ii) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(b) (i) Indebtedness arising under the Senior Secured Notes Documents (including any guarantees in respect thereof) in an aggregate principal amount not to exceed $600,000,000 and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness; provided that, notwithstanding any other provision herein to the contrary, no Person other than a Loan Party shall at any time be an obligor in respect of any such Indebtedness;

(c) (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry norm (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(d) Except as otherwise limited by clauses (a), (b), (h) and (u) of this Section 10.1, Guarantee Obligations Incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be Incurred under this Agreement; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations;

(e) Guarantee Obligations Incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(f) (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)) the proceeds of which are used to finance (whether prior to or after) the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of property (real or personal), equipment or assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets or otherwise Incurred in respect of Capital Expenditures; provided that such Indebtedness is Incurred concurrently with or within 270 days after the completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) below in respect of such Indebtedness then outstanding and Indebtedness incurred pursuant to Section 10.01(g)) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(g) and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(g) (i) Indebtedness constituting Financing Lease Obligations, other than Financing Lease Obligations in effect on the Restatement Agreement Effective Date (and set forth on Schedule 10.1 as amended and restated by the Restatement Agreement) or Financing Lease Obligations entered into pursuant to Section 10.1(f); provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) below in respect of such Indebtedness then outstanding and Indebtedness incurred pursuant to Section 10.01(h)) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(f); and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness.

(h) Restatement Agreement Effective Date Indebtedness and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i) Indebtedness in respect of Hedging Agreements Incurred in the ordinary course of business or consistent with past practice and, in each case, at the time entered into, not for speculative purposes;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Restatement Agreement Effective Date as the result of an Acquisition or other Investment or Indebtedness of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that:

(A) subject to Section 1.11, after giving pro forma effect thereto, no Event of Default under Section 12.1 or 12.5 has occurred and is continuing;

(B) as of the date that any such Person becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such a Person or any of its Subsidiaries) or the date that any such assets are acquired by the Borrower or any Restricted Subsidiary and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(j) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (I) when aggregated with the aggregate principal amount of (1) Indebtedness Incurred pursuant to, and then outstanding under, Section 10.1(k)(B)(I) and Section 10.1(s)(i) and (2) Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(j) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (I), the greater of (x) $55,000,000 and (y) 20.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (II) subject to Section 1.11, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.50:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) except to the extent permitted under Section 10.5 or Section 10.6;

(E) (x) the Capital Stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.11 and (y) such Person executes a supplement to the Security Agreement and a guarantor joinder agreement substantially in the form of Exhibit A hereto (or alternative guarantee and security arrangements in relation to the Obligations) and a counterpart signature page to the Intercompany Subordinated Notes, in each case to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(k) (i) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance an Acquisition or other Investment; provided that:

(A) subject to Section 1.11, after giving pro forma effect thereto, no Event of Default under Section 12.1 or 12.5 has occurred and is continuing;

(B) as of the date of such Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding pursuant to this Section 10.1(k), does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (I) when aggregated with the aggregate principal amount of (1) Indebtedness Incurred pursuant to, and then outstanding under, Section 10.1(j)(B)(I) and Section 10.1(s)(i) and (2) Permitted Refinancing Indebtedness Incurred pursuant to clause (ii) of this Section 10.1(k) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (I), the greater of (x) $55,000,000 and (y) 20.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date plus (II) subject to Section 1.11, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.50:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C) the terms of such Indebtedness do not provide for any scheduled repayment (including at maturity), mandatory repayment, redemption, repurchase, defeasance, acquisition, similar payment or sinking fund obligation prior to the Latest Maturity Date, other than customary prepayments, repurchases, redemptions, defeasances or similar payments of, or offers to prepay, redeem, repurchase, defease, acquire or similarly pay upon, a change of control, asset sale event or casualty, eminent domain or condemnation event or on account of the accumulation of excess cash flow and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness is either subject to Customary Escrow Provisions or constitutes a customary bridge facility (including 364-day bridge facilities, so long as the long term Indebtedness into which any such customary bridge facility (other than a 364-bridge facility) is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(D) if such Indebtedness is Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall not be guaranteed in any respect by the Borrower or any other Subsidiary Guarantor except to the extent permitted under Section 10.5;

(E) (x) the Capital Stock of any Person acquired in such Acquisitions or other Investment (the “Acquired Person”) is pledged to the Administrative Agent to the extent required under Section 9.11 and (y) such Acquired Person executes a supplement to the Security Agreement and a guarantor joinder agreement substantially in the form of Exhibit A hereto and a counterpart signature page to the applicable Intercompany Subordinated Note (or alternative guarantee and security arrangements in relation to the Obligations), in each case, to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; and

(F) the terms of such Indebtedness shall be consistent with the requirements set forth in clause (a) and, if applicable, clause (e), of the proviso to the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(G) at the time any such Indebtedness is Incurred and after giving pro forma effect to such Incurrence and any other transactions being consummated in connection therewith and the use of the proceeds thereof, the aggregate principal amount of all Indebtedness Incurred by Non-Loan Parties pursuant to, and then outstanding under, this Section 10.1(k), when aggregated with the aggregate principal amount of (1) all other Indebtedness Incurred by Non-Loan Parties and then outstanding pursuant to Section 10.1(s) and (2) all Permitted Refinancing Indebtedness Incurred by Non-Loan Parties and then outstanding pursuant to clause (ii) of this Section 10.1(k), shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date); and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(l) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money;

(m) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations (including earn-outs), in each case entered into in connection with the Transactions, Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with Guarantee Obligations, letters of credit, surety bonds on performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements;

(n) Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(o) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money;

(p) (i) Indebtedness representing deferred compensation to officers, directors, managers, employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries Incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their officers, directors, managers, employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with the Transactions, Acquisitions or any other Investment permitted under Section 10.5 or Section 10.6;

(q) unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity or Equityholding Vehicle, in each case, to finance the retirement, acquisition, repurchase or redemption of the Capital Stock of the Borrower to the extent permitted by Section 10.6; provided that any such Indebtedness shall reduce availability under Section 10.6 to the extent of any amounts incurred from time to time under this Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made;

(r) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted under Section 10.5;

(s) additional senior, senior subordinated or subordinated Indebtedness of the Borrower and the Restricted Subsidiaries, and Permitted Refinancing Indebtedness thereof, in an aggregate principal amount, determined as of the date of the Incurrence of such Indebtedness and giving pro forma effect thereto and the use of the proceeds thereof, not to exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the sum of (i) when aggregated with the aggregate principal amount of (1) Indebtedness Incurred pursuant to, and then outstanding under, Section 10.1(j)(B)(I) and Section 10.1(k)(B)(I) and (2) Permitted Refinancing Indebtedness Incurred pursuant to this clause (s) to Refinance Indebtedness Incurred pursuant to, and then outstanding in reliance on, this clause (i), an amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness and any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with (I) in the case of the Incurrence of any secured Indebtedness under this clause (s) that constitutes or is intended to constitute First Lien Obligations, a Consolidated First Lien Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Indebtedness, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment, (II) in the case of the Incurrence of any secured Indebtedness under this clause (s) that does not constitute or is not intended to constitute First Lien Obligations, a Consolidated Secured Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Indebtedness, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.25:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment or (III) in the case of the Incurrence of any unsecured Indebtedness under this clause (s), a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Indebtedness, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.50:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment; provided that, at the time any such Indebtedness is Incurred and after giving pro forma effect to such Incurrence and any other transactions being consummated in connection therewith and the use of the proceeds thereof, the aggregate principal amount of all Indebtedness Incurred and then outstanding under this Section 10.1(s) by Non-Loan Parties, when aggregated with the aggregate principal amount of (1) all other Indebtedness Incurred by Non-Loan Parties and then outstanding pursuant to Section 10.1(k) and (2) Permitted Refinancing Indebtedness Incurred pursuant to, and then outstanding under, this clause (s) to Refinance Indebtedness of Non-Loan Parties, shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date); provided, further, that the terms of such Indebtedness shall be consistent with the requirements of clause (a), (b) and, if applicable, clause (e) of the proviso of the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(t) (i) Indebtedness Incurred in connection with any Sale Leaseback and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(u) Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which or, in the case of commitments, the new commitments of which, are required to be applied to (x) prepay the Term Loans and related amounts in the manner set forth in Section 5.2(a)(i) or (y) permanently reduce Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments in the manner set forth in Section 5.2(e)(ii) (and any such Permitted Additional Debt shall be deemed to have been Incurred pursuant to this clause (i)), (ii) other Permitted Additional Debt; provided that, in the case of this clause (ii), at the time of Incurrence or provision thereof and after giving pro forma effect thereto and such other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments, if any, thereunder were fully drawn, the aggregate principal amount of (X) all such Indebtedness Incurred or provided under this Section 10.1(u)(ii) plus (Y) any Incremental Term Loans (other than those Incremental Term Loans Incurred under the first proviso to Section 2.14(b)), any Incremental Revolving Credit Commitment Increases and any Additional/Replacement Revolving Credit Commitments (other than those Additional/Replacement Revolving Credit Commitments Incurred or provided under the first proviso to Section 2.14(b)) that, in each case, have been Incurred or provided pursuant to Section 2.14(b)(A), shall not exceed the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments then outstanding and Incurred under Section 2.14(b)(B) were fully drawn), the Borrower would be in compliance with (I) in the case of the Incurrence of any secured Permitted Additional Debt under this clause (ii) that constitutes or is intended to constitute First Lien Obligations, a Consolidated First Lien Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment, (II) in the case of the Incurrence of any secured Permitted Additional Debt under this clause (ii) that does not constitute or is not intended to constitute First Lien Obligations, a Consolidated Secured Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.25:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment or (III) in the case of the Incurrence of any unsecured Permitted Additional Debt under this clause (ii), a Consolidated Total Debt to Consolidated EBITDA Ratio,

calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.50:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment; provided, further, that, in each case of this clause (ii), subject to Section 1.11, no Event of Default (or, in the case of the Incurrence or provision of Permitted Additional Debt in connection with an Acquisition or other Investment, no Event of Default under either Section 12.1 or 12.5) shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, such Permitted Refinancing Indebtedness shall be of the type described in the definition of “Permitted Additional Debt”;

(v) Indebtedness of (i) Non-Loan Parties; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(v) shall not exceed the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date) and (ii) of Non-Loan Parties Incurred from time to time pursuant to asset-based facilities or local working capital lines of credit to the extent non-recourse to the Loan Parties so long as (x) such Indebtedness is not secured by assets constituting Collateral and (y) the Loan Parties shall not guarantee such Indebtedness; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(v) shall not exceed the greater of $30,000,000 and 10.0% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date);

(w) unsecured Indebtedness in the amount equal to the sum of (i) 200% of any Excluded Contribution to the extent not counted for purposes of the Available Equity Amount or Cure Amount or used to make Restricted Payments pursuant to Section 10.6(aa) and (ii) the Available RP Capacity Amount; provided that Indebtedness pursuant to this clause (w) shall only be incurred by a Loan Party;

(x) Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this Section 10.1(w) shall not exceed the greater of (x) $115,000,000 and (y) 40.0% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Internal Financial Statements most recently available on or prior to such date);

(y) (i) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness owing by a Loan Party to a Subsidiary that is not a Subsidiary Guarantor (other than any Indebtedness (A) in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice or industry norm (and not in connection with the borrowing of money) or (B) in connection with cash management tax or accounting operations of the Borrower and its Restricted Subsidiaries) shall be evidenced by the applicable Intercompany Subordinated Note and (ii) Indebtedness in respect of shares of Disqualified Capital Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Lien permitted by Section 10.2) of any such shares of Disqualified Capital Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a Lien permitted by Section 10.2 (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Disqualified Capital Stock (to the extent such Disqualified Capital Stock is then outstanding) not permitted by this clause;

(z) Indebtedness in respect of commercial letters of credit obtained in the ordinary course of business or consistent with past practice or industry norm;

(aa) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice or industry norm;

(bb) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business or consistent with past practice or industry norm;

(cc) Indebtedness Incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business or consistent with past practice or industry norm on arm’s length commercial terms on a recourse basis;

(dd) Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business or consistent with past practice or industry norm;

(ee) Indebtedness arising solely as a result of the existence of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 10.2;

(ff) Indebtedness of any Receivables Subsidiary arising under a Permitted Receivables Financing;

(gg) [Reserved];

(hh) [Reserved];

(ii) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they do not result in an Event of Default under Section 12.6;

(jj) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(kk) performance guarantees of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(ll) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(mm) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1;

(nn) Indebtedness incurred by the Borrower or any Restricted Subsidiary to the extent that the Net Cash Proceeds are deposited with a trustee or other representative to satisfy any underlying Obligations under the Loan Documents; and

(oo) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under the Senior Secured Notes Indenture.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (oo) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof and including as between the Incremental Base Amount and the Incremental Ratio Debt Amount) in a manner that complies with this Section 10.1 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all (i) Indebtedness outstanding under the Loan Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 10.1(a) and (ii) all Indebtedness outstanding under the Senior Secured Notes and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 10.1(b) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.14 or Section 10.1(u) as between the Incremental Base Amount and the Incremental Ratio Debt Amount); provided, further, that if the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the incurrence of any such Indebtedness would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

At the time of Incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the paragraphs above. It is understood and agreed that any Indebtedness in the form of loans secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) shall be subject to the Incremental MFN Protection set forth in Section 2.14(c) (but subject to the Incremental MFN Exceptions to such Incremental MFN Protection) as if such Indebtedness were an Incremental Term Loan.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to (i) the Loan Documents to secure the Obligations (including Liens permitted pursuant to Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) the Senior Secured Notes Documents securing the Senior Secured Notes Obligations Incurred under Section 10.1(b)(ii) (provided that such Liens do not extend to any assets that are not Collateral), (iii) Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 10.1(u) (provided that such Liens do not extend to any assets that are not Collateral) and (iv) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that (A) in the case of Liens described in subclause (ii), (iii) or (iv) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, First Lien Obligations, and, in the case of the Senior Secured Notes Obligations, the Senior Secured Notes Administrative Agent (or another representative, agent or trustee on behalf of all of the holders of the Senior Secured Notes), the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into with the Administrative Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations, Senior Secured Notes Obligations or Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the applicable Obligations (but without regard to the control of remedies) and (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that do not constitute, or are not intended to constitute, First

Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative, agent or trustee thereof on behalf of such holders) shall have entered into, with the Administrative Agent, a Customary Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the applicable Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(a);

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (iii) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens on property and assets existing on the Restatement Agreement Effective Date or pursuant to agreements in existence on the Restatement Agreement Effective Date and listed on Schedule 10.2 as amended and restated by the Restatement Agreement or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $10,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Restatement Agreement Effective Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1;

(e) the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (c), (d), (f), (p), (t), (u) and (bb) of this Section 10.2 upon or in the same assets theretofore subject to such Lien other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clause (f), (t), (u) or (bb), after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;

(f) Liens existing on the assets, or shares of Capital Stock, of any Person that becomes a Restricted Subsidiary (including by designation as a Restricted Subsidiary pursuant to Section 9.15), or existing on assets acquired, pursuant to an Acquisition or other Investment permitted under Section 10.5 or Section 10.6 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens attach at all times only to the same assets that such Liens attached to (other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Acquisition or such other Investment, as applicable;

(g) Liens arising out of any license, sublicense or cross-license (including of any Intellectual Property) permitted under Section 10.4;

(h) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Restricted Subsidiary and Liens in favor of the Borrower or any Restricted Subsidiary;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 or Section 10.6 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) (i) Liens arising out of conditional sale, title retention (including any security or quasi-security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to the Borrower or any of the Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower or any of the Restricted Subsidiaries), consignment or similar arrangements for sale of property and bailee arrangements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement and (ii) Lien arising by operation of Applicable Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(m) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (B) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry norm; provided that Liens permitted pursuant to this clause (m) may be first priority Liens and not subject to any Lien or security interest securing the Obligations;

(n) Liens (i) solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4;

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and Liens on deposits made or secured provided in the ordinary course of business or consistent with past practice or industry norm to secure liability to insurance carriers;

(p) Liens on property subject to Sale Leasebacks and customary security deposits, related contract rights and payment intangibles related thereto;

(q) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with past practice or industry norm;

(r) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(s) (i) Liens on Capital Stock in Joint Ventures or similar arrangements securing obligations of such Joint Ventures or similar arrangements or pursuant to any Joint Ventures or similar agreements and (ii) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or Joint Ventures partners, in each case under partnership, limited liability coverage, Joint Venture or similar Organizational Documents;

(t) Liens with respect to property or assets of any Non-Loan Party securing Indebtedness or other obligations of a Non-Loan Party;

(u) Liens not otherwise permitted by this Section 10.2; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 10.2(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 10.2(u)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $115,000,000 and (y) 40.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided that, if such Liens are consensual Liens that are secured by Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that such Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the applicable Obligations. Without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(u);

(v) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(w) Liens on cash and Cash Equivalents used to defease or to satisfy or discharge Indebtedness; provided such defeasance or satisfaction or discharge is permitted under this Agreement;

(x) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm;

(y) Liens securing commercial letters of credit permitted pursuant to Section 10.1(z);

(z) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(aa) Liens securing Hedging Agreements submitted for clearing in accordance with Applicable Law;

(bb) Liens securing Indebtedness permitted under Section 10.1; provided that, subject to Section 1.11, after giving pro forma effect to the Incurrence of any such Liens and the Incurrence of such Indebtedness and to any Acquisition, Investment, Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with (A) in the case of any Indebtedness that constitutes or is intended to constitute First Lien Obligations, a Consolidated First Lien Debt to Consolidated EBITDA Ratio that is no greater than either (x) 5.50:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment, (B) in the case of any Indebtedness that is secured by Liens on the Collateral that does not constitute or is not intended to constitute First Lien Obligations, a Consolidated Secured Debt to Consolidated EBITDA Ratio that is no greater than either (x) 6.25:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment and (C) in the case of any other Indebtedness secured by Liens on assets not constituting Collateral, a Consolidated Secured Debt to Consolidated EBITDA Ratio of no greater than either (x) 6.25:1.00 or (y) if Incurred in connection with a Permitted Acquisition or Permitted Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Permitted Acquisition or Permitted Investment, in each case as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, and any Specified Transaction or Specified Restructuring to be consummated in connection therewith occurred on the first day of such Test Period; provided, further, that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(bb); provided, further, that any Indebtedness secured pursuant to this Section 10.2(bb) shall be subject to the same conditions as Indebtedness incurred pursuant to Section 10.1(k).

(cc) with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of undercapitalization of such Foreign Subsidiary);

(dd) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness permitted to be incurred hereunder (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(ee) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(ff) Liens on accounts receivable and related assets, incurred in connection with a Permitted Receivables Financing;

(gg) Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services incurred in the ordinary course of business or consistent with past practice or industry norm;

(hh) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(ii) Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(jj) utility and similar deposits in the ordinary course of business;

(kk) Liens securing any Hedging Obligations under any Hedging Agreement so long as the Fair Market Value of the Collateral securing such Hedging Obligations does not exceed the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(ll) Liens arising in connection with rights of dissenting equityholders pursuant to Applicable Law in respect of the Transactions or any other Acquisition;

(mm) Liens arising solely by virtue of any statutory or common law provision or from customary contractual provisions (such as banks’ general terms and conditions) relating to banker’s liens, rights of set-off or similar rights;

(nn) Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness for no longer than 60 days prior to such defeasance, discharge or redemption, so long as such defeasance, discharge or redemption is not prohibited by the terms of this Agreement;

(oo) [reserved];

(pp) Liens securing rental payments under agreements for Financing Lease Obligations, which Financing Lease Obligations are permitted to be so secured;

(qq) customary Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(rr) customary Liens in favor of credit card companies pursuant to agreements therewith;

(ss) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (i) of the definition thereof; and

(tt) utility and similar deposits in the ordinary course of business.

For purposes of determining compliance with this Section 10.2, (A) Lien need not be incurred solely by reference to one category of Liens permitted by this Section 10.2 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 10.2, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 10.2 and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 10.2(bb) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 10.2(bb) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 10.2.

10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4, 10.5 or 10.6, the Borrower will not and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets and other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower,” (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other applicable Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Restricted Subsidiary of the Borrower (A) subject to Section 1.11, no Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each applicable Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a guarantor joinder agreement to this Agreement that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each applicable Subsidiary grantor and each applicable Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the applicable Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) each applicable mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the applicable Loan Documents preserve the enforceability of the Guarantees and the perfection of the Liens or the Collateral under the applicable Security Documents, (E) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation, Disposition does not breach or result in a default under this Agreement or any other Credit Document and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5 or Section 10.6; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 14.6(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b) [Reserved];

(c) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Guarantors, if the surviving Person formed by or surviving such merger, amalgamation or consolidation or the transferee of such assets and properties is a Non-Loan Party, then any Indebtedness of any Subsidiary Guarantor assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 of this Agreement (without giving effect to Section 10.1(k)) and (iii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower, (A) subject to Section 1.11, no Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Credit Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.4, Section 10.5 or Section 10.6;

(d) any Restricted Subsidiary may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary of the Borrower;

(e) the Transactions may be consummated;

(f) any Restricted Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 10.4, Section 10.5 or Section 10.6, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Restricted Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(g) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to (i) effect a Disposition permitted pursuant to Section 10.4 (other than 10.4(h)), (ii) reorganize or reincorporate any such Person in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Person or another jurisdiction of the United States, any state thereof, the District of Columbia or any territory thereof; provided that, with respect to any of the actions described in clauses (ii) and (iii) above, the Borrower or applicable Restricted Subsidiary shall have complied with Section 4.2 of the applicable Security Agreement.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback), whether now owned or hereafter acquired (each, a “Disposition”) (other than any such Disposition resulting from a Recovery Event), or (ii) sell or issue to any Person (other than to the Borrower or a Restricted Subsidiary) any shares owned by it of any of their respective Restricted Subsidiaries’ Capital Stock, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following: (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, (ii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business, (iii) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business, (iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business and (v) any such other assets or Capital Stock to the extent that the aggregate Fair Market Value of such assets sold in any single transaction or series of related transactions does not exceed the greater of (x) $13,000,000 and (y) 4.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date;

(b) the Borrower and the Restricted Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement, (ii) exclusively license, sublicense or cross-license Intellectual Property if done in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries, (iii) Dispose of Intellectual Property under a research and development agreement in which the other party receives a license to Intellectual Property that results from such agreement and (iv) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property, in the ordinary course of business or consistent with past practice with past practice;

(c) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of other assets for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 10.4(c) for a purchase price in excess of the greater of (x) $13,000,000 and (y) 4.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date, not less than 75% of the aggregate consideration therefor from such Disposition, together with all other Dispositions made since the Restatement Agreement Effective Date under this Section 10.4(c) (on a cumulative basis), received by the Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents, (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $70,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Internal Financial Statements most recently available on or prior to such date, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Administrative Agent to the extent required under Section 9.11, and (iii) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(d) the Borrower and the Restricted Subsidiaries may (i) Dispose of, discount, forgive or write off accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 5.2(a)(i);

(e) the Borrower and the Restricted Subsidiaries may Dispose of properties, rights or assets (including the Disposition or issuance of Capital Stock) to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property, right or asset is the Borrower or a Subsidiary Guarantor and the transferee thereof is a Restricted Subsidiary that is not a Subsidiary Guarantor, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 (without giving effect to Section 10.1(j));

(f) the Borrower and the Restricted Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g) the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise Dispose of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(h) the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 10.3, 10.5 or 10.6 and may create, incur, assume or suffer to exist Liens permitted by Section 10.2;

(i) the Borrower and the Restricted Subsidiary may transfer property subject to Recovery Events, including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets;

(j) the Borrower and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 as amended and restated by the Restatement Agreement and Dispositions of (i) non-core or obsolete assets acquired in connection with Acquisitions or other Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Restricted Subsidiaries, (ii) other assets acquired in connection with Acquisitions or other Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Borrower or such Restricted Subsidiary or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any Acquisition under this Agreement;

(k) the Borrower and the Restricted Subsidiaries may unwind or terminate any Hedging Agreement or Cash Management Agreement and allow for the expiration of any options agreement with respect to any Real Property or personal property;

(l) the Borrower and the Restricted Subsidiaries may make Dispositions of residential Real Property and related assets in connection with relocation activities for officers, managers, consultants, directors, employees or independent contractors (or their Immediate Family Members) of the Borrower and the Restricted Subsidiaries;

(m) the Borrower and the Restricted Subsidiaries may issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Applicable Laws;

(n) the Borrower and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(o) the Borrower and the Restricted Subsidiaries may allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for the on-going business of the Borrower and its Restricted Subsidiaries, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or consistent with past practice in the reasonable business judgment of the Borrower;

(p) the Borrower and the Restricted Subsidiaries may surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q) the Borrower and the Restricted Subsidiaries may make Dispositions or issuances of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(r) the Borrower and the Restricted Subsidiaries may effect a Sale Leaseback;

(s) the Borrower may issue Qualified Capital Stock and, to the extent permitted by Section 10.1, Disqualified Capital Stock;

(t) the Borrower and the Restricted Subsidiaries may make Dispositions (including those of the type otherwise described herein) after the Restatement Agreement Effective Date in an aggregate amount not to exceed the greater of (x) $43,000,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such assets are Disposed (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided that 100% of the unused amount of Dispositions permitted pursuant to this clause (t) may be carried forward to succeeding fiscal years and utilized to make Dispositions pursuant to this clause (t);

(u) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(v) sales or transfers of accounts receivable, or participations therein and related assets, in connection with any Permitted Receivables Financing;

(w) sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(x) samples, including time-limited evaluation software, provided to customers or prospective customers;

(y) de minimis amounts of equipment provided to employees;

(z) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Capital Stock, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary (subject to applicable subordination terms if Indebtedness of a Loan Party is transferred to a non-Loan Party), (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(aa) the Borrower and the Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business or consistent with past practice;

(bb) the Borrower and the Restricted Subsidiaries may make nominal issuances of Capital Stock of Foreign Subsidiaries in an aggregate amount not to exceed 2.00% of all issued and outstanding Capital Stock of such Foreign Subsidiary on a fully-diluted basis;

(cc) the Borrower and the Restricted Subsidiaries may undertake or consummate any Tax Restructuring; and

(dd) the Borrower and the Restricted Subsidiaries may make Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (cc) above.

Notwithstanding any of the definitions or covenants contained in this Agreement to the contrary, the Borrower will not, and will not permit any Subsidiary to, consummate any transaction that results in the transfer (whether by way of any Restricted Payment, Investment, or any Disposition, whether in a single transaction or a series of related transactions), directly or indirectly, of the ownership of any Material Intellectual Property to any Unrestricted Subsidiary.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment, except (each of the following exceptions, the “Permitted Investments”):

(a) extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, materials or equipment or other similar assets), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business or consistent with past practice or industry norm;

(b) Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(c) loans and advances to officers, managers, directors, employees, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries (i) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or industry norm, and (ii) for additional purposes not contemplated by subclause (i) above; provided that, after giving pro forma effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 10.5(c)(ii) shall not exceed the greater of (x) $14,000,000 and (y) 5.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(d) Investments (i) existing on the Restatement Agreement Effective Date or (ii) contemplated on the Restatement Agreement Effective Date or made pursuant to binding agreements in effect on the Restatement Agreement Effective Date to the extent listed on Schedule 10.5 as amended and restated by the Restatement Agreement and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Restatement Agreement Effective Date, except pursuant to the terms of such Investment or binding agreements existing or contemplated as of the Restatement Agreement Effective Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 10.5 or Section 10.6;

(e) Investments in Hedging Agreements permitted by Section 10.1(i) and Cash Management Agreements permitted by Section 10.1;

(f) Investments acquired by the Borrower or any of the Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of any bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business or consistent with past practice or industry norm of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(g) Investments to the extent that the payment for such Investments is made solely with the Capital Stock (other than Disqualified Capital Stock) of Baldwin Group or the Borrower;

(h) Investments constituting non-cash proceeds of sales, transfers and other Dispositions of assets to the extent permitted by Sections 10.3 and 10.4 (other than clause (h));

(i) (i) Investments by or among the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary (including guarantees of obligations of any Restricted Subsidiary and any prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments of any Indebtedness of any such Person not prohibited by Section 10.7) and (ii) Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or Joint Venture as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of all such Investments made pursuant to this Section 10.5(q) measured at the time such Investment is made, shall not exceed, after giving pro forma effect to such Investment, the greater of (x) $85,000,000 and (y) 30.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date;

(j) Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice or industry norm, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(k) [Reserved];

(l) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(m) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, managers, employees, consultants or independent contractors, in each case in the ordinary course of business;

(n) Guarantees by the Borrower or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practice or industry norm;

(o) Investments made to acquire, purchase, repurchase, redeem, acquire or retire Capital Stock of the Borrower owned by any employee equity ownership plan or key employee equity ownership plan of the Borrower;

(p) Investments constituting Permitted Acquisitions;

(q) so long as no Event of Default under Section 12.1 or 12.5 has occurred and is continuing or would result therefrom, any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries and Investments in Joint Ventures or similar entities that do not constitute Restricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(q) measured at the time such Investment is made, to exceed, after giving pro forma effect to such Investment, the sum of (i) the greater of (x) $115,000,000 and (y) 40.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such Investment is made (measured as of such date) based upon the Internal Financial Statements most recently delivered on or prior to such date, (ii) the Available Equity Amount at such time and (iii) the Available Amount at such time; provided, however, that if any Investment pursuant to this Section 10.5(q) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 10.5(i)(i) above and shall cease to have been made pursuant to this Section 10.5(q) for so long as such Person continues to be a Restricted Subsidiary;

(r) Investments arising as a result of Sale Leasebacks;

(s) Investments held by any Person acquired by the Borrower or a Restricted Subsidiary after the Restatement Agreement Effective Date or of any Person merged, consolidated or amalgamated with or into the Borrower or merged, consolidated or amalgamated with or into a Restricted Subsidiary in accordance with Section 10.3 after the Restatement Agreement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(t) Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 10.1, 10.3 (but only any lettered paragraphs thereof), 10.4 (other than 10.4(e) or 10.4(i) (as such Section 10.4(i) relates to Section 10.5)), 10.6 (other than 10.6(c)(i)) and 10.7;

(u) the forgiveness, capitalization or conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 10.1;

(v) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Sections 9.10, 9.11 and 9.14, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.5, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Sections 9.10, 9.11 and 9.14 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(w) Investments consisting of earnest money deposits required in connection with purchase agreements or other Acquisitions;

(x) Investments consisting of loans and advances to Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(y) Investment Grade Securities maturing no more than 24 months from the date of acquisition;

(z) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(aa) non-cash or non-cash equivalent Investments in connection with any Tax Restructuring;

(bb) loans and advances to customers in the ordinary course of business in respect of the payment of insurance premiums;

(cc) any Investment made in connection with the Transactions and any transactions in connection with the Existing Debt Refinancing;

(dd) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(ee) Investments in the ordinary course of business consisting or consistent with past practice or industry norm of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(ff) Capital Expenditures permitted or not restricted under this Agreement;

(gg) deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business or consistent with past practice or industry norm;

(hh) Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees.

(ii) additional Investments so long as, subject to Section 1.11, after giving pro forma effect to such Investment, the Borrower and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such Investment, as if such Investment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.75:1.00;

(jj) Investments in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 10.5(jj) that are at that time outstanding, not to exceed the greater of $85,000,000 and 30.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Investment (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; provided, however, that if any Investment pursuant to this Section 10.5(jj) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such investment shall thereafter be deemed to have been made pursuant to Section 10.5(i) above and shall cease to have been made pursuant to this Section 10.5(jj) for so long as such Person continues to be a Restricted Subsidiary;

(kk) to the extent not required to be applied to prepay the Term Loans in accordance with Section 5.2(a)(i), Investments made in accordance with clause (v) of the definition of “Net Cash Proceeds” with the proceeds received in connection with a Recovery Prepayment Event;

(ll) Investments resulting from pledges and deposits permitted by Sections 10.2(a)(i), 10.2(b) (with respect to clause (d) of the definition of “Permitted Liens”) and 10.1(n);

(mm) any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(nn) Investments in deposit accounts and securities accounts in the ordinary course of business;

(oo) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 10.5;

(pp) the acquisition of additional Capital Stock of Restricted Subsidiaries from minority equityholders (it being understood that to the extent that any Restricted Subsidiary that is not a Loan Party is acquiring Capital Stock from minority equityholders, then this clause (pp) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party);

(qq) Investments in Capital Stock in any Subsidiary resulting from any sale, transfer or other Disposition by the Borrower or any Subsidiary permitted by Section 10.4, including as a result of any contribution from any Parent Entity or distribution to any Subsidiary of such Capital Stock;

(rr) Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement;

(ss) Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(tt) Investments in any Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(uu) Additional Investments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (uu);

(vv) Acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of the Borrower or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity or Equityholding Vehicle, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(ww) Investments in the Borrower or any Restricted Subsidiary in connection with any Tax Restructuring; and

(xx) loans and advances to direct and indirect Parent Entities of the Borrower (a) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Parent Entities in accordance with this Agreement or (b) in connection with the Tax Receivables Agreement, for a term of 60 days or less and in an amount not exceeding $30.0 million at any time outstanding to fund purchases of limited liability company interests in the Borrower.

For purposes of determining compliance with this Section 10.5, (A) Investments need not be incurred solely by reference to one category of Investments permitted by this Section 10.5 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Investment (or any portion thereof) meets the criteria of one or more of the categories of Investments permitted by this Section 10.5, the Borrower shall, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Investment could be classified as having been made pursuant to Section 10.5(ii) above (giving pro forma effect to the making of such Investment), the Borrower, in its sole discretion, may classify such portion of such Investment as having been made pursuant to Section 10.5(ii) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this Section 10.5.

10.6 Limitation on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any Parent Entity or any Equityholding Vehicle now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Capital Stock who are employees of the Borrower or any Restricted Subsidiary), or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or equity appreciation or similar rights issued with respect to any of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a) (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, discharge, defease, retire or otherwise acquire in whole or in part any Capital Stock (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or any Capital Stock of any Parent Entity or Equityholding Vehicle, in exchange for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Restricted Subsidiary) of Capital Stock of the Borrower or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower (in each case other than Disqualified Capital Stock, “Refunding Capital Stock”) made within 120 days of such contribution or sale or issuance of Refunding Capital Stock, (ii) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.6(aa), the declaration and payment of dividends and distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any Parent Entity or Equityholding Vehicle) in an aggregate amount per year no greater than the aggregate amount of dividends and distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement and (iii) the Borrower and any Restricted Subsidiary may pay Restricted Payments payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 10.1) of such Person;

(b) so long as no Event of Default under Section 12.1 or 12.5 has occurred and is continuing or would result therefrom, the Borrower may redeem, discharge, defease, retire, repurchase or otherwise acquire (and the Borrower may declare and pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle, the proceeds of which are used to so redeem, discharge, defease, retire, repurchase or otherwise acquire) shares of its Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of such Capital Stock) (or to allow any of the Borrower’s Parent Entities or any Equityholding Vehicle to so redeem, discharge, defease, retire, repurchase or otherwise acquire their Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock)) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower or any Parent Entity or Equityholding Vehicle in connection with any such redemption, acquisition, retirement or repurchase); provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of such Capital Stock) so redeemed, discharged, defeased, retired, repurchased or otherwise acquired, does not exceed the sum of (i) the greater of $43,000,000 and (y) 15.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Investment (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date; notwithstanding the foregoing, 100.0% of the unused amount of payments in respect of this Section 10.6(b)(i) (before giving pro forma effect to any carry forward), may be carried forward to the next succeeding calendar year and with the amounts in the next succeeding calendar year being carried back to the preceding calendar year to the extent of a reduction in the next succeeding calendar year’s availability by the aggregate amounts being carried back and utilized to make payments pursuant to this Section 10.6(b) plus (ii) all proceeds obtained by any Parent Entity or any Equityholding Vehicle (and contributed to the Borrower) or the Borrower after the Closing Date from the sale of such Capital Stock to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (b) plus (iii) all Net Cash Proceeds obtained from any key-man life insurance policies received by the Borrower (or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower) after the Closing Date less (iv) the amount of any previous Restricted Payments made pursuant to clauses (ii) and (iii) of this Section 10.6(b); and provided, further, that, the cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Capital Stock will not be deemed to constitute a Restricted Payment for purposes of this Agreement; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(b) shall reduce the amounts available pursuant to this Section 10.6(b);

(c) (i) to the extent constituting Restricted Payments (other than Restricted Investments), the Borrower and any Restricted Subsidiary may make Investments permitted by Section 10.5 and (ii) each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(d) to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 10.3 and 10.4 (other than 10.4(h)), and the Borrower may pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(e) the Borrower may redeem, discharge, defease, retire, repurchase or otherwise acquire Capital Stock of any Parent Entity or any Equityholding Vehicle of the Borrower or the Borrower, as applicable, upon exercise of equity options or warrants to the extent such Capital Stock represents all or a portion of the exercise price of such options or warrants, and the Borrower may pay Restricted Payments to a Parent Entity or Equityholding Vehicle thereof as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect such repurchases;

(f) in addition to the foregoing Restricted Payments (i) the Borrower may make additional Restricted Payments, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.50:1.00, (ii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Restricted Payment is paid, so long as no Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payment is paid and (iv) so long as no Event of Default under Section 12.1 or Section 12.5 shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination, that the Borrower elects to apply pursuant to this clause (iv); provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(f) shall reduce the amounts available pursuant to this Section 10.6(f);

(g) the Borrower may make and pay Restricted Payments:

(i) (A) for any taxable period for which the Borrower is a partnership (or disregarded as separate from a partnership) for U.S. federal income tax purposes, to enable the owners of the Borrower to pay their tax liabilities attributable to the taxable income of the Borrower in an amount not to exceed the product of (x) the taxable income of the Borrower for U.S. federal income tax purposes for such taxable period, determined without regard to any adjustments pursuant to Section 704(c), 734 or 743 of the Code, and (y) the highest marginal tax rate for an individual or a corporation, as then in effect for such taxable period, taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income tax purposes and any limitations thereon and (B), without duplication of any payments set forth in clause (A) above, for any taxable period for which the Borrower or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which Baldwin Group or its direct or indirect parent is the common parent (a “Tax Group”), to enable such common parent to pay the portion of the Tax Group’s consolidated, combined or similar foreign, federal, state and local income and similar taxes (including any interest or penalties related thereto), that is attributable to the income, revenue, receipts, capital or margin of the Borrower, the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, the Restricted Subsidiaries and, to the extent described above, its Unrestricted Subsidiaries to pay such taxes separately from any such common parent;

(ii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) its operating expenses incurred in the ordinary course (including related to maintenance of organizational existence and auditing and other accounting matters), general administrative costs and other overhead costs and expenses (including administrative, legal, accounting, professional and similar fees and expenses provided by third parties, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company), plus any indemnification claims made by future, current and former employees, managers, consultants, independent contractors, directors or officers of any Parent Entity of the Borrower or any Equityholding Vehicle;

(iii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’ or Equityholding Vehicles’) corporate or other legal or organizational existence;

(iv) the proceeds of which shall be used to make Investments contemplated by Section 10.5(c);

(v) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) fees and expenses (other than to Affiliates of the Borrower) related to any successful or unsuccessful equity issuance or offering or Incurrence of Indebtedness, Refinancing, Disposition or acquisition or Investment transaction permitted by this Agreement;

(vi) the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 10.5 or as a Restricted Investment pursuant to Section 10.6 if made by the Borrower or a Restricted Subsidiary; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment and (iii) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement; and

(vii) the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to or provided on behalf of, future, current or former directors, officers, managers, employees, consultants or independent contractors of any Parent Entity of the Borrower or any Equityholding Vehicle to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company;

(viii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any Parent Entity of the Borrower or Equityholding Vehicle;

(ix) so long as no Event of Default has occurred and is continuing, amounts required for any Parent Entity of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any of the Restricted Subsidiaries incurred in accordance with Section 10.1 herein.

(h) the Borrower may (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower, or any Parent Entity of the Borrower or any Equityholding Vehicle), share split, reverse share split or combination thereof, or any Acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Capital Stock or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Capital Stock in connection with any exercise of Capital Stock or other equity options or warrants or the vesting of Capital Stock or other equity awards if such Capital Stock represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Capital Stock or equity awards;

(j) the Borrower may make payments (or make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to make such payments) described in Sections 10.11(c), (e), (h), (i), (j), (l), (w) and (x) (subject to the conditions set out therein);

(k) the Borrower may make Restricted Payments and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 10.6;

(l) [reserved];

(m) the Borrower and any Restricted Subsidiary may pay and make any Restricted Payment made in connection with (i) the Transactions including (A) in respect of payments required to be made on the Restatement Agreement Effective Date in connection with the Transactions, (B) the payment of Transaction Expenses, (C) in respect of working capital adjustments or purchase price adjustments or to satisfy indemnity or other similar obligations, in each case, in connection with the Transactions and (D) to holders of equity, restricted equity units or similar equity awards, (ii) the Transactions, any Acquisition or other Investment, to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (iii) working capital adjustments or purchase price adjustments in connection with any Acquisition or other Investment, (iv) the satisfaction of indemnity and other similar obligations in connection with any Acquisition or other Investment or (v) used to fund amounts owed to Affiliates (including those made by any Parent Entity) of the Borrower or any Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle;

(n) the Borrower may make payments made to optionholders or holders of profits interests of the Borrower or any Parent Entity or any Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or any Equityholding Vehicle (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were equityholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 10.6, and any payment hereunder shall reduce payments available under such other paragraph);

(o) the Borrower may pay Restricted Payments to pay for the redemption, discharge, defeasance, retirement, repurchase or other acquisition, in each case for nominal value, of Capital Stock of the Borrower from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Capital Stock was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

(p) the Borrower may make distributions, by Restricted Payment or otherwise, or other transfer or Disposition of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents);

(q) the Borrower may make payments or distributions to satisfy dissenters’ rights pursuant to or in connection with an Acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 10.3;

(r) the Borrower may make Restricted Payments constituting “interest” or like payments on Disqualified Capital Stock, to the extent such Disqualified Capital Stock constitutes Indebtedness, was Incurred in compliance with Section 10.1 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;

(s) the Borrower may make Restricted Payments in an aggregate amount that (i) does not exceed the aggregate amount of Excluded Contributions received since the Closing Date (not otherwise building Available Equity Amount, constituting a Cure Amount, used to incur Indebtedness or used to make Restricted Payments pursuant to clause (aa) below) and (ii) without duplication of clause (i) above, in an amount equal to the Net Cash Proceeds from any Disposition in respect of property or assets acquired after the Closing Date, to the extent such property or assets was financed with Excluded Contributions; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(s) shall reduce the amounts available pursuant to this Section 10.6(s);

(t) the Borrower may make distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(u) the Restricted Subsidiaries may make Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders;

(v) [reserved];

(w) [reserved];

(x) the Borrower may make any Restricted Payments in order to permit Baldwin Group to meet its obligations under the Tax Receivables Agreement or to permit the Borrower to meet its obligations under its Limited Liability Company Agreement;

(y) the Borrower may make any Restricted Payments to a Parent Entity for nominal value per right, of any rights granted to all holders of Capital Stock of the Borrower (or any Parent Entity of the Borrower) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityholders from unfair takeover practices;

(z) the Borrower may make redemptions, acquisitions, retirements or repurchases of Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Borrower, as applicable, deemed to occur upon the exercise of stock options or warrants; and

(aa) the Borrower may declare and make Restricted Payments (i) to a Parent Entity of the Borrower, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Preferred Stock (other than Disqualified Capital Stock) of such Parent Entity issued after the Closing Date to the extent not counted for purposes of the Available Equity Amount, used to incur Indebtedness or constituting a Cure Amount; provided that the amount of dividends and distributions paid pursuant to this clause (i) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Preferred Stock or (ii) on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to Section 10.6(a).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 10.6 shall not restrict the making of any AHYDO Catch Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Agreement. Indebtedness Incurred under Section 10.1(q) shall reduce availability under this Section 10.6 in an amount equal to the aggregate principal amount incurred from time to time under Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made.

For purposes of determining compliance with this Section 10.6, (A) Restricted Payments need not be incurred solely by reference to one category of Restricted Payments permitted by this Section 10.6 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of Restricted Payments permitted by this Section 10.6, the Borrower shall, in its sole discretion, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with the definition thereof and (C) in the event that a portion of any Restricted Payment could be classified as having been made pursuant to Section 10.6(f)(i) above (giving pro forma effect to the making of such Restricted Payment), the Borrower, in its sole discretion, may classify such portion of such Restricted Payments as having been made pursuant to Section 10.6(f)(i) above and thereafter the remainder of such Restricted Payment or as having been made pursuant to one or more of the other clauses of this Section 10.6.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Material Junior Debt (any such payments, “Junior Debt Payments”) on or prior to the date that occurs earlier than six months prior to the stated maturity date thereof (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 12.1 or Section 12.5 is continuing or would result therefrom, AHYDO Catch Up Payments shall be permitted); provided, however, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem, defease, acquire or otherwise make payments on any such Indebtedness (i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness, (ii) by converting or exchanging any such indebtedness to Capital Stock of Baldwin Group and (iii) (A) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.50:1.00 after giving pro forma effect thereto, (B) in an aggregate amount not to exceed the Available Amount at the time of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, so long as no Event of Default has occurred and is continuing or would result therefrom, (C) in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment, redemption, repurchase, defeasance, acquisition or other payment, (D) in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (D), (E) any purchase, repurchase, redemption, defeasance or other acquisition or similar payment of Junior Debt Incurred pursuant to Section 10.1(j) (other than Indebtedness Incurred (I) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or (II) otherwise in connection with or contemplation of such acquisition), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred, (F) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Capital Stock (to the extent such Disqualified Capital Stock constitutes Indebtedness and was Incurred in compliance with Section 10.1, and (G) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 10.7(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving pro forma effect to such transfer.

(b) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify any term or condition in any Junior Debt Documentation to the extent that any such waiver, amendment or modification, taken as a whole, would be materially adverse to the interests of the Lenders.

For purposes of determining compliance with this Section 10.7, (A) Junior Debt Payments need not be made solely by reference to one category of Junior Debt Payments permitted by this Section 10.7 but are permitted to be made in part under any combination thereof and of any other available exemption, (B) in the event that any Junior Debt Payment (or any portion thereof) meets the criteria of one or more of the categories of Junior Debt Payments permitted by this Section 10.7, the Borrower shall, in its sole discretion, classify or reclassify such Junior Debt Payment (or any portion thereof) in any manner that complies the definition thereof and (C) in the event that a portion of any Junior Debt Payment could be classified as having been made pursuant to Section 10.7(a)(iii)(A) above (giving pro forma effect to the making of such Junior Debt Payment), the Borrower, in its sole discretion, may classify such portion of such Junior Debt Payments as having been made pursuant to Section 10.7(a)(iii)(A) above and thereafter the remainder of such Junior Debt Payment or as having been made pursuant to one or more of the other clauses of this Section 10.7.

10.8 Negative Pledge Clauses. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Credit Document, any Permitted Additional Debt Documents related to any secured Permitted Additional Debt, any document governing any secured Credit Agreement Refinancing Indebtedness or the Senior Secured Notes Documents and any documentation governing any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations that in any material respect:

(i) (x) exist on the Restatement Agreement Effective Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 as amended and restated by the Restatement Agreement and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not materially expand the scope of such Contractual Obligation (as determined in good faith by the Borrower),

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower,

(iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Loan Party to the extent such Indebtedness is permitted by Section 10.1,

(iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease, license or other Disposition permitted by Section 10.4, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale, transfer, lease, license, or other Disposition of the Capital Stock of such Subsidiary, and applicable solely to assets under such sale, transfer, lease, license or other Disposition,

(v) are customary provisions in Joint Venture agreements, partnership agreements, limited liability company organizational governance document, and other similar agreements applicable to partnerships, limited liability companies, Joint Ventures and similar Persons permitted by Section 10.5 or Section 10.6 and applicable solely to such Persons or the transfer of ownership therein,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(vii) are customary restrictions on leases, subleases, service agreements, product sales, licenses and sublicenses (including with respect to Intellectual Property) or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment or transfers of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits or net worth imposed (including by customers) under agreements entered into in the ordinary course of business,

(xii) are imposed by Applicable Law,

(xiii) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation;

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Restatement Agreement Effective Date and permitted under Section 10.1 that are, taken as a whole, in the good-faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not materially impair its obligation or ability to make any payments required hereunder,

(xv) arise in connection with purchase money obligations for property acquired in the ordinary course of business or Financing Lease Obligations;

(xvi) arise in connection with any agreement or other instrument of a Person or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries, or any other transaction is entered into with any such Acquisition, merger, consolidation or amalgamation, in existence at the time of such Acquisition or at the time it merges, consolidates or amalgamates with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired or redesignated;

(xvii) are restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xviii) are provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(xix) arise in connection with cash or other deposits imposed by agreement permitted under Section 10.2, Section 10.5 or Section 10.6 entered into in the ordinary course of business or consistent with past practice or industry norm;

(xx) restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xxi) restrictions created in connection with any Permitted Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing; and

(xxii) are any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxi) of this Section 10.8; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good-faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9 [Reserved]

10.10 Consolidated First Lien Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facilities and subject to the following proviso, beginning with the Test Period ending June 30, 2024, the Borrower will not permit the Consolidated First Lien Debt to Consolidated EBITDA Ratio as of the last day of any Test Period to be greater than 7.00:1.00.

10.11 Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Borrower involving aggregate payments or consideration in excess of the greater of (x) $30,000,000 and (y) 10.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Investment (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date except:

(a) such transactions that are made on terms, when taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(b) (i) if such transaction is among the Borrower and one or more Subsidiary Guarantors or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction or (ii) any merger, consolidation or amalgamation of the Borrower or any Parent Entity of the Borrower, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(c) the payment of Transaction Expenses (including the payment of all fees, expenses, bonuses and awards) and the consummation of the Transactions,

(d) the issuance of Capital Stock of any Parent Entity, any Equityholding Vehicle or the Borrower to the management of such Parent Entity, the Borrower or any of its Subsidiaries pursuant to arrangements described in clause (m) below;

(e) [reserved];

(f) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section 10.6 and any actions by the Borrower and its Restricted Subsidiaries to permit the same;

(g) loans, guarantees and other transactions by any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10 (other than by reliance on this Section 10.11);

(h) the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries and their respective future, current or former directors, officers, managers, employees, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) (including management and/or employee benefit plans or agreements, equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower;

(i) the payment of customary fees, compensation and reasonable out-of-pocket costs and expenses to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j) transactions pursuant to permitted agreements in existence on the Restatement Agreement Effective Date and set forth on Schedule 10.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the interests of the Lenders in any material respect as compared to the applicable agreement in effect on the Restatement Agreement Effective Date (as determined in the good-faith judgment of the Borrower);

(k) Restricted Payments permitted under Section 10.6, and Investments permitted under Section 10.5;

(l) [reserved];

(m) any issuance or transfer of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower, as the case may be and the granting and performing of customary registration rights;

(n) the issuance and sale or transfer of any Qualified Capital Stock and any purchase by any Parent Entity of the Borrower of the Qualified Capital Stock of the Borrower; provided that, to the extent required by Section 9.11, any Capital Stock of the Borrower so purchased shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement;

(o) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(p) transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice or industry norm;

(q) any contribution by any Parent Entity or Equityholding Vehicle to the capital of the Borrower;

(r) transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(s) any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or a Joint Venture or similar Person that would constitute an Affiliate transaction solely because the Borrower or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Affiliate, Joint Venture or similar Person or due to the fact that a director of such Joint Venture or similar Person is also a director of the Borrower or any Restricted Subsidiary (or any Parent Entity);

(t) (i) Affiliate purchases of the Loans or Commitments under this Agreement to the extent permitted hereby and the Senior Secured Notes and any other Indebtedness of, the Borrower or of its Restricted Subsidiaries to the extent permitted under the agreement or instrument governing such Indebtedness, the holding of such loans, commitments, Senior Secured Notes and Indebtedness and the payments and other related transactions in respect thereof (including any payment of out of pocket expenses incurred by such Affiliate in connection therewith), (ii) other investments by Permitted Holders in securities or loans of the Borrower or any of the Restricted Subsidiaries (and any payment of out of pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Borrower, and (iii) payments to Permitted Holders in respect of securities or loans of the Borrower or any of their Restricted Subsidiaries contemplated in the foregoing subclause (ii) or that were acquired from Persons other than the Borrower and their Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(u) Affiliate repurchases of the Loans, Commitments, the Senior Secured Notes to the extent permitted under this Agreement and the holding of such Loans, Commitments, the Senior Secured Notes and the payments and other transactions contemplated under this Agreement in respect thereof;

(v) customary transactions effected as part of any Permitted Receivables Financing that are otherwise permitted under this Agreement;

(w) the entering into, and payments by, any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among any such Parent Entity, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries on customary terms; provided that payments by the Borrower and the Restricted Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities;

(x) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 10.11;

(y) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle and employment agreements, equity option plans and other compensatory arrangements with any such employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Borrower in good faith;

(z) (i) Investments by any of the Permitted Holders in securities of any Parent Entity, the Borrower or any Restricted Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the Investment is being offered generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than any Parent Entity, the Borrower or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(aa) pledges of Capital Stock of Unrestricted Subsidiaries;

(bb) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation);

(cc) the existence of, and performance under, customary obligations under the terms of any equityholders agreement, principal investors agreement (including any registration rights or purchase agreement related thereto) to which any Parent Entity, Equityholding Vehicle, the Borrower or any Restricted Subsidiary is a party as of the Restatement Agreement Effective Date (as such agreement may be amended or otherwise modified from time to time) and any similar agreements relating to the Capital Stock of any of the foregoing which the relevant parties may enter into after the Restatement Agreement Effective Date (except to the extent the performance of such obligations is otherwise prohibited under the terms of this Agreement);

(dd) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by the Borrower in good faith;

(ee) intellectual property licenses entered into in the ordinary course of business;

(ff) payments to and from, and transactions with, any Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice or industry norm (including, without limitation, any cash management activities related thereto);

(gg) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(hh) equity repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section 10.6 and any actions by the Borrower and its Restricted Subsidiaries to permit the same; and

(ii) [reserved]

(jj) purchases of the Senior Secured Notes by Affiliates to the extent permitted under the Senior Secured Notes Indenture and the holding of such Senior Secured Notes and the payments and other transactions contemplated under the Senior Secured Notes Indenture in respect thereof.

10.12 Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 11. Guarantee.

11.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, (ii) the Incremental Term Loans and Loans under Incremental Revolving Credit Commitment Increases made by the Incremental Term Lenders or Incremental Revolving Credit Lenders to the Borrower, (iii) the other Term Loans and other Revolving Loans made by any lender thereof, and (iv) the Notes held by each Lender of the Borrower, if any, (2) each Designated Acquisition Swingline Loan and (3) all other Obligations from time to time owing to the Secured Parties by the Borrower or the borrower of any Designated Acquisition Swingline Loan (such obligations under clauses (1) and (2) being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrower or the borrower of any Designated Acquisition Swingline Loan shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 11.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable requirements of law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Lenders or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(v) the release of any other Guarantor pursuant to Section 11.9, 9.10 or otherwise; or

(vi) except for the payment in full of the Guarantor Obligations, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(b) Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 11 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrower or the borrower of Designated Acquisition Swingline Loan, on the one hand, and the Secured Parties, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

11.3 Reinstatement. The obligations of the Guarantors under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Letters of Credit that have been Cash Collateralized or otherwise backstopped, (iii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Banks have been made and (iv) obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the Hedge Banks have been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against the Borrower, as applicable, or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

11.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 12 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 12) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 12 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.

11.6 Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment (and not of collection), and shall apply to all Guarantor Obligations whenever arising.

11.7 [Reserved].

11.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 11.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

11.9 Release of Guarantors. A Guarantor shall be automatically released from its obligations hereunder in the event that such Guarantor shall become an Excluded Subsidiary or that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party, in each case in a transaction permitted by this Agreement; provided that the release of any Guarantor from its obligations under the Loan Documents solely as a result of such Guarantor becoming an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the primary purpose of release the Guarantee of such Guarantor. In connection with any such release of a Guarantor, provided that the Borrower shall have provided the Administrative Agent with such confirmation or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements and other documents that the Borrower shall reasonably request to evidence such release.

11.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

11.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

12.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue (i) for five or more Business Days, in the payment when due of any interest on the Loans or (ii) for five or more Business Days, in the payment when due of any fees or any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 11.1(a) or clause 11.1(b)(ii)); or

12.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects); or

12.3 Covenants. Any Loan Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (with respect to the existence of the Borrower only) or Section 10; provided that with respect to Section 10.10, (i) an Event of Default (a “Financial Performance Covenant Event of Default”) shall not occur until the expiration of the 15th Business Day subsequent to the date the certificate calculating compliance with Section 10.10 as of the last day of any fiscal quarter is required to be delivered pursuant to Section 9.1(d) (without giving pro forma effect to any grace period for such delivery) with respect to such fiscal quarter or fiscal year, as applicable, and (ii) any default under Section 10.10 shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Revolving Credit Loans (if any) have been accelerated, and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1, Section 12.2 and clause (a) of this Section 12.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

12.4 Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any required payment with respect to any Indebtedness (other than any Indebtedness described in Section 12.1) in excess of the greater of (x) $30,000,000 and 10% of Consolidated EBITDA beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) fail to observe or perform any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (i) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (ii) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition (including as a result of Recovery Event) of the property or assets securing such Indebtedness), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that such failure remains unremedied or has not been waived (including in the form of an amendment) by the holders of such Indebtedness or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof other than by (x) a regularly scheduled required prepayment or (y) as a mandatory prepayment or redemption; provided that this clause (b) shall not apply to (A) Indebtedness outstanding under any Hedging Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedging Agreements, (B) secured Indebtedness that becomes due as a result of a Disposition or a Recovery Event with respect to the property or assets securing such Indebtedness or (C) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms; or

12.5 Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or the Borrower or any Specified Subsidiary commences any other case, proceeding or action under any other Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary under any other Debtor Relief Law any such case, proceeding or action that remains undismissed for a period of 60 days or as otherwise contemplated under such Debtor Relief Law; or any order of relief or other order approving any such case, proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or

12.6 ERISA. (i) With respect to any Pension Plan, the failure by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate to satisfy the minimum funding standard required for any plan year or part thereof, whether or not waived, under Section 412 of the Code; with respect to any Multiemployer Plan, the failure to make any required contribution or payment; a determination that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; any Pension Plan is or shall have been terminated or is the subject of termination proceedings by the PBGC under Title IV of ERISA (including the giving of written notice thereof); a determination that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; with respect to any Multiemployer Plan, notification by the administrator of such Multiemployer Plan that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; the PBGC provides written notice of its intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in a manner that results in a liability under Title IV of ERISA to the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate; an event shall have occurred or a condition shall exist entitling the PBGC to provide written notice of its intent to terminate any Pension Plan; the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Pension Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 or 4212(c) of ERISA or Section 4971 or 4975 of the Code (including the receipt by the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of written notice thereof); any termination of a Foreign Plan has occurred that gives rise to liability for the Borrower or any Restricted Subsidiary; or any non-compliance with the funding requirements under Applicable Law for any Foreign Plan has occurred; (ii) there could result from any event or events set forth in clause (i) of this Section 12.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (iii) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

12.7 Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantees; or

12.8 Security Document. Any material provision in any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x)(i) any lack of full force and effect or enforceability or such loss of perfection or priority results from the Administrative Agent no longer having possession of certificates actually delivered to it representing securities pledged under any Security Agreement or from a UCC financing statement having lapsed because a UCC continuation statement was not filed in a timely manner or (ii) such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) that the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) where the Fair Market Value of assets affected thereby does not exceed the greater of $63,000,000 and 22.0% of Consolidated EBITDA determined on a pro forma basis as of the most recently ended Test Period; or

12.9 Judgments. One or more judgments or decrees shall be entered against Borrower or any of the Restricted Subsidiaries for the payment of money in an aggregate amount in excess of the greater of (x) $30, 000,000 and 10% of Consolidated EBITDA for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

12.10 Change of Control. A Change of Control shall occur;

if any Event of Default shall be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any of the following actions: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) require that the Letter of Credit Obligations be Cash Collateralized as provided in Section 3.8(b) and (iii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that (A) [reserved]

(B) if an Event of Default specified in Section 12.5 with respect to the Borrower shall occur, no written notice by the Administrative Agent shall be required and the Commitments shall automatically terminate and all amounts in respect of all Loans and all Obligations shall automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower).

Notwithstanding the foregoing, during any period during which solely a Financial Performance Covenant Event of Default have occurred and are continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Credit Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Credit Lenders (versus the Lenders), the Revolving Credit Commitments (versus the Commitments), the Revolving Credit Loans (versus the Loans) and the Letters of Credit.

12.11 Borrower’s Right to Cure.

(a) Financial Performance Covenant. Notwithstanding anything to the contrary contained in this Section 12, in the event that the Borrower reasonably expects to fail (or has failed) to comply with the requirements of the Financial Performance Covenant as of the end of any Test Period, at any time during the last fiscal quarter of such Test Period through and until the expiration of the 15th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 9.1(a) or Section 9.1(b) with respect to such fiscal quarter (the “Cure Deadline”), the Borrower (or any Parent Entity thereof) shall have the right to issue Capital Stock (other than Disqualified Capital Stock) for cash or otherwise receive cash contributions to the Capital Stock (other than Disqualified Capital Stock) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right; provided such Cure Amount is received by the Borrower on or before the applicable Cure Deadline, compliance with the Financial Performance Covenant for such Test Period shall be recalculated giving pro forma effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter with respect to which such Cure Amount is received by the Borrower and any Test Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Financial Performance Covenant and, subject to clause (c) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount and any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of measuring the Financial Performance Covenant for such Test Period;

(ii) if, after giving pro forma effect to such increase in Consolidated EBITDA, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii) Consolidated First Lien Debt in the Test Period for which the Cure Amount is deemed applied shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated First Lien Debt;

provided that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within five Business Days of the receipt of the Cure Amounts.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be no more than two fiscal quarters with respect to which the Cure Right is exercised, (ii) there shall be no more than five exercises of Cure Right in the aggregate, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant as of the end of such fiscal quarter (such amount, the “Necessary Cure Amount”); provided that, if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining the Applicable Margin, any baskets, with respect to the covenants contained in the Loan Documents, any “Incurrence” based financial ratio or the usage of the Available Amount or the Available Equity Amount and (v) no borrowing shall be made under the Revolving Credit Facilities (or Letters of Credit issued, increased or extended) following a breach of the Financial Performance Covenant until the Cure Amount has actually been received by the Borrower.

(c) Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents, the Available Amount or the Available Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive the cash proceeds of the Cure Amount, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

12.12 Application of Proceeds.

If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 12, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a) First, to the payment to the Administrative Agent of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code) (or any equivalent law in any foreign jurisdiction)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, for application by it pro rata to (i) repay the Designated Acquisition Swingline Lender for any then outstanding Designated Acquisition Swingline Loans to the extent Revolving Credit Lenders have not funded their obligations to acquire participations therein, (ii) cure any Lender Default that has occurred and is continuing at such time and (iii) repay the Issuing Lenders for any amounts not paid by Letter of Credit Participation pursuant to Section 3.3;

(c) Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements, Qualified Hedging Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and

(d) Fourth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized or (to the reasonable satisfaction of the applicable Issuing Lender) rolled into another credit facility) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 13. The Administrative Agent.

13.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints JPMorgan (together with any successor Administrative Agent pursuant to Section 13.11) as Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) Each Lender hereby appoints JPMorgan (together with any successor Administrative Agent pursuant to Section 13.11) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (ii) exercise such powers as are reasonably incidental thereto. For purposes of the exculpatory, liability-limiting, indemnification and other similar provisions of this Section 13, references to the “Administrative Agent” shall be deemed to include the Administrative Agent in its capacity as such. Each Lender hereby appoints the Administrative Agent to enter into, and sign for and on behalf of the Lenders as Secured Parties, the Security Documents for the benefit of the Lenders and the Secured Parties.

(c) [Reserved].

(d) Each Lead Arranger and each Joint Bookrunner, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13. The Co-Syndication Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.

(e) [Reserved].

13.2 Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the applicable Lenders (except to the limited extent provided in Section 2.5(f)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to such Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against such Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

13.3 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) or the Required Revolving Credit Lenders in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

13.4 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, or through their respective Related Parties, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

13.5 Exculpatory Provisions. The Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not (a) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including, for the avoidance of doubt, any action taken by it in good faith in connection with the entry into, or any amendment of, or any action taken in connection with, any Customary Intercreditor Agreement contemplated by the terms hereof (except for its or such Person’s own gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction), (b) be responsible for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate, report, statement, agreement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) the creation, perfection priority of any Lien purported to be created by the Loan Documents, (iv) any failure of the Borrower, any Guarantor or any other Loan Party to perform its obligations hereunder or thereunder or the occurrence of any Default or (v) the value or the sufficiency of any Collateral, (c) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (d) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay or any other stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (e) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity. No Administrative Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower. No Administrative Agent shall have responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

13.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

13.7 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the Lenders and the Administrative Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

13.8 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to each Administrative Agent that it has, independently and without reliance upon such Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Administrative Agent hereunder, no Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.9 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent required to be reimbursed by the Borrower and not so reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 13.9 shall survive the payment of the Loans and all other amounts payable hereunder.

13.10 Agent in Its Individual Capacity. Each of JPMorgan and its Affiliates may make loans to, and accept deposits from, and generally engage in any kind of business with the Borrower, any Guarantor and any other Loan Party as though JPMorgan was not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, JPMorgan shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include JPMorgan in its individual capacity.

13.11 Successor Agent. The Administrative Agent may resign as an Administrative Agent upon 30 days’ prior written notice to the Lenders, the Issuing Lender and the Borrower. If the Administrative Agent becomes a Defaulting Lender or is in material breach of its obligations under the Loan Documents as the Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Required Lenders. If the Administrative Agent shall resign or be removed as the Administrative Agent under this Agreement and the other Loan Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor for the Lenders within 30 days, or (b) in the case of a resignation, the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent selected from among the Lenders. In either case, the successor shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing), whereupon such successor shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans. If no successor has accepted appointment as Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s and/or Administrative Agent’s notice of resignation, as the case may be, (x) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above and (y) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective at such time as a successor Administrative Agent shall have been appointed, and such successor Administrative Agent shall have accepted such appointment, in accordance with the terms of this Section 13.11 and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary, appropriate, or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. After any retiring or removed Administrative Agent’s and/or the Administrative Agent’s resignation or removal as an Administrative Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.

Any resignation or replacement by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation or replacement as Issuing Lender and Designated Acquisition Swingline Lender. If JPMorgan resigns or is replaced as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or replacement as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unpaid Drawings pursuant to Sections 3.3 and 3.4. At the time such resignation or replacement shall become effective, the Borrower shall pay to JPMorgan all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). After such resignation or replacement, JPMorgan shall not be required to issue additional Letters of Credit or amend or renew existing Letters of Credit. Upon the appointment by the Borrower of a successor Issuing Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMorgan to effectively assume the obligations of JPMorgan with respect to such Letters of Credit. Any resignation by JPMorgan as Administrative Agent pursuant to this Section 13.11 shall also constitute its resignation as Designated Acquisition Swingline Lender. If JPMorgan so resigns as a Designated Acquisition Swingline Lender, it shall retain all the rights, powers, privileges and duties of a Designated Acquisition Swingline Lender hereunder with respect to all Designated Acquisition Swingline Loans outstanding as of the effective date of its resignation as Designated Acquisition Swingline Lender, including the right to require the Lenders to make

Refunded Designated Acquisition Swingline Loans or fund risk participations in the Outstanding Amount of Designated Acquisition Swingline Loans pursuant to Section 2.19(b). Upon the appointment by the Borrower of a successor Designated Acquisition Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Designated Acquisition Swingline Lender, (b) the retiring Designated Acquisition Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Designated Acquisition Swingline Lender shall issue Designated Acquisition Swingline loans in substitution for the Designated Acquisition Swingline Loans, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the applicable Designated Acquisition Swingline Lender that issued such outstanding Designated Acquisition Swingline Loans to effectively assume the obligations of the applicable Designated Acquisition Swingline Lender that issued such outstanding Designated Acquisition Swingline Loans with respect to such Designated Acquisition Swingline Loans.

13.12 Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Loan Parties under Section 5.4, if the United States Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. The agreements in this Section 13.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be entitled to set off any amounts owing to it under this Section 13.12 against any amounts otherwise payable to the applicable Lender.

13.13 Duties as Administrative Agent and as Paying Agent. Without limiting the generality of Section 13.1 above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders each Hedge Bank and each Cash Management Bank), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 12.5 or any other proceedings under any other Debtor Relief Laws, and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 12.5 or any other proceedings under any other Debtor Relief Laws (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable requirements of law or otherwise, (vii) negotiate the form of any Mortgage and (viii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 14.1 and the terms thereof; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

13.14 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 14.17 without further action or consent by the Lenders.

13.15 Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

Each Lender acknowledges and agrees that the Administrative Agent (or one or more of its Affiliates) may (but are not obligated to) act as the “Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under a Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

13.16 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 13 to the contrary, no Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

13.17 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, fees, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 4.1 and 14.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 14.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, under any other Debtor Relief Laws or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving pro forma effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 14.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

13.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

13.19 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Lender or Secured Party, or any Person (other than any of its Subsidiaries) who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.19 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender, Secured Party or any Person (other than any of its Subsidiaries) who has received funds on behalf of a Lender, Issuing Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) above or on whether or not an Erroneous Payment has been made.

(c) The Administrative Agent, the Lenders and the other Secured Parties hereto agree that irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party, to the rights and interests of such Lender, Issuing Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”); provided that this Section 13.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower or any other Loan Party; provided, further, that for the avoidance of doubt, this clause shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Borrower for the purpose of making such Erroneous Payment.

(d) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(e) The obligations, agreements and waivers of the Administrative Agent, the Lenders and the other Secured Parties under this Section 13.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 14. Miscellaneous.

14.1 Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document (other than the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. Except with respect to any amendment, modification or waiver contemplated in clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments and, except as otherwise set forth in this Agreement, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders and/or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly:

(i) without the written consent of each Lender directly and adversely affected thereby:

(A) reduce or forgive the principal of any Loan (it being understood that a waiver of any condition precedent set forth in Section 6 and 7 or waiver or amendment of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal);

(B) extend the date of any scheduled amortization payment (including any date scheduled for the repayment of any installment of Incremental Term Loans) or the final scheduled maturity date of any Loan (other than as a result of waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default (other than any Default or Event of Default resulting from a failure to make a payment of a scheduled amortization payment) or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any maturity date)); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

(C) reduce the amount of any fee payable hereunder or reduce the stated interest rate applicable to the Loans (it being understood that any change (x) to the definition of “Consolidated First Lien Debt to Consolidated EBITDA Ratio” or (y) in the component definitions thereof shall not constitute a reduction in the rate); provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the “default rate,” (ii) to amend Section 2.8(f) or (iii) to waive any requirement of Section 2.14(b);

(D) extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any Default, Event of Default (other than any Default or Event of Default resulting from a failure to make a payment of any interest or fee payable hereunder) or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees));

(E) extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments without the consent of any other Lender, including the Required Lenders); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

(F) extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(b);

(G) increase the aggregate amount of any Commitment of any Lender (other than (i) with respect to any Incremental Facility to which such Lender has agreed, (ii) as a result of waiving the conditions precedent set forth in Sections 6 and 7 or (iii) as a result of a waiver or amendment of any Default or Event of Default (which shall not constitute an extension or increase of any commitment));

(H) decrease or forgive any Repayment Amount;

(I) amend Sections 2.5, 2.7 or 12.12, in each case, in a manner that would alter the pro rata sharing of payments thereunder;

(J) amend, modify or waive any provision of Section 2.18 or 2.19 without the written consent of the Designated Acquisition Swingline Lender;

(K) (x) subordinate the payment priority of the Obligations or (y) subordinate the Liens granted to the Administrative Agent (for the benefit of the holders of the Obligations) in the Collateral except in the case of clause (x) and (y) (A) any “debtor-in-possession” facility, (B) any Indebtedness that is permitted to be senior in right of payment or security to the Initial Term Loan Facility or (C) any other Indebtedness exchanged for such Borrower’s obligations, so long as all Lenders holding such Borrower’s obligations have been offered a bona fide opportunity to fund or otherwise provide their pro rata share of such Indebtedness on the same terms as offered to all other providers of such Indebtedness; or

(ii) reduce the percentages specified in the definition of the term “Required Revolving Credit Lenders” without the written consent of all Revolving Credit Lenders, or

(iii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or

(iv) amend, modify or waive any provision of Section 13 without the written consent of each affected then-current Administrative Agent, or

(v) amend, modify or waive any provision of Section 2.16 (to the extent applicable to it) or Section 3 (including any Letter of Credit Sub-Commitment Obligation of any applicable Issuing Lender) without the written consent of the applicable Issuing Lender, or

(vi) amend, modify or waive any provisions hereof relating to Designated Acquisition Swingline Loans without the written consent of the Designated Acquisition Swingline Lender, or

(vii) subject to any applicable Customary Intercreditor Agreement, release all or substantially all of the value of the Guarantors under the Guarantees (except as expressly permitted by this Agreement), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents), in each case without the prior written consent of each Lender;

provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower, and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents), so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with (w) any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, (x) the provision of any Incremental Revolving Credit Commitment Increase or any Additional/Replacement Revolving Credit Commitments, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans or (z) changes otherwise to effect the provisions of Section 2.14, 2.15, 2.17 or 10.2(a) and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage as may be necessary or appropriate in the opinion of the Administrative Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 14.6(g)(B) herein.

Notwithstanding the foregoing, only the consent of the Required Revolving Credit Lenders shall be required to (and only the Required Revolving Credit Lenders shall have the ability to) waive, amend, supplement or modify the covenant set forth in Section 10.10 (including any defined terms as they relate thereto).

Notwithstanding the foregoing, the Administrative Agent may, without the consent of any Lender, enter into any amendment to the Security Documents or a Customary Intercreditor Agreement contemplated by Section 10.2(a) or 10.2(u).

To the extent notice has been provided to the Administrative Agent pursuant to the definition of Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness or pursuant to Sections 2.14(c), 10.1(k)(F) or 10.1(s) with respect to the inclusion of any Previously Absent Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 14.1 deemed modified to include such Previously Absent Covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

14.2 Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a) if to the Borrower, or any other Loan Party, to it at:

The Baldwin Insurance Group Holdings, LLC

4010 W. Boy Scout Blvd., Suite 200

Tampa, Florida 33607

Attention: Brad Hale, Chief Financial Officer

Phone No.:

Email:

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Meyer C. Dworkin

Phone No.:

Email:

(b) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(c) if to the Administrative Agent from the Lenders, to;

JPMorgan Chase Bank, N.A.

450 S Orange Avenue, Floor 10

Orlando, FL 32801

Attn: Edyn Hengst

(d) if to JPMorgan, as the Designated Acquisition Swingline Lender, to the address separately provided to the Borrower;

(e) if to a Issuing Lender to it at the address separately provided to the Borrower; and

(f) if to any other Lender, to it at its address (or telecopy number) set forth in its administrative questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.2. Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a notice pursuant to Section 2.6, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 14.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 9.1(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or any of its respective securities for purposes of United States federal securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY OTHER AGENT OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify each Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees (i) to pay or reimburse each of the Administrative Agent, the Lead Arrangers, Joint Bookrunners, the Co-Syndicatoin Agents, the Issuing Lenders, and the Designated Acquisition Swingline Lender for all their reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) associated with the syndication of the Initial Term Loan Facility and the Revolving Credit Facilities, as applicable, and incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (ii) to pay or reimburse each of the Administrative Agent, each Lender, each Issuing Lender, and the Designated Acquisition Swingline Lender for all their reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent, each Lender, each Issuing Lender, and the Designated Acquisition Swingline Lender and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, each Issuing Lender, the Designated Acquisition Swingline Lender each Lead Arranger and each Joint Bookrunner and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or penalties (collectively, “Losses”) of any kind or nature whatsoever and the reasonable and documented and invoiced out-of-pocket expenses, joint or several, to which any such Indemnified Party may become subject, in each case to the extent of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) (regardless of whether such Indemnified Party is a party thereto or whether or not such Proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) and, subject to Section 14.5(e), to reimburse each such Indemnified Party promptly for any reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (which in the case of legal fees shall be limited to the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating, responding to or defending any of the foregoing has retained its own counsel, of one other firm of counsel for such affected Indemnified Party)), relating to the Transactions or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or the use of the proceeds of the Loans or Letters of Credit (all the foregoing in this clause (iii), collectively, the “indemnified liabilities”); provided that this clause (iii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or penalties arising from any non-Tax claim; and provided, further, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (b) a material breach of the obligations of such Indemnified Party or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (c) in addition to clause (b) above, in the case of any Proceeding initiated by the Borrower or any Restricted Subsidiary against the relevant Indemnified Party, solely from a breach of the obligations of such Indemnified Party or its Related Parties under the terms of this Agreement or any other Credit Document as determined in a final and non-appealable decision by a court of competent jurisdiction, or (d) any Proceeding brought by any Indemnified Party against any other Indemnified Party that does not involve an act or omission by the Borrower or its Restricted Subsidiaries; provided that each of the Administrative Agent, the Issuing Lenders, the Lead Arrangers and the Joint Bookrunners, in each case to the extent fulfilling their respective roles in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in clause (a), (b) or (c) of the immediately preceding proviso applies to such Person at such time. All amounts payable under this Section 14.5(a) shall be paid within 30 days after receipt by the Borrower of written demand and an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of the Obligations.

(b) No Loan Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification and reimbursement obligations to the Indemnified Parties pursuant to Section 14.5(a)(iii), to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under Section 14.5(a)(iii). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined by a final and non-appealable decision of a court of competent jurisdiction.

(c) No Loan Party shall be liable for any settlement of any Proceeding effected without written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of paragraph (d) below (with “the Borrower” being substituted for “Indemnified Party” in each such clause) shall be deemed reasonable), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, each Loan Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 14.5. If any Person has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 14.5, then the Indemnified Party shall promptly refund such amount.

(d) No Loan Party shall without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

(e) In case any proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnified Party would present it with a conflict of interest or (iii) the Indemnified Party reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnified Party, including situations in which there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Borrower.

14.6 Successors and Assigns; Participations and Assignments; Etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except as set forth in Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 14.6(d)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 14.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom) or (y) if an Event of Default under Section 12.1 or an Event of Default with respect to the Borrower under Section 12.5 has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to (i) any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof and (ii) any such assignment of a Revolving Credit

Loan unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority,

(B) [Reserved];

(C) (i) in the case of Term Loans or Commitments in respect of Term Loans under a Credit Facility, the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to any Purchasing Borrower Party or any Affiliated Lender and (ii) in the case of Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans under Credit Facilities, the Administrative Agent, and each Issuing Lender, and

(D) (i) [Reserved].

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of the applicable Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall not be less than, in the case of Revolving Credit Commitments or Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans, $5,000,000 or, in the case of Initial Term Loan Commitments, Term B-1 Loan Commitments, Term B-2 Loan Commitments, any other Incremental Term Loan Commitments or Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1 or Section 12.5 with respect to the Borrower has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above. For purposes of this Section 14.6, “Trade Date” shall mean the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement;

(B) subject to the terms of Section 14.7(c), the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, including assignments effected pursuant to the provisions of Section 14.7;

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax form required by Section 5.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; and

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (D) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis.

Notwithstanding the foregoing or anything to the contrary set forth herein (i) any assignment of any Loans or Commitments to a Purchasing Borrower Party or an Affiliated Lender shall also be subject to the requirements set forth in Section 14.6(g) and (ii) no natural person may be an Eligible Assignee with respect to any Loans or Commitments.

For the purpose of this Section 14.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is primarily engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 14.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.10, 2.11, 5.4 and 14.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.6(d).

(iv) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Initial Term Loan Commitment, Term B-1 Loan Commitment, Term B-2 Loan Commitment, any other Incremental Term Loan Commitment, Revolving Credit Commitment, and Additional/Replacement Revolving Credit Commitment, and the outstanding balances of its Loans, in each case without giving pro forma effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that (x) it is legally authorized to enter into such Assignment and Acceptance and (y) to the extent that such assignee has received, upon its request, a list of

Disqualified Lenders, it is not a Disqualified Lender or an Affiliate of a Disqualified Lender; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) and any payment made by the applicable Issuing Lender under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by (x) the Borrower, each Issuing Lender and the Administrative Agent and (y) any Lender (solely with respect to its own outstanding Loans and Commitments), in each case, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and any tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 14.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Loan Documents, except, in the case of Section 2.10, 2.11, 3.5 or 5.4, where (A) the increase or change results from a change in any Applicable Law after the SPV becomes an SPV and the assigning Lender notifies the Borrower in writing of such increase or change no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the grant was made with the Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document and the receipt of any notices provided by the Administrative Agent and the Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Borrower shall, at the request of any such assigning Lender, execute and deliver to such Person as such assigning Lender may designate, a Note, substantially in the form of Exhibit F-1, F-2 or F-3, in the amount of such assigning Lender’s original Note to evidence the Loans of such assigning Lender and related SPV.

(d) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more Eligible Assignees (but in any event, not to any Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to the Lenders)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 2.10, 2.11, 5.4 and 14.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.6(b); provided that the documentation required under Section 5.4(d), (e) and (g) shall be delivered to the participating Lender. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the entitlement to a greater payment resulted from a change in any Applicable Law after the Participant became a Participant or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Borrower solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such Participant in any Obligation, in any Commitment and in any right to receive any interest or principal payment hereunder (such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation or Commitment) to any Person except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat the Person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at such Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(f) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any Affiliated Lender in accordance with Section 14.6(b) (which assignment, if to a Purchasing Borrower Party, will not, except for purposes of making the calculations set forth in Section 5.2(a)(i), constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(A) with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(B) with respect to any such assignment to a Purchasing Borrower Party, either (x) such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, pursuant to procedures to be reasonably agreed between the Administrative Agent and the Borrower or (y) such assignment shall be effected pursuant to an open market purchase;

(C) the assigning Lender and Purchasing Borrower Party or Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(D) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party or any Non-Debt Fund Affiliate;

(E) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(F) no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans (or any other revolving credit facility that is effective in reliance on Section 10.1(a) or Section 10.1(u)) to purchase any Term Loans;

(G) no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 14.6(g) if, after giving pro forma effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 30.0% of the Term Loans of all Classes then outstanding (determined as of the time of such purchase); and

(H) any purchases or assignments of Loans by a Purchasing Borrower Party or a Non-Debt Fund Affiliate made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 14.6(g) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as a Purchasing Borrower Party or an Affiliated Lender, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments.

(ii) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, the Administrative Agent or any Lender or any communication by or among the Administrative Agent, the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2, 3, 4 and 5 of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents or to challenge such Agent’s attorney-client privilege.

(iii) By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under the Bankruptcy Code or other applicable Debtor Relief Law is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization or liquidation or similar dispositive restructuring plan of such Loan Party shall not be counted and shall be deemed disqualified, designated, and/or disallowed pursuant to Section 1126(e) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii);

(iv) Any Lender may assign all or a portion of the Term Loans of any Class (but not any Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments, Extended Revolving Credit Loans or Extended Revolving Credit Commitments) held by it to a Debt Fund Affiliate in accordance with Section 14.6(b).

(h) Notwithstanding anything in Section 14.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Debt Fund Affiliates).

(i) Upon any contribution of Term Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired or extinguished by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement or extinguishment in the Register.

(j) The Administrative Agent shall not (a) be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction or (b) have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by any Purchasing Borrower Party.

14.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(ii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, financial institution or other institutional lender or investor that is an Eligible Assignee; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or such replacement bank, financial institution or other institutional lender or investor shall purchase, at par) all Loans and pay all other amounts (other than any disputed amounts) owing to such replaced Lender hereunder (including, for the avoidance of doubt, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) and under the other Loan Documents prior to the date of replacement of such Lender, (D) such replacement bank, financial institution or other institutional lender or investor (if not already a Lender) and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b) If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination, which pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected or each Lender and with respect to which the Required Lenders shall have granted their consent, then, provided no Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations of the Borrower under this

Agreement owing to such Non-Consenting Lender being replaced shall be paid in full (including any applicable premium under Section 5.1(b)) to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and other accrued and unpaid amounts thereon, (iii) the replacement Lender shall consent to the proposed amendment, modification, supplement, waiver, discharge or termination, (iv) all Lenders required to have consented to such proposed amendment, modification, supplement, waiver, discharge or termination (other than Non-Consenting Lenders which are simultaneously replaced) shall have consented thereto, and (v) the assignment of such Non-Consenting Lenders Loans to one or more Eligible Assignees does not otherwise conflict with Applicable Law. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6(a).

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 14.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

14.8 Adjustments; Set-off.

(a) Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in a Letter of Credit Obligations to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender and each Issuing Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Administrative Agent, each Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender and each Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything in this Section 14.8(b) to the contrary, no Lender and no Issuing Lender will exercise, or attempt to exercise, any right of set off, banker’s lien or the like against any deposit account or property of the Borrower or any other credit party held or maintained by such Lender or Issuing Lender, as applicable, in each case to the extent the deposits or other proceeds of such exercise, or attempt to exercise, any right of set off, banker’s lien or the like are, or are intended to be or are otherwise are held out to be applied to the Obligations hereunder or otherwise secured by the Collateral, without the prior written consent of the Administrative Agent.

14.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Administrative Agent, the Issuing Lenders and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Administrative Agent, the Issuing Lenders or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

14.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Administrative Agent, any Lead Arranger, any Joint Bookrunner or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Administrative Agent and the Lenders, on one hand, and the Borrower on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no Joint Venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

14.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH ISSUING LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16 Confidentiality. The Administrative Agent, each Issuing Lender, Designated Acquisition Swingline Lender and each Lender shall hold all non-public information furnished by or on behalf of the Borrower and its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, such Agent, Designated Acquisition Swingline Lender or such Issuing Lender pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process or otherwise as required by Applicable Law based on the reasonable advice of counsel, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii) above, the relevant Person is advised of and agrees to be bound by the provisions of this Section 14.16 or other provisions at least as restrictive as this Section 14.16, (c) to such Lender’s or such Agent’s or such Designated Acquisition Swingline Lender’s or the Issuing Lender’s trustees, attorneys, professional advisors or independent auditors or Related Parties, in each case who need to know such information in connection with the administration of the Loan Documents and are informed of the confidential nature of such information or are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (and to the extent a person’s compliance is within the control of an Agent, Issuing Lender or Lender, such Agent, Issuing Lender or Lender will be responsible for such compliance), (d) with the written consent of the Borrower, (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 14.16, (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source that is not subject to these confidentiality provisions or (iii) to the extent such information is independently developed by such Agent, Designated Acquisition Swingline Lender, Lender, Issuing Lender, or Affiliate without the use of confidential information in breach of this Section 14.16 or (f) for purposes of establishing a “due diligence” defense; provided that unless specifically prohibited by Applicable Law or court order, each Lender, each Agent, each Designated Acquisition Swingline Lender and each Issuing Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an audit or examination of the financial condition of such Lender, such Agent, such Designated Acquisition Swingline Lender or the Issuing Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that, in no event shall any Lender, the Administrative Agent, any Designated Acquisition Swingline Lender or any Issuing Lender be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender, each Agent, each Designated Acquisition Swingline Lender and the Issuing Lender agrees that it will not provide to prospective Transferees, pledgees referred to in Section 14.16(e) or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 14.16. The confidentiality provisions contained herein shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section 14.16.

14.17 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition (including any disposition by means of a distribution or Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the provisions of this Agreement), (vi) as required by the Administrative Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets (other than pursuant to clause (c) of the definition thereof). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (including in connection with any designation of an Unrestricted Subsidiary), (it being understood that no Guarantor shall be released from its Guarantee in connection with a de minimis transfer of Capital Stock in such Guarantor if there is no bona fide business purpose for such transfer of Capital Stock and/or such transfer of Capital Stock is intended solely to obtain a release of the Guarantee, in each case as determined in good faith by the Borrower). The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations for which arrangements acceptable to the applicable Hedge Banks or Cash Management Banks have been made in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not

Cash Collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Lender, upon request of the Borrower, the Administrative Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of or in connection with the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to give effect to (by means of an acknowledgment reasonably satisfactory to the Administrative Agent), or to subordinate the Lien on any Collateral to, any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clauses (c) and (f) of Section 10.2), (f), (l), (m), (n), (o), (q), (r), (s), (v), (w), (x), (y), (aa), (ff) and clauses (d), (e), (f), (g), (i) and (n) of the definition of “Permitted Liens.” In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements, in each case to the extent consistent with the provisions of Section 13.15.

(d) Notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and/or appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Loan Parties’ assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a case or proceeding under any Debtor Relief Law, enter into a settlement agreement on behalf of all Lenders.

14.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower and each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Party, which information includes the name and address of the Borrower and each Loan Party and other information that will allow such Lender to identify the Borrower and Loan Parties in accordance with the PATRIOT Act.

14.19 [Reserved].

14.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

14.21 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

14.22 [Reserved].

14.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 14.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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